Form 10-K, Exhibit 13
period 2000-09-30
TROY FINANCIAL CORP
filed 2000-12-29
CIK 1075046

Exhibit 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

GENERAL

Troy Financial Corporation (the "Company") was formed in December 1998 to acquire all of the capital stock of The Troy Savings Bank (the "Savings Bank") upon the Savings Bank's conversion from a New York-chartered mutual savings bank to a New York-chartered stock savings bank. As part of that conversion on March 31, 1999, the Company completed its initial public offering of stock, issuing 12,139,021 shares of common stock, par value $.0001 per share ("Common Stock") including 408,446 shares contributed to The Troy Savings Bank Community Foundation (the "Foundation"). The Company sold 11,730,575 shares of Common Stock at a price of $10 per share through a subscription offering to certain depositors of the Savings Bank. Net proceeds to the Company from the offering were $113.7 million after conversion and offering costs. The Company invested approximately $57 million of the net proceeds as capital of the Savings Bank, and the Company used $9.6 million of the net proceeds from the conversion to fund a loan to the Savings Bank's employee stock ownership plan (the "ESOP") which allowed the ESOP to purchase 971,122 shares of Common Stock in the open market. The Company's Common Stock is traded on the NASDAQ Stock Market National Market Tier under the symbol "TRYF". During fiscal 2000, the Company established a commercial bank subsidiary, The Troy Commercial Bank (the "Commercial Bank"). The Commercial Bank provides banking and financing services to municipalities. As of September 30, 2000, the Commercial Bank had generated $3.2 million in municipal deposits.

The consolidated financial condition and operating results of the Company are primarily dependent upon the Savings Bank and its subsidiaries, and to a lesser extent the Commercial Bank, and all references to the Company prior to March 31, 1999, except where otherwise indicated, are to the Savings Bank.

The Company is a community based, full-service financial services company offering a wide variety of business, retail, and municipal banking products, as well as a full range of trust, insurance, and investment services. The Company's primary sources of funds are deposits and borrowings, which it uses to originate real estate mortgages, both residential and commercial, commercial business loans, and consumer loans throughout its primary market area which consists of the six New York counties of Albany, Saratoga, Schenectady, Warren, Washington, and Rensselaer (Troy).

The  Company's  profitability,  like  that of many  financial  institutions,  is dependent to a large extent upon its net interest income, which is the difference between the interest it receives on earning assets, such as loans and securities, and the interest it pays on interest bearing liabilities, principally deposits and borrowings.

Results of operations are also affected by the provision for loan losses, non-interest expenses such as salaries and employee benefits, occupancy and other operating expenses, and to a lesser extent, non-interest income such as trust service fees, loan servicing fees and service charges on deposit accounts. Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences and levels of personal income and savings in the Company's primary market area.

On November 10, 2000, the Company completed the acquisition of Catskill Financial Corporation ("Catskill") in a cash transaction for $23.00 per share, for a total transaction value of approximately $90.0 million. The seven former offices of Catskill Savings Bank are now open as full-service offices of the Savings Bank. The combined regional bank has total assets of approximately $1.2 billion, deposits of $780 million and 21 full-service offices located in eight New York counties throughout New York State's Capital and Catskill regions. In accordance with the purchase method of accounting for business combinations, the assets acquired and liabilities assumed were recorded by the Company at their estimated fair value. Related operating results will be included in the Company's consolidated financial statements from the date of acquisition.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

The Company's total assets were $922.0 million at September 30, 2000, an increase of $6.9 million, or .8% from the $915.1 million at September 30, 1999. The $6.9 million increase was principally due to a $31.8 million increase in loans, partially offset by a $14.1 million decrease in securities available for sale and a $12.1 million decrease in cash and cash equivalents. Asset generation was funded primarily by an increase in borrowings of $29.9 million, which partially offset a decrease in deposits of $7.4 million. In addition, borrowings were used for stock repurchases which totaled approximately $21.0 million.

Cash and cash equivalents were $23.8 million at September 30, 2000, a decrease of $12.1 million from the $35.9 million at September 30, 1999. The decrease was principally due to a $21.6 million reduction in excess cash reserves held in anticipation of Year 2000 liquidity needs, partially offset by a $9.4 million increase in federal funds sold.

The Company's securities available for sale portfolio was $266.8 million at September 30, 2000, a decrease of $14.1 million, or 5.0% compared to the $280.9 million as of September 30, 1999. The decrease in securities was principally due to the use of funds from repayments and maturities for the continued growth in the loan portfolio, as well as the repurchase of common stock.

Total loans receivable were $598.7 million as of September 30, 2000, an increase of $31.8 million or 5.6% over the $566.9 million as of September 30, 1999.
Commercial real estate loans increased $16.6 million to $233.3 million at September 30, 2000 or 39.0% of total loans, from $216.7 million at September 30, 1999, or 38.2% of total loans. Commercial business loans increased $20.9 million to $87.2 million or 14.6% of total loans at September 30, 2000, up from $66.3 million, or 11.7% of total loans at September 30, 1999. The increase in commercial real estate loans and commercial business loans is consistent with the Company's strategy to increase these loan portfolios as part of its emphasis on commercial banking activities. Construction loans decreased $6.5 million to $7.3 million, or 1.2% of total loans. The decrease in construction loans was primarily due to loans that have reached the end of their contract terms and have transferred to a commercial real estate loan as well as a decline in new project financing. Residential real estate loans increased $5.2 million to $227.0 million or 37.9% of total loans at September 30, 2000, up from $221.7 million, or 39.1% at September 30, 1999. The increase in residential real estate loans is primarily in home equity loans. The consumer loan portfolio decreased $4.5 million from $48.9 million, or 8.6% of total loans at September 30, 1999, to $44.3 million, or 7.4% of total loans at September 30, 2000. The decrease in the consumer loan portfolio was principally the result of loan runoff from direct mail marketing programs implemented in 1998 and 1999, in excess of the new loans generated by direct mail marketing program implemented in 2000.

LOAN PORTFOLIO COMPOSITION
(Dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30,                        2000                1999                1998                1997               1996
------------------------------------------------------------------------------------------------------------------------------------
                                            PERCENT             PERCENT             PERCENT             PERCENT            PERCENT
                                              OF                  OF                  OF                  OF                 OF
                                  AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT     TOTAL    AMOUNT    TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Real estate loans:
   Residential mortgage            $226,961    37.91%  $221,721    39.11%  $202,511    43.50%  $214,638    45.23%  $204,879   44.92%
   Commercial                       233,334    38.97    216,700    38.22    166,186    35.69    184,561    38.89    191,624   42.01
   Construction                       7,300     1.22     13,761     2.43     10,052     2.16     15,508     3.27     12,999    2.85
------------------------------------------------------------------------------------------------------------------------------------
      Total real estate loans       467,595    78.10    452,182    79.76    378,749    81.35    414,707    87.39    409,502   89.78
------------------------------------------------------------------------------------------------------------------------------------
Commercial business loans            87,167    14.56     66,274    11.69     45,156     9.70     29,961     6.31     24,762    5.43
------------------------------------------------------------------------------------------------------------------------------------
Consumer loans:
   Home equity lines of credit        5,019     0.84      6,776     1.20      8,575     1.84      9,883     2.08      9,387    2.06
   Other consumer                    39,320     6.56     42,081     7.42     33,445     7.18     20,539     4.33     13,159    2.88
------------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans           44,339     7.40     48,857     8.62     42,020     9.02     30,422     6.41     22,546    4.94
------------------------------------------------------------------------------------------------------------------------------------
   Gross loans                      599,101             567,313             465,925             475,090             456,810
Net deferred loan fees and
   costs and unearned discount         (364)   -0.06       (407)   -0.07       (344)   -0.07       (501)   -0.11       (684)  -0.15
------------------------------------------------------------------------------------------------------------------------------------
      Total loans                   598,737   100.00%   566,906   100.00%   465,581   100.00%   474,589   100.00%   456,126  100.00%
Allowance for loan losses           (11,891)            (10,764)             (8,260)             (6,429)             (4,304)
------------------------------------------------------------------------------------------------------------------------------------
    Total loans receivable, net    $586,846            $556,142            $457,321            $468,160            $451,822
------------------------------------------------------------------------------------------------------------------------------------

Non-performing assets at September 30, 2000 were $6.9 million, or .75% of total assets, compared to $9.7 million, or 1.06% of total assets at September 30, 1999. The $2.8 million decrease in non-performing assets at September 30, 2000 as compared to September 30, 1999 was attributable primarily to the repayment during fiscal 2000 of three commercial real estate loans and the foreclosure of another commercial real estate loan which was transferred to other real estate owned and sold, partially offset by the addition of three other commercial real estate loans. Other real estate owned decreased by $572,000, principally from a decrease of $796,000 from the sale of a commercial real estate property, partially offset by an increase of $164,000 in foreclosed residential real estate.

NON-PERFORMING ASSETS
(Dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30,                                                              2000        1999        1998        1997        1996
------------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans:
Real estate loans:
   Residential mortgage                                                     $ 2,424     $ 2,707     $ 2,900     $ 2,598     $ 3,418
   Commercial mortgage                                                        2,829       4,210       6,327       3,438       6,613
   Construction                                                                   -           -           -         350         516
------------------------------------------------------------------------------------------------------------------------------------
      Total real estate loans                                                 5,253       6,917       9,227       6,386      10,547

   Commercial business loans                                                    103          10          31          33         105
   Home equity lines of credit                                                   84          58         259           -           -
   Other consumer loans                                                         160         282          50          40          17
------------------------------------------------------------------------------------------------------------------------------------
      Total non-accrual loans                                                 5,600       7,267       9,567       6,459      10,669

Troubled debt restructurings                                                     53         616       2,081       2,256       1,810
------------------------------------------------------------------------------------------------------------------------------------
      Total non-performing loans                                              5,653       7,883      11,648       8,715      12,479
------------------------------------------------------------------------------------------------------------------------------------
Other real estate owned:
   Residential real estate                                                      240          76         345         589         622
   Commercial real estate                                                     1,033       1,769       1,527       2,101       1,903
------------------------------------------------------------------------------------------------------------------------------------
      Total other real estate owned                                           1,273       1,845       1,872       2,690       2,525
------------------------------------------------------------------------------------------------------------------------------------
      Total non-performing assets                                           $ 6,926     $ 9,728     $13,520     $11,405     $15,004
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                                   $11,891     $10,764     $ 8,260     $ 6,429     $ 4,304
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percentage of non-performing loans            210.35%     136.55%      70.91%      73.77%      34.49%
------------------------------------------------------------------------------------------------------------------------------------
Non-performing loans as a percentage of total loans                            0.94%       1.39%       2.50%       1.84%       2.74%
------------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of total assets                          0.75%       1.06%       1.89%       1.72%       2.28%
------------------------------------------------------------------------------------------------------------------------------------

The allowance for loan losses is established through a provision for loan losses charged to earnings based on the Company's evaluation of risks inherent in its entire loan portfolio. Such evaluation, which includes a review of all known loans for which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect borrowers' ability to repay, prevailing economic conditions and trends and other factors that warrant recognition in providing for an adequate allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEARS ENDED SEPTEMBER 30,                             2000          1999          1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Total loans outstanding (at end of period)                       $ 598,737     $ 566,906     $ 465,581     $ 474,589     $ 456,126
------------------------------------------------------------------------------------------------------------------------------------
Average total loans outstanding                                  $ 594,570     $ 505,489     $ 467,406     $ 471,779     $ 432,569
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year                   $  10,764     $   8,260     $   6,429     $   4,304     $   4,297
------------------------------------------------------------------------------------------------------------------------------------
Loan charge-offs:
   Residential real estate                                            (412)         (362)         (521)         (320)         (578)
   Commercial real estate                                             (550)         (252)       (1,612)       (1,286)         (165)
   Construction real estate                                           (375)            -          (130)         (140)         (401)
   Commercial business                                                 (40)          (75)          (51)         (110)          (17)
   Home equity lines of credit                                           -             -             -             -             -
   Other consumer loans                                               (565)         (306)         (132)          (34)           (8)
------------------------------------------------------------------------------------------------------------------------------------
      Total charge-offs                                             (1,942)         (995)       (2,446)       (1,890)       (1,169)
------------------------------------------------------------------------------------------------------------------------------------
Loan recoveries:
   Residential real estate                                              84            40           147            80            92
   Commercial real estate                                              155           176            57            13            83
   Construction real estate                                            219            13             -             -            58
   Commercial business                                                   6             8             4            12             9
   Home equity lines of credit                                           -             -             -             -             1
   Other consumer loans                                                 42            12            19            10             5
------------------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                                 506           249           227           115           248
------------------------------------------------------------------------------------------------------------------------------------
Loan charge-offs (net of recoveries)                                (1,436)         (746)       (2,219)       (1,775)         (921)
Provision charged to operations                                      2,563         3,250         4,050         3,900           928
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                         $  11,891     $  10,764     $   8,260     $   6,429     $   4,304
------------------------------------------------------------------------------------------------------------------------------------

Ratio of net charge-offs during the year
   to average loans outstanding during the year                       0.24%         0.15%         0.48%         0.38%         0.21%
Allowance as a percentage of non-performing loans                   210.35%       136.55%        70.91%        73.77%        34.49%
Allowance as a percentage of total loans (end of year)                1.99%         1.90%         1.77%         1.35%         0.94%

While the Company uses available information to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in estimating an adequate level for the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowance for loan losses or writedowns of other real estate owned based on their judgements about information available to them at the time of their examination, which may not be currently available to management. Management believes the Company's allowance for loan losses is adequate at September 30, 2000; however, future adjustments could be necessary and the Company's results of operations could be adversely affected if circumstances differ substantially from the assumptions used in the determination of the allowance for loan losses.

ANALYSIS OF NET INTEREST INCOME

The Company's earnings are dependent largely on its net interest income, which is the difference between the amount that the Company receives from its interest earning assets and the amount that the Company pays out on its interest bearing liabilities.

Average Balance Sheet. The following table sets forth certain information relating to the Company's interest earning assets and interest bearing liabilities for the periods indicated. The yields and rates were derived by dividing tax equivalent interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Statutory tax rates were used to calculate tax exempt income on a tax equivalent basis. Average balances were computed based on average daily balances. The yields on loans include net deferred fees and costs and discounts which are considered yield adjustments. Non-accruing loans have been included in loan balances. The yield on securities available for sale is computed based on amortized cost.

====================================================================================================================================
FOR THE YEARS ENDED SEPTEMBER 30,                   2000                            1999                          1998
------------------------------------------------------------------------------------------------------------------------------------
                                                             AVERAGE                         AVERAGE                        AVERAGE
                                         AVERAGE              YIELD/     AVERAGE              YIELD/    AVERAGE              YIELD/
                                         BALANCE  INTEREST     RATE      BALANCE  INTEREST     RATE     BALANCE  INTEREST     RATE
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Total loans                             $594,570   $46,297     7.79%    $505,489   $39,523     7.82%   $467,406   $38,315     8.20%
Loans held for sale                        2,265       183     8.08%       5,803       406     6.99%      6,829       527     7.72%
Investment securities
   held to maturity                        2,426       193     7.96%       2,826       222     7.86%      3,753       300     7.99%
Securities available for sale:
   Taxable                               111,330     7,316     6.57%     132,689     7,108     5.36%     69,171     4,121     5.96%
   Tax-exempt                             71,442     4,509     6.31%      58,020     3,407     5.87%     55,996     3,286     5.87%
------------------------------------------------------------------------------------------------------------------------------------
      Total securities
         available for sale              182,772    11,825     6.47%     190,709    10,515     5.51%    125,167     7,407     5.92%
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and
   other short-term investments           11,903       704     5.91%      46,745     2,371     5.07%     45,631     2,553     5.59%
------------------------------------------------------------------------------------------------------------------------------------
      Total earning assets               793,936    59,202     7.46%     751,572    53,037     7.06%    648,786    49,102     7.57%
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                (11,379)                         (9,702)                        (6,725)
Cash and due from banks                   18,758                          16,898                         10,782
Other non-earning assets                  29,639                          35,653                         25,311
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                      $842,333                        $794,421                       $678,154
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Deposits:
   NOW and Super N.O.W. accounts        $ 88,010   $ 1,943     2.21%    $ 80,596   $ 1,758     2.18%   $ 77,010   $ 1,696     2.20%
   Money market deposit accounts          20,880       649     3.11%      18,500       555     3.00%     13,995       431     3.08%
   Savings accounts                      184,463     5,241     2.84%     195,558     5,581     2.85%    195,177     6,451     3.31%
   Time deposit accounts                 217,912    10,857     4.98%     243,978    12,261     5.04%    264,538    14,701     5.56%
   Stock subscription funds in escrow          -         -        -        9,069       253     2.79%          -         -        -
   Escrow accounts                         3,322        64     1.93%       3,277        62     1.89%      3,704        60     1.62%
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits    514,587    18,754     3.64%     550,978    20,470     3.72%    554,424    23,339     4.21%
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
   Securities sold under
      agreements to repurchase            16,481       909     5.52%       3,286       102     3.10%      1,222        33     2.70%
   Short-term borrowings                  28,540     1,755     6.15%      12,581       633     5.04%          -         -        -
   Long-term debt                         49,652     2,940     5.92%      44,720     2,577     5.76%     13,681       821     6.00%
------------------------------------------------------------------------------------------------------------------------------------
      Total borrowings                    94,673     5,604     5.92%      60,587     3,312     5.47%     14,903       854     5.73%
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing
          liabilities                    609,260    24,358     4.00%     611,565    23,782     3.89%    569,327    24,193     4.25%

Demand deposits                           44,421                          33,860                         25,399
Other non-interest-bearing
   liabilities                            17,071                          17,088                         10,726
Total shareholders' equity               171,581                         131,908                         72,702
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
      shareholders' equity              $842,333                        $794,421                        $678,154
------------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                           3.46%                           3.17%                          3.32%
Net interest income and
   net interest margin                             $34,844     4.39%               $29,255     3.89%              $24,909     3.84%
Ratio of interest-earning assets
   to interest-bearing liabilities                           130.31%                         122.89%                        113.96%
Tax equivalent adjustment                            1,696                           1,235                          1,072
------------------------------------------------------------------------------------------------------------------------------------
Net interest income per
   consolidated financial statements               $33,148                         $28,020                        $23,837
------------------------------------------------------------------------------------------------------------------------------------

Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

(1) changes attributable to changes in volume (changes in volume multiplied by prior year rate); and

(2) changes attributable to changes in rate (changes in rate multiplied by prior year volume).

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                       FOR THE YEAR ENDED SEPTEMBER 30, 2000   For the Year Ended September 30, 1999
                                                             COMPARED TO THE YEAR ENDED             Compared to the Year Ended
                                                              SEPTEMBER 30, 1999                       September 30, 1998
                                                       -------------------------------------   -------------------------------------
                                                              INCREASE (DECREASE)                      Increase (Decrease)
                                                                     DUE TO                                   Due To
                                                       -------------------------------------   -------------------------------------
                                                          VOLUME       RATE       NET              Volume      Rate        Net
                                                       -------------------------------------   -------------------------------------
                                                                 (IN THOUSANDS)                           (In Thousands)
                                                       -------------------------------------   -------------------------------------
Interest-earning assets:
   Total loans                                           $ 6,936       (162)     6,774            $ 3,636     (2,427)     1,209
   Loans held for sale                                      (299)        76       (223)               (75)       (47)      (122)
   Investment securities                                     (32)         3        (29)               (73)        (5)       (78)
   Securities available for sale:
      Taxable                                               (509)       717        208              3,355       (368)     2,987
      Tax-exempt                                             833        269      1,102                119          2        121
------------------------------------------------------------------------------------------------------------------------------------
         Total securities available for sale                 324        986      1,310              3,474       (366)     3,108
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and other short-term investments       (2,145)       478     (1,667)                65       (247)      (182)
------------------------------------------------------------------------------------------------------------------------------------
            Total earning assets                           4,784      1,381      6,165              7,027     (3,092)     3,935
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Deposits:
   N.O.W. and Super N.O.W. accounts                          163         22         85                 78        (17)        61
   Money market deposit accounts                              73         22         95                135        (11)       124
   Savings accounts                                         (315)       (25)      (340)                13       (882)      (869)
   Time deposit accounts                                  (1,299)      (106)    (1,405)            (1,093)    (1,346)    (2,439)
   Stock subscription funds in escrow                       (253)         -       (253)               253          -        253
   Escrow accounts                                             1          1          2                 (4)         6          2
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                     (1,630)       (86)    (1,716)              (618)    (2,250)    (2,868)
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
   Securities sold under agreements to repurchase            676        131        807                 63          5         68
   Short-term borrowings                                     955        167      1,122                634          -        634
   Long-term debt                                            290         73        363              1,787        (32)     1,755
------------------------------------------------------------------------------------------------------------------------------------
      Total borrowings                                     1,921        371      2,292              2,484        (27)     2,457
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                     291        285        576              1,866     (2,277)      (411)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                      $ 4,493      1,096      5,589            $ 5,161       (815)     4,346
------------------------------------------------------------------------------------------------------------------------------------

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

General. The Company recorded net income of $8.6 million for the year ended September 30, 2000, compared to a net income of $2.1 million for the year ended September 30, 1999. The increase was the result of higher net interest income, a reduction in the provision for loan losses, higher non-interest income and lower non-interest expenses (primarily as a result of the $4.1 million stock contribution to The Troy Savings Bank Community Foundation made in the quarter ended March 31, 1999), partially offset by higher income tax expense. The Company's basic and diluted earnings per share were $0.86 for the year ended September 30, 2000.

Net Interest Income. Net interest income on a tax equivalent basis for the year ended September 30, 2000, was $34.8 million, an increase of $5.6 million, or 19.1%, when compared to the year ended September 30, 1999. The increase was primarily attributable to a $42.4 million increase in average interest earning assets, funded primarily by the net proceeds from the Company's initial public offering on March 31, 1999, which also offset the $2.3 million decrease in average interest bearing liabilities. Net interest income was also positively affected by the 40 basis point increase in the yield on average earning assets, partially offset by the 11 basis point increase in the average cost of funds.

The decrease in average interest bearing liabilities was the result of a decrease in average deposits of $36.4 million, primarily the result of a $26.1 million decrease in time deposit accounts, an $11.1 million decrease in savings accounts and a $9.1 million decrease in stock subscription funds held in escrow (representing the average balance of subscription offering funds held during fiscal 1999 as a result of the initial public offering which was completed on March 31, 1999), partially offset by a $7.4 million increase in interest-bearing checking, and a $2.4 million increase in money market accounts. Almost offsetting the decrease in deposits was a $34.1 million increase in average borrowings. The Company has utilized longer-term borrowings with the FHLB to provide some stability in its funding costs and to match the maturities of some of its longer-term commercial real estate loans.

Interest and dividend income for the year ended September 30, 2000 was $59.2 million on a tax equivalent basis, an increase of $6.2 million, or 11.6%, over the prior year.

The average yield on taxable available for sale securities increased by 121 basis points for the year ended September 30, 2000, compared to 1999, which more than offset the $21.4 million decrease in the average balance of taxable available for sale securities. The Company has invested on average for the year ended September 30, 2000, approximately $37.0 million in short-term government agency discount bonds to preserve certain thrift tax advantages while providing liquidity comparable to federal funds and still offering a yield slightly higher than the 5.91% average yield for federal funds sold. The average loan yield for the year ended September 30, 2000 was 7.79%, down 3 basis points from the previous year, but 122 basis points higher than the 6.57% average yield on taxable available for sale securities. The Company has also invested in tax-exempt municipal securities, primarily maturing within one year. The average tax equivalent yield on these securities for 2000 was 6.31%, 44 basis points higher than the yield for the same period in 1999, and 40 basis points higher than the average yield on federal funds sold and other short term investments for the year ended September 30, 2000.

Interest expense for the year ended September 30, 2000, was $24.4 million, an increase of $576,000, or 2.4% over the year ended September 30, 1999. The change was principally due to an 11 basis point increase in the average cost of funds, partially offset by the decrease in average volume of interest bearing liabilities. The average balance of interest bearing liabilities was $609.3 million for the year ended September 30, 2000, a decrease of $2.3 million, or
 .4%. The average balance of borrowings was $94.7 million for the year ended September 30, 2000, as compared to $60.6 million in the comparable period in 1999. The increase in borrowings more than offset the $26.1 million decline in time deposit accounts and the $9.1 million decrease in stock subscription funds held in escrow.

The Company's net interest margin was 4.39% for the year ended September 30, 2000, compared to 3.89% for 1999. The increase in net interest margin reflects a $42.4 million increase in average earning assets, due primarily to the funding provided by the Company's initial public offering on March 31, 1999, as well as a 40 basis point increase in the average yield on earning assets, partially offset by the 11 basis point increase in average cost of funds. The increase in the yield on interest earning assets was caused by the investment of a substantial portion of the offering proceeds in loans, primarily commercial real estate and commercial business loans, with higher yields than securities and federal funds and other short term investments. The increase in average cost of funds was principally caused by the increase in volume of average borrowings and the increase in the average rates paid on borrowings, partially offset by the decrease in the volume of average deposits and the decrease in rates paid on time deposit accounts

Provision For Loan Losses. The provision for loan losses was $2.6 million for fiscal 2000, compared to $3.3 million for fiscal 1999. The allowance for loan losses was $11.9 million, or 1.99% of period end loans at September 30, 2000, as compared to $10.8 million, or 1.90% of period end loans at September 30, 1999. The allowance for loan losses as a percentage of non-performing loans was 210.35% at September 30, 2000 as compared to 136.55% at September 30, 1999. Non-performing loans were $5.7 million, or 0.94% of total loans at September 30, 2000, compared to $7.9 million, or 1.39% of total loans at September 30, 1999. Net loan charge-offs increased $690,000 for the year ended September 30, 2000 as compared to 1999.

In determining the appropriate provision for loan losses, management considers the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in the Company's market area, which can impact the inherent risk of loss in the Company's loan portfolio. The Company decreased its provision for loan losses in fiscal 2000 as compared to fiscal 1999 primarily due to a decrease in non-performing loans, however the company continues to increase its allowance due to an increase in net loan charge-offs and a continuing increase in the percentage of loan types with higher credit risk, such as commercial real estate loans and commercial business loans. Commercial real estate loans and commercial business loans represent 53.5% of the total loan portfolio at September 30, 2000 compared to 49.9% at September 30, 1999. The Company anticipates that loan quality will remain stable and therefore anticipates that the provision for loan losses will continue to decrease in fiscal 2001, but will remain at levels appropriate for the changing mix in the loan portfolio.

Non-Interest  Income.  Non-interest  income was $3.7  million for the year ended
September  30,  2000,  an  increase  of  $632,000,  or 20.7% from the year ended
September 30, 1999. The increase was principally due to the receipt of a $449,000 award from the U. S. Government as a result of originating commercial real estate loans, which qualified under the U. S. Treasury's Bank Enterprise Award program, as well as a $327,000 gain from the partial sale of a limited partnership interest. The Company also experienced a $186,000 increase, or 20.6%, in service charges on deposits, and approximately $240,000 of commission income received from SBLI U.S.A. Life Insurance Company (prior to the reorganization of SBLI in January 2000, the Company received payments from the SBLI department which represented reimbursements of various operating costs and were recorded as reductions of non-interest expenses). Impacting non-interest income to a lesser extent was a $39,000 increase, or 5.9%, in trust service fees, compared to the prior year. These increases were partially offset by a $300,000 decrease in net gains from securities transactions, as well as a $290,000 decrease in net gains from mortgage loan sales due to the substantially lower volume in the 2000 period.

Non-Interest Expenses. Non-interest expenses for the year ended September 30, 2000 were $22.2 million, a decrease of $3.6 million, or 14.0%, over the prior year. The decrease was principally due to the $4.1 million stock contribution made in the quarter ended March 31, 1999 to the Foundation and the decrease in other real estate owned expense in 2000, and to a lesser extent the decrease in occupancy expense in 2000. Partially offsetting these decreases were increases in compensation and employee benefits, furniture, fixtures and equipment, computer charges, professional, legal and other fees and printing, postage and telephone expenses. Compensation and employee benefits increased by $1.7 million during the year ended September 30, 2000, as compared to the prior year, due primarily to the additional costs in the 2000 period for the ESOP and restricted stock awards. Furniture, fixtures and equipment increased by $74,000, or 10.2%, compared to the prior year, primarily the result of the additional operating costs related to the opening of the Wynantskill branch in December 1999. Computer charges increased by $139,000, primarily due to increased processing charges, as well as special programming costs associated with the Commercial Bank and Troy Financial. Professional, legal and other fees increased by $109,000, or 8.0% for the year ended September 30, 2000, over the prior year, primarily due to an increase in costs related to operating as a stock organization, partially offset by costs for consulting fees for establishing a profitability measurement system, Y2K technology evaluations, and administrative costs to establish the Small Business Investment Company incurred in the fiscal year ended September 30, 1999. Printing, postage, and telephone increased by $197,000, or 27.9%, compared to the prior year, primarily due to printing costs for the Company's first annual report, increased costs for the direct mail marketing program for 2000, and printing and mailing costs for the Company's Dividend Reinvestment Plan which was implemented in fiscal 2000.

Other real estate owned expense decreased $1.0 million, or 130.9%, for the year ended September 30, 2000, as compared to 1999. The decrease in expense was principally due to a $382,000 gain on the sale of a foreclosed commercial real estate property, and recognition of $286,000 in deferred gain from the pay-off in 2000 of a commercial real estate loan which was made in 1997 to sell a foreclosed commercial real estate property. In addition, the 1999 amount included a write-down in value of a foreclosed commercial real estate property and costs related to payment of taxes on other real estate owned.

Other expenses decreased $247,000, or 8.0%, for the year ended September 30, 2000, as compared to the prior year. This decrease was primarily attributable to $408,000 in expenses for Year 2000 remediation efforts in 1999, as well as the write-off of overdrawn escrow accounts in the year ended September 30, 1999, partially off-set by increased costs in 2000 for storage and transportation of cash reserves maintained for Year 2000 liquidity purposes, advertising and marketing costs related to the opening of the Wynantskill branch, deferred compensation costs for directors, costs associated with servicing loans, costs for the establishment of the Commercial Bank, and costs related to the implementation of a debit card product.

Income Taxes. Income tax expense for the year ended September 30, 2000, was $3.5 million, as compared to an income tax benefit of $85,000 for 1999. The increase in income tax expense was primarily caused by the $10.1 million increase in income before taxes for the year ended September 30, 2000, as compared to the prior year.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

General. The Company recorded net income of $2.1 million for the year ended September 30, 1999, compared to a net loss of $878,000 for the year ended
September 30, 1998. The increase was principally the result of higher net interest income, lower provision for loan losses, and higher non-interest income, partially offset by higher non-interest expenses and income tax expense. The Company's basic and diluted earnings per share were $0.32 for the period April 1, 1999 through September 30, 1999, following the initial public offering.

Net Interest Income. Net interest income on a tax equivalent basis for the year ended September 30, 1999, was $29.3 million, an increase of $4.3 million, or 17.4%, when compared to the year ended September 30, 1998. The increase was primarily attributable to a $102.8 million increase in average interest earning assets, which more than offset the $42.2 million increase in average interest bearing liabilities. The increase in interest earning assets was principally funded by the net proceeds received from the initial public offering and a $45.7 million increase in average borrowings. Net interest income was also positively affected by the 36 basis point decrease in average cost of funds, which partially offset the 51 basis point decrease in average yield on average interest earning assets. The Company has utilized longer-term borrowings with the FHLB to provide some stability in its funding costs and to match the maturities of some of its longer-term commercial real estate loans.

Interest and dividend income for the year ended September 30, 1999 was $53.0 million on a tax equivalent basis, an increase of $3.9 million, or 8.0%, over the prior year. The increase in the volume of earning assets more than offset the 51 basis point decrease in the average yield on earning assets.

The average balance of taxable available for sale securities increased by $63.5 million for the year ended September 30, 1999, compared to 1998, which offset the 60 basis points decrease in average yield. The Company has invested primarily in short-term government agency discount bonds providing liquidity comparable to federal funds while still offering a yield greater than the 5.07% average yield for federal funds sold and other short-term investments. The average loan yield for the year ended September 30, 1999 was 7.82%, down 38 basis points from the previous year, but 246 basis points higher than the 5.36% average yield on taxable available for sale securities. The Company has also invested in tax-exempt municipal securities, primarily maturing within one year. The average tax equivalent yield on these securities for 1999 was 5.87%, similar to the yield in 1998 and 80 basis points higher than the average yield on federal funds sold and other short term investments for the year ended September 30, 1999.

Interest expense for the year ended September 30, 1999, was $23.8 million, a decrease of $411,000, or 1.7% over the year ended September 30, 1998. The change was principally due to a 36 basis point decrease in the average cost of funds, which more than offset the increase in average volume of interest bearing liabilities. The average balance of interest bearing liabilities was $611.6 million for the year ended September 30, 1999, an increase of $42.2 million, or 7.4%, primarily attributable to an increase in average borrowings of $45.7 million, which offset a $3.4 million decrease in average interest bearing deposits, primarily the result of approximately $26 million in authorized withdrawals from deposit accounts to pay for stock subscription orders, net of deposit growth. The average balance of FHLB borrowings was $57.3 million for the year ended September 30, 1999, as compared to $13.7 million in the previous year. The increase in average FHLB debt more than offset the $20.6 million decline in average time deposit accounts, which the Company experienced as a result of the decrease in time deposit rates.

The Company's net interest margin was 3.89% for the year ended September 30, 1999, compared to 3.84% for 1998. The slight increase in net interest margin reflects a $102.8 million increase in average earning assets, due primarily to the Company's initial public offering and higher borrowings, which more than offset the 51 basis point decline in average yield on earning assets, and the 36 basis point decrease in average cost of funds, which more than offset the increase in average interest bearing liabilities. The decline in average cost of funds was principally caused by the decrease in rates paid on savings accounts and time deposits as well as the decrease in average rates paid on FHLB borrowings, which was partially offset by the increase in average borrowings. The decrease in the yield on interest earning assets was caused by the investment of a substantial portion of the offering proceeds in short-term government agency bonds and federal funds, with lower yields than long-term securities, but which provide the liquidity required to fund higher yielding loan growth.

Provision For Loan Losses. The provision for loan losses was $3.3 million for fiscal 1999, compared to $4.1 million for fiscal 1998. The decrease in the provision was primarily attributable to a reduction in non-performing loans of $3.8 million from $11.6 million at September 30, 1998 to $7.9 million at September 30, 1999. The allowance for loan losses provides coverage of 136.6% of non-performing loans at September 30, 1999, as compared to 70.9% as of September 30, 1998. The percentage of the allowance for loan losses to period end loans was 1.90% and 1.77% for fiscal years ended 1999 and 1998, respectively. The decrease in provision was also the result of a decrease of $1.5 million in net charge-offs to $746,000 for the year ended September 30, 1999 compared to the prior year.

Non-Interest  Income.  Non-interest  income was $3.0  million for the year ended
September  30,  1999,  an  increase  of  $495,000,  or 19.4% from the year ended
September 30, 1998. The increase was principally caused by increases in net gains from mortgage loan sales, trust service fees, loan servicing fees, and service charges on deposits. Net gains from mortgage loan sales were up $169,000, or 222.4%, during the year ended September 30, 1999, as compared to 1998. Trust service fees were up $206,000, or 44.9%, as a result of a higher balance of assets managed than in the prior year. Loan servicing fees were up $91,000, or 21.1% as a result of a higher balance of loans serviced for the year ended September 30, 1999, as compared to the year ended September 30, 1998. Service charges on deposit accounts were up $34,000, or 4.0%, compared to the prior year, due primarily to a $20.7 million increases in transaction accounts from September 30, 1999 to September 30, 1998.

Non-Interest Expenses. Non-interest expenses for the year ended September 30, 1999 were $25.8 million, an increase of $734,000, or 2.9%, over the prior year. During fiscal 1999, the Company established a Community Foundation to which it contributed 408,446 shares of common stock. In connection with this contribution of common stock to the Community Foundation, the Company recorded a pre-tax expense equal to the value of the contribution ($4.1 million) in the second quarter of fiscal 1999. In fiscal 1999, in addition to the contribution of common stock to the Community Foundation, the Company also contributed the Troy Savings Bank Music Hall to the Music Hall Foundation. The pre-tax expense related to this contribution was $229,000. The contribution of common stock to the Community Foundation is intended to allow our local communities to share in our potential growth and profitability over the long term.

Also contributing to the Company's increased non-interest expenses for the year ended September 30, 1999 was a $621,000 increase in compensation and employee benefits expense during the year ended September 30, 1999, as compared to the prior year, as the Company began to record expenses for its employee stock ownership plan and supplemental retirement and benefit restoration plan for certain executive officers, both of which were adopted in connection with the Savings Bank's conversion to the stock form. The increase in expense was partially offset by a reduction in staffing levels over the comparable period last year. Professional, legal and other fees increased by $438,000, or 47.4% for the year ended September 30, 1999, over the prior year, primarily caused by increased fees associated with operating a stock form organization as compared to a mutual savings bank. Other real estate owned expense was down $306,000, or 28.2%, for the year ended September 30, 1999, as compared to 1998. The decrease in expense was principally caused by a decrease in foreclosure costs. Other expenses increased by $216,000, or 7.5%, for the year ended September 30, 1999, as compared to 1998. This increase was primarily attributable to $408,000 for Y2K remediation expenses, an increase of $107,000 for advertising, partially offset by a reduction in subsidiary operating expenses in the year ended September 30, 1999.

Income Taxes. Income tax benefit for the year ended September 30, 1999, was $85,000, as compared to an income tax benefit of $1.9 million for 1998. The decrease in income tax benefit was primarily caused by the $4.7 million increase in income before taxes for the year ended September 30, 1999, as compared to the prior year.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is defined as the ability to generate cash flow to meet present and future financial obligations and commitments. The Company's liquid assets include cash and cash equivalents, loans held for sale, securities held to maturity that mature within one year and securities available for sale. At September 30, 2000, the Company's liquid assets as a percentage of deposits which have no withdrawal restrictions, time deposits which mature within one year, short-term borrowings (including repurchase agreements) and long-term debt maturing within one year was 46%.

The Company's primary sources of funds are deposits, borrowings and proceeds from the redemption and maturity of federal funds sold and other short-term securities. Although not a recurring source of funds, the sale of shares in the initial public offering provided significant funding in fiscal 1999. The Company's primary cash outflows are new loan originations, purchases of securities, and deposit withdrawals. Management monitors its liquidity position on a daily basis. Although maturities and scheduled amortization of loans are a predictable source of funds, deposit outflows, mortgage prepayments and mortgage loan sales are greatly influenced by changes in interest rates, economic conditions, and competitors.

The Company attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network, as well as various borrowings. Management believes that the level of the Company's liquid assets combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of the Company's depositors, and meet all other daily obligations of the Company.

Consistent with its goals to operate a sound and profitable financial organization, the Company actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. As of September 30, 2000 and 1999, total equity was $167.3 million and $180.4 million, respectively, or 18.1% and 19.7% of total assets at those respective dates. The reduction in the equity to assets ratio is consistent with the Company's strategy to manage its capital through asset growth, dividend payments, as reflected by the $0.23 per share cash dividend paid during the year ended September 30, 2000, as well as share repurchase programs. The Company repurchased 1,870,811 shares of common stock in the year ended September 30, 2000. The Company utilized 446,165 of these shares for awards of restricted stock under the Company's Long-Term Equity Compensation Plan. In addition, 95,700 shares were purchased by the Company through a deferred compensation plan maintained for directors. The cost basis of the shares purchased through the deferred compensation plan is included in treasury stock. As of September 30, 2000, the Company exceeded all of the capital requirements of the Federal Reserve Board and the subsidiary banks exceeded all of the capital requirements of the FDIC. See note 19 to the consolidated financial statements for further information regarding regulatory capital requirements.

MANAGEMENT OF INTEREST RATE RISK

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as movements in foreign currency exchange rates and commodity prices, do not arise in the normal course of the Company's business operations. Interest rate risk can be defined as an exposure to a movement in interest rates that could have an adverse effect on the Company's net interest income. Interest rate risk arises naturally from the imbalance in the repricing, maturity and/or cash flow characteristics of assets and liabilities.

A significant portion of the Company's loans are adjustable or variable rate which could result in reduced levels of interest income during periods of falling rates. In addition, in periods of falling interest rates, pre-payments of loans typically increase, which would lead to reduced net interest income if such proceeds could not be reinvested at a comparable spread. Also in a falling rate environment, certain categories of deposits may reach a point where market forces prevent further reduction in the interest rate paid on those instruments. Generally, during extended periods when short-term and long-term interest rates are relatively close, a flat yield curve, net interest margins could become smaller, thereby reducing net interest income. The net effect of these circumstances is reduced interest income, offset only by a nominal decrease in interest expense, thereby narrowing the net interest margin.

The principal objectives of the Company's interest rate risk management program are to:

(a)  measure,  monitor,  evaluate  and  develop  strategies  in  response to the
     interest  rate  risk  profile   inherent  in  the   Company's   assets  and
     liabilities,

(b) determine the appropriate level of risk given the Company's business strategy, operating environment, capital and liquidity requirements, and performance objectives, and

(c)  manage the risk consistent with the Company's guidelines.

Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates by matching the maturities of the Company's assets with those of the Company's liabilities and off-balance sheet financial instruments.

The responsibility for interest rate risk management oversight is the function of the Company's Asset/ Liability Management Committee ("ALCO"). The Company's ALCO reviews the Company's asset/liability policies and interest rate risk position. The Company's ALCO is chaired by the Company's chief financial officer, and includes the Company's President, Trust and Investment Officer and other members of the Company's senior management team. The ALCO meets at least monthly to review consolidated statement of condition structure, formulate strategy in light of expected economic conditions and review performance against guidelines established to control exposure to the various types of inherent risk, and reports the Company's interest rate risk position to the Company's Board of Directors on a quarterly basis. The Company's ALCO considers variability of net interest income under various rate scenarios. The ALCO also evaluates the overall risk profile and determines actions to maintain and achieve a posture consistent with policy guidelines. The Company, of course, cannot predict the future movement of interest rates, and such movement could have an adverse impact on the Company's consolidated financial condition and results of operations.

In recent years, the Company has primarily utilized the following strategies to manage interest rate risk:

(a) emphasizing the origination of adjustable rate loans such as adjustable residential loans (although in the current rate environment adjustable rate loan originations have slowed), and to a lesser extent commercial real estate, commercial business and consumer loans;

(b) selling substantially all of its 30 year fixed rate residential mortgage loans in the secondary market, and from time to time, as conditions warrant, selling substantially all of its 15 year fixed rate residential mortgage loans in the secondary market;

(c) utilizing FHLB advances to better structure the maturities of its interest rate sensitive liabilities; and

(d) investing in short-term securities which generally bear lower yields, compared to longer-term investments, but which better position the Company for increases in interest rates.

In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into mandatory forward sales commitments and option agreements to sell loans in the secondary market to unrelated investors. At September 30, 2000, the Company had mandatory commitments and cancelable options to sell fixed rate mortgage loans at set prices amounting to approximately $5.0 million. The Company believes that it will be able to meet the mandatory commitments without incurring any material losses.

The primary tool utilized by management to measure interest rate risk is a balance sheet/income statement simulation model. The model is used to execute simulations of the Company's net interest income performance based upon potential changes in interest rates over a select period of time. The model's input data includes earning assets and interest- bearing liabilities, their associated cash flow characteristics, repricing opportunities, maturities and current rates. In addition, management makes certain assumptions in relation to prepayment speeds for all assets and liabilities which possess optionality, including loans and mortgage-backed securities. These assumptions are based on industry standards for prepayments.

The model is first run under an assumption of a flat rate scenario (i.e. no change in current interest rates) over a twelve month period. A second and third model are run in which a gradual increase and decrease, respectively, of 200 basis points takes place over a twelve month period. Under these scenarios, assets subject to repricing or prepayment are adjusted to account for faster or slower prepayment assumptions. The resultant changes in net interest income are then measured against the flat rate scenario.

The following table summarizes the percentage change in interest income and interest expense by major earning asset and interest-bearing liability categories as of September 30, 2000 in the rising and declining rate scenarios from the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is expected to increase from the flat rate scenario by less than 1% over a twelve month period. Under the rising rate scenario, net interest income is also expected to increase from the flat rate scenario by less than 1% over a twelve month period. This level of variability is well within interest rate risk profile guidelines acceptable to the Company.

INTEREST RATE RISK                                                            PERCENTAGE CHANGE IN NET INTEREST INCOME
                                                                                      FROM FLAT RATE SCENARIO
------------------------------------------------------------------------------------------------------------------------------------
                                                                       DECLINING RATE SCENARIO         RISING RATE SCENARIO
Federal funds sold and other short-term investments                             (25.39%)                       16.57%
Investment securities (held to maturity and available for sale)                 (11.36)                         9.26
Loans                                                                            (4.51)                         4.13
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                            (6.43)                         5.69
------------------------------------------------------------------------------------------------------------------------------------

Core deposits                                                                   (25.11)                        16.79
Time deposits                                                                    (9.03)                         7.66
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                  (14.62)                        11.35
------------------------------------------------------------------------------------------------------------------------------------

Borrowings                                                                      (16.97)                        12.70
------------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                          (15.47)                        11.85
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                .59                           .65
------------------------------------------------------------------------------------------------------------------------------------

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/ replacement of asset and liability cashflows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositors early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

IMPACT ON INFLATION AND CHANGING PRICES

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike those of most industrial companies, the Company's assets and liabilities are nearly all monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent, as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

The Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective October 1, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. Changes in fair value of the derivative financial instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting.

Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred.

The derivative instruments held by the Company as of September 30, 2000 consisted solely of instruments related to the Company's mortgage banking activities. Based on current market rates and economic conditions, the adoption of SFAS No. 133 as of October 1, 2000 did not have a material effect on the Company's consolidated financial statements. However, there may be increased volatility in net income and stockholders' equity on an ongoing basis as a result of accounting for derivative instruments in accordance with SFAS No. 133.



                                                                                                                  Three Months Ended
------------------------------------------------------------------------------------------------------------------------------------
QUARTERLY FINANCIAL RESULTS                    SEP 30,    JUN 30,    MAR 31,    DEC 31,    SEP 30,    JUN 30,    MAR 31,     DEC 31,
(In thousands, except per share data)           2000       2000       2000       1999       1999       1999       1999        1998
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                  $14,742    $14,380    $14,340    $14,044    $13,994    $13,346    $12,295     $12,167
Interest expense                                6,228      5,965      6,256      5,909      5,894      5,580      6,108       6,200
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                             8,514      8,415      8,084      8,135      8,100      7,766      6,187       5,967
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                         756        469        538        800        813        812        812         813
Total non-interest income                       1,059        794        675      1,151        798        780        846         623
Total non-interest expenses                     5,477      5,436      5,400      5,887      5,666      4,900     10,418       4,841
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income
   tax expense (benefit)                        3,340      3,304      2,821      2,599      2,419      2,834     (4,197)        936
Income tax expense (benefit)                      978      1,005        752        719        656        874     (1,848)        233
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                             $ 2,362    $ 2,299    $ 2,069    $ 1,880    $ 1,763    $ 1,960    $(2,349)    $   703
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share (1)                  $  0.25    $  0.23    $  0.21    $  0.18    $  0.16    $  0.16          -           -
Diluted earnings per share (1)                   0.25       0.23       0.21       0.18       0.16       0.16          -           -
------------------------------------------------------------------------------------------------------------------------------------

(1) Earnings per share data only applies to periods since the Company's initial public offering on March 31, 1999.

FORWARD-LOOKING STATEMENTS

When used in this annual report or other filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions, such as analysis of the adequacy of the allowance for loan losses or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

o deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;

o changes in market interest rates or changes in the speed at which market interest rates change;

o    changes in laws and regulations affecting the financial service industry;

o    changes in competition;

o    changes in consumer preferences; and

o risks related to the Company's acquisition of Catskill, including the ability to retain deposits, generate revenue from new locations, manage costs, and implement integration plans.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to publicly release any revisions to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
SEPTEMBER 30, 2000 AND 1999

                                                                                       ---------------------------------------------
In thousands, except share and per share data                                                              2000               1999
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                                $  14,300             35,885
Federal funds sold                                                                                         9,455                 50
------------------------------------------------------------------------------------------------------------------------------------
         Cash and cash equivalents                                                                        23,755             35,935
Loans held for sale                                                                                        2,016              4,064
Securities available for sale, at fair value                                                             266,750            280,871
Investment securities held to maturity
   (fair value of $2,289 and $2,582 at
   September 30, 2000 and 1999, respectively)                                                              2,301              2,534
Net loans receivable                                                                                     586,846            556,142
Accrued interest receivable                                                                                6,064              5,270
Other real estate owned                                                                                    1,273              1,845
Premises and equipment, net                                                                               15,037             15,049
Other assets                                                                                              17,986             13,386
------------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                                  $ 922,028            915,096
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
      Savings accounts                                                                                   177,589            191,968
      Money market accounts                                                                               26,103             20,348
      N.O.W. and demand accounts                                                                         134,001            123,345
      Time accounts                                                                                      218,279            227,712
------------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                                  555,972            563,373
   Mortgagors' escrow accounts                                                                             1,717              1,596
   Securities sold under agreements to repurchase                                                        105,781              3,736
   Short-term borrowings                                                                                  20,000            100,700
   Long-term debt                                                                                         53,027             44,497
   Accrued interest payable                                                                                  712                487
   Official bank checks                                                                                    7,472              9,651
   Contributions payable                                                                                   1,385              2,664
   Other liabilities and accrued expenses                                                                  8,684              7,953
------------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                               754,750            734,657
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities
Shareholders' equity:
   Preferred stock, $0.0001 par value, authorized 15,000,000 shares; none issued                               -                  -
   Common stock, $0.0001 par value, authorized 60,000,000 shares; 12,139,021 shares issued                     1                  1
   Additional paid-in capital                                                                            117,804            117,759
   Unallocated common stock held by ESOP                                                                  (9,027)            (9,620)
   Unvested restricted stock awards                                                                       (3,847)                 -
   Treasury stock, at cost (1,521,846 shares at September 30, 2000)                                      (16,020)                 -
   Retained earnings, substantially restricted                                                            78,543             72,699
   Accumulated other comprehensive loss                                                                     (176)              (400)
------------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                      167,278            180,439
------------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                                    $ 922,028            915,096
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


In thousands, except per share data                                                            2000           1999           1998
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest and fees on loans                                                                $46,270         39,794         38,842
   Securities available for sale:
      Taxable                                                                                  7,316          7,108          4,121
      Tax-exempt                                                                               3,023          2,307          2,214
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              10,339          9,415          6,335
------------------------------------------------------------------------------------------------------------------------------------
   Investment securities held to maturity                                                        193            222            300
   Federal funds sold                                                                            704          2,371          2,553
------------------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                                      57,506         51,802         48,030
------------------------------------------------------------------------------------------------------------------------------------

Interest expense:
   Deposits and escrow accounts                                                               18,754         20,470         23,339
   Securities sold under agreements to repurchase and short-term borrowings                    2,664            735             33
   Long-term debt                                                                              2,940          2,577            821
------------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                                  24,358         23,782         24,193
------------------------------------------------------------------------------------------------------------------------------------

      Net interest income                                                                     33,148         28,020         23,837
Provision for loan losses                                                                      2,563          3,250          4,050
------------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                                     30,585         24,770         19,787
------------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
   Service charges on deposits                                                                 1,076            892            858
   Loan servicing fees                                                                           504            523            432
   Trust service fees                                                                            704            665            459
   Net (losses) gains from securities transactions                                              (283)            17              8
   Net (losses) gains from mortgage loan sales                                                   (45)           245             76
   Other income                                                                                1,723            705            719
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                                3,679          3,047          2,552
------------------------------------------------------------------------------------------------------------------------------------

Non-interest expenses:
   Compensation and employee benefits                                                         12,587         10,839         10,218
   Occupancy                                                                                   1,972          2,094          2,101
   Furniture, fixtures and equipment                                                             802            728          1,080
   Computer charges                                                                            1,647          1,508          1,424
   Professional, legal and other fees                                                          1,471          1,362            924
   Printing, postage and telephone                                                               904            707            614
   Other real estate owned                                                                      (241)           781          1,087
   Contributions                                                                                 205          4,706          4,759
   Other expenses                                                                              2,853          3,100          2,884
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expenses                                                             22,200         25,825         25,091
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax expense (benefit)                                             12,064          1,992         (2,752)
Income tax expense (benefit)                                                                   3,454            (85)        (1,874)
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                            $ 8,610          2,077           (878)
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
   Basic                                                                                     $  0.86           0.32
------------------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                                   $  0.86           0.32
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

In thousands, except share and per share data                    2000                     1999                       1998
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
   Balance at beginning of year                          $       1                         -                         -
   Issuance of 11,730,575 shares
      of $0.0001 par value common stock
      in initial public offering                                 -                         1                         -
   Issuance of 408,446 shares
      of $0.0001 par value common stock
      to The Troy Savings Bank Community
      Foundation in fiscal 1999                                  -                         -                         -
------------------------------------------------------------------------------------------------------------------------------------
         Balance at end of year                                  1                         1                         -
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
   Balance at beginning of year                            117,759                         -                         -
   Issuance of 11,730,575 shares of
      common stock in initial public offering,
      net of offering costs of $3,630                            -                   113,675                         -
   Issuance of 408,446 shares of
      common stock to The Troy Savings
      Bank Community Foundation                                  -                     4,084                         -
   Adjustment for ESOP shares
      released for allocation                                   45                         -                         -
------------------------------------------------------------------------------------------------------------------------------------
         Balance at end of year                            117,804                   117,759                         -
------------------------------------------------------------------------------------------------------------------------------------
UNALLOCATED COMMON STOCK HELD BY ESOP
   Balance at beginning of year                             (9,620)                        -                         -
   Acquisition of 971,122 shares
      of common stock by ESOP                                    -                    (9,620)                        -
   ESOP shares released for
      allocation (59,836 shares)                               593                         -                         -
------------------------------------------------------------------------------------------------------------------------------------
         Balance at end of year                             (9,027)                   (9,620)                        -
------------------------------------------------------------------------------------------------------------------------------------
UNVESTED RESTRICTED STOCK AWARDS
   Balance at beginning of year                                  -                         -                         -
   Grant of restricted stock
      awards (446,165 shares)                               (4,824)                        -                         -
   Amortization of restricted
      stock awards                                             961                         -                         -
   Forfeiture of restricted
      stock awards (1,500 shares)                               16                         -                         -
------------------------------------------------------------------------------------------------------------------------------------
         Balance at end of year                             (3,847)                        -                         -
------------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK
   Balance at beginning of year                                  -                         -                         -
   Purchase of treasury stock
      (1,966,511 shares)                                   (20,963)                        -                         -
   Grant of restricted stock
      awards (446,165 shares)                                4,959                         -                         -
   Forfeiture of restricted
      stock awards (1,500 shares)                              (16)                        -                         -
------------------------------------------------------------------------------------------------------------------------------------
         Balance at end of year                            (16,020)                        -                         -
------------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
   Balance at beginning of year                             72,699                    70,622                    71,500
   Net income (loss)                                         8,610    $   8,610        2,077    $   2,077         (878)   $    (878)
   Cash dividends ($0.23 per share)                         (2,631)                        -                         -
   Adjustment for grant of restricted stock awards            (135)                        -                         -
------------------------------------------------------------------------------------------------------------------------------------
         Balance at end of year                             78,543                    72,699                    70,622
------------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
   Balance at beginning of year                               (400)                      407                        42
   Unrealized net holding gains (losses)
      on securities available for sale arising
      during the year (pre-tax of $90,
      $(1,346) and $619, respectively)                                       54                      (802)                      370
   Reclassification adjustment for net
      losses (gains) on securities available for
      sale realized in net income (loss) (pre-tax
      of $283, $(9) and $(8), respectively)                                 170                        (5)                       (5)
------------------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income (loss)                           224          224         (807)        (807)         365          365
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income (loss)                                        $   8,834                 $   1,270                 $    (513)
------------------------------------------------------------------------------------------------------------------------------------

         Balance at end of year                               (176)                     (400)                      407
------------------------------------------------------------------------------------------------------------------------------------

         Total shareholders' equity at September 30      $ 167,278                 $ 180,439                 $  71,029
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

In thousands                                                                                       2000          1999         1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents:
   Net cash flows from operating activities:
      Net income (loss)                                                                         $   8,610        2,077         (878)
      Adjustments to reconcile net income (loss)
        to net cash provided by operating activities:
         Depreciation and amortization                                                              1,277        1,317        1,615
         Provision for loan losses                                                                  2,563        3,250        4,050
         Non-cash contribution expense                                                                221        4,524        3,453
         Amortization of restricted stock awards                                                      961            -            -
         ESOP compensation expense                                                                    852          423            -
         Net (accretion) amortization of (discount) premium on securities                          (1,257)      (3,255)          65
         Deferred tax benefit                                                                      (1,086)      (2,924)      (3,027)
         Net losses (gains) from securities transactions                                              283          (17)          (8)
         Net losses (gains) from mortgage loan sales                                                   45         (245)         (76)
         Net (gain) loss on sales of other real estate owned                                         (323)          11          106
         Writedowns of other real estate owned                                                         82          556          326
         Net gain on sales of premises and equipment                                                  (36)        (102)           -
         Net gain on sales of other assets                                                           (327)           -            -
         Proceeds from sales of loans held for sale                                                12,937       46,669       44,496
         Net loans made to customers and held for sale                                            (10,934)     (39,392)     (51,813)
         (Increase) decrease in accrued interest receivable                                          (794)        (983)          47
         Increase in other assets                                                                  (5,462)      (1,102)        (215)
         Increase in accrued interest payable                                                         225          127          300
         (Decrease) increase in official bank checks, contributions payable,
            and other liabilities and accrued expenses                                             (3,162)       1,940        2,436
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities                                            4,675       12,874          877
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Proceeds from sales of securities available for sale                                            68,045       44,136       54,782
   Proceeds from maturities, calls and paydowns of securities available for sale                  443,292      653,858      110,223
   Purchases of securities available for sale                                                    (495,870)    (779,186)    (244,657)
   Proceeds from maturities, calls and paydowns of investment securities held to maturity             233          954          517
   Net loans (made to) repaid by customers                                                        (36,899)    (103,341)       6,212
   Proceeds from sales of other real estate owned                                                   4,445          730          963
   Purchases of premises and equipment                                                             (1,289)      (2,810)      (1,977)
   Proceeds from sales of premises and equipment                                                       60          413            -
   Proceeds from sales of other assets                                                              2,127            -            -
------------------------------------------------------------------------------------------------------------------------------------
               Net cash used in investing activities                                              (15,856)    (185,246)     (73,937)
------------------------------------------------------------------------------------------------------------------------------------

(Continued on following page)

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

In thousands                                                                                      2000          1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net (decrease) increase in deposits                                                        $  (7,401)      (14,829)        5,805
   Net increase (decrease) in mortgagors' escrow accounts                                           121          (304)          (16)
   Net increase in securities sold under agreements to repurchase                               102,045         1,212         2,152
   Net (decrease) increase in short-term borrowings                                             (80,700)      100,700             -
   Proceeds from issuance of long-term debt                                                      10,000             -        41,000
   Payments on long-term debt                                                                    (1,470)         (443)         (417)
   Dividends paid                                                                                (2,631)            -             -
   Purchases of treasury stock                                                                  (20,963)            -             -
   Net proceeds from stock offering                                                                   -       113,676             -
      Acquisition of common stock by ESOP                                                             -        (9,620)            -
------------------------------------------------------------------------------------------------------------------------------------
            Net cash (used in) provided by financing activities                                    (999)      190,392        48,524
------------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                            (12,180)       18,020       (24,536)
Cash and cash equivalents at beginning of year                                                   35,935        17,915        42,451
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                      $  23,755        35,935        17,915
------------------------------------------------------------------------------------------------------------------------------------

Supplemental information:
   Cash paid for:
      Interest on deposits and borrowings                                                     $  24,133        23,655        23,893
      Income taxes                                                                            $   3,350         1,181         1,569

Supplemental schedule of non-cash investing and financing activities:
      Net reduction in loans resulting from the transfer to other real estate owned           $   3,632         1,270           577

      Adjustment of securities available for sale to fair value, net of tax                   $     224          (807)          365

      Grant of restricted stock awards                                                        $   4,959             -             -

      Forfeiture of restricted stock awards                                                   $     (16)            -             -

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2000, 1999 and 1998
================================================================================

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Troy Financial Corporation (the "Parent Company") and its subsidiaries (referred to together as the "Company") conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

(A)  ORGANIZATION

The Company is a bank-based financial services company. The Parent Company's savings bank subsidiary, The Troy Savings Bank (the "Savings Bank"), provides a wide range of banking, financing, fiduciary and other financial services to corporate, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company's commercial bank subsidiary, The Troy Commercial Bank (the "Commercial Bank"), provides banking and financing services to municipalities. The Commercial Bank began operations during fiscal 2000. The Savings Bank and the Commercial Bank are regulated by the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department.

The Savings Bank completed its conversion from a mutual savings bank to a stock savings bank on March 31, 1999. Concurrent with the Savings Bank's conversion, the Parent Company completed its initial public offering of common stock and used 50% of the net proceeds to purchase all of the common stock of the Savings Bank issued in the conversion. Prior to its initial public offering, the Parent Company had no significant results of operations; therefore, financial information prior to March 31, 1999 reflects the operations of the Savings Bank.

(B)  BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Parent Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes. Amounts in the prior years' consolidated financial statements have been reclassified whenever necessary to conform with the current year's presentation.

(C)  USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned acquired in connection with foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains appraisals for properties.

Management believes that the allowance for loan losses is adequate and that other real estate owned is recorded at its fair value less an estimate of the costs to sell the properties. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or writedowns of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowance for loan losses or writedowns of other real estate owned based on their judgments about information available to them at the time of their examination which may not be currently available to management.

A substantial portion of the Company's loans are secured by real estate located throughout the six New York State counties of Albany, Rensselaer, Saratoga, Schenectady, Warren and Washington. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned is dependent upon general economic and real estate market conditions in these counties.

(D)  CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks and federal funds sold.

(E)  LOANS HELD FOR SALE

Loans held for sale are recorded at the lower of cost or fair value, determined on an aggregate basis. It is the intention of management to sell these loans in the near future. Gains and losses on the disposition of loans held for sale are determined on the specific identification method.

Loans held for sale, as well as commitments to originate fixed rate mortgage loans at a set interest rate, which will subsequently be sold in the secondary mortgage market, are regularly evaluated and, if necessary, a valuation allowance is recorded for unrealized losses attributable to changes in market interest rates.

(F)  MORTGAGE SERVICING RIGHTS

The Company recognizes as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights were acquired. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Additionally, capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance by a charge to income.

================================================================================
(G) SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are carried at amortized cost. Securities that are identified as trading securities for resale over a short period are stated at fair value with unrealized gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss (a separate component of shareholders' equity). At September 30, 2000 and 1999, the Company did not hold any securities considered to be trading securities. As a member of the Federal Home Loan Bank of New York
    (FHLB), the Bank is required to hold FHLB stock, which is carried at cost since there is no readily available market value.

    Unrealized losses on securities which reflect a decline in value which is other than temporary, if any, are charged to income. Gains or losses on the disposition of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The amortized cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

(H) NET LOANS RECEIVABLE
    Loans receivable are reported at the principal amount outstanding, net of unearned discount, net deferred loan fees and costs, and the allowance for loan losses. Unearned discounts and net deferred loan fees and costs are accreted to income using an effective interest method.

    Loans considered doubtful of collection by management are placed on a non-accrual status for the recording of interest. Generally, loans past due 90 days or more as to principal or interest are placed on non-accrual status except for (1) those loans which, in management's judgment, are adequately secured and in the process of collection, and (2) certain consumer and open-end credit loans which are usually charged-off when they become 120 days past due. When a loan is placed on non-accrual status, all previously accrued income that has not been collected is reversed from current year interest income. Subsequent cash receipts are generally applied to reduce the unpaid principal balance, however, interest on loans can also be recognized as cash is received. Amortization of the related unearned discount and net deferred loan fees and costs is suspended when a loan is placed on non-accrual status. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

(I) ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of all or a portion of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay.

    A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company's impaired loans are generally commercial-type loans which are collateral dependent.

(J) OTHER REAL ESTATE OWNED
    Other real estate owned, representing properties acquired in settlement of loans, is recorded on an individual asset basis at the lower of cost (defined as the fair value at foreclosure or repossession) or the fair value of the asset acquired less an estimate of the costs to sell the property. At the time of foreclosure, the excess, if any, of the recorded investment in the loan over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of such property and net operating expenses of such properties are charged directly to non-interest expenses. Properties are regularly reappraised and written down to the fair value less the estimated costs to sell the property, if necessary.

    The recognition of gains and losses from the sale of other real estate owned is dependent on a number of factors relating to the nature of the property sold, terms of the sale, and the future involvement of the Company in the property sold. If a real estate transaction does not meet certain down payment and loan amortization requirements, income recognition is deferred and recognized under an alternative method.

(K) PREMISES AND EQUIPMENT
    Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets.

(L) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
    In securities repurchase agreements, the Company transfers the underlying securities to a third party custodian's account that explicitly recognizes the Company's interest in the securities. These agreements are accounted for as secured financing transactions provided the Company maintains effective control over the transferred securities and meets other criteria for such

================================================================================
    accounting as specified in Statement of Financial Accounting Standards ("SFAS") No. 125. The Company's agreements are accounted for as secured financings; accordingly, the transaction proceeds are recorded as borrowed funds and the underlying securities continue to be carried in the Company's securities available for sale portfolio.

(M) INCOME TAXES
    The Company accounts for income taxes in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for unused tax carryforwards. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(N) FINANCIAL INSTRUMENTS
    In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit, unused lines of credit and standby letters of credit. The Company's policy is to record such instruments when funded.

(O) OFFICIAL BANK CHECKS
    The Company's official checks (including tellers' checks, loan disbursement checks, interest checks, expense checks, money orders and payroll checks) are drawn on deposit accounts at the Company and are ultimately paid through the Company's Federal Reserve Bank correspondent account.

(P) TRUST ASSETS AND SERVICE FEES
    Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated statements of condition since these assets are not assets of the Company. Trust service fees are reported on the accrual basis.

(Q) EMPLOYEE BENEFIT COSTS
    The   Company   maintains   a   non-contributory   pension   plan   covering
    substantially all employees, as well as a supplemental retirement and benefit restoration plan covering certain executive officers selected by the Board of Directors. The costs of these plans, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. The Company also provides certain post-retirement medical, dental and life insurance benefits to substantially all employees and retirees. The cost of post-retirement benefits other than pensions is recognized on an accrual basis as employees perform services to earn the benefits.

(R) STOCK-BASED COMPENSATION
    Compensation expense is recognized for the Company's Employee Stock Ownership Plan ("ESOP") equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of the shares committed to be released for allocation and the ESOP's original acquisition cost is charged or credited to shareholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of shareholders' equity.

    The Company accounts for stock options granted under its Long-Term Equity Compensation Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of the grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied.

    Restricted stock awards granted under the Long-Term Equity Compensation Plan are also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense over their respective vesting period.

(S) EARNINGS PER SHARE
    Basic earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested restricted stock) were issued during the reporting period using the treasury stock method. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for either the basic or diluted earnings per share calculations.

(T) COMPREHENSIVE INCOME
    Comprehensive  income  represents  the sum of net  income and items of other comprehensive income or loss, which are reported directly in shareholders' equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale. The Company has reported comprehensive income and its components in the consolidated statements of changes in shareholders' equity. Accumulated other comprehensive income or loss, which is a component of shareholders' equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

================================================================================
(U) SEGMENT REPORTING
    The Company's operations are solely in the financial services industry and include providing to its customers traditional banking services. The
    Company operates primarily in the geographical regions of Rensselaer, Albany, Schenectady, Saratoga, Washington and Warren counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

(V) RECENT ACCOUNTING  PRONOUNCEMENT
    The Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective October 1, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting.

    Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred.

    The derivative instruments held by the Company as of September 30, 2000 consisted solely of instruments related to the Company's mortgage banking activities. Based on current market rates and economic conditions, the adoption of SFAS No. 133 as of October 1, 2000 did not have a material effect on the Company's consolidated financial statements. However, there may be increased volatility in net income and stockholders' equity on an ongoing basis as a result of accounting for derivative instruments in accordance with SFAS No. 133.

(2) BUSINESS COMBINATION
    The Company completed its acquisition of Catskill Financial Corporation ("Catskill") on November 10, 2000, paying $23.00 in cash for each share of Catskill common stock outstanding. Total assets of approximately $305 million and total deposits of approximately $218 million were acquired. Catskill was the holding company for Catskill Savings Bank. The seven former branch offices of Catskill Savings Bank now operate as branch offices of the Savings Bank. In accordance with the purchase method of accounting for business combinations, the assets acquired and liabilities assumed will be recorded by the Company at estimated fair value. Related operating results will be included in the Company's consolidated financial statements from the date of acquisition.

(3) LOANS HELD FOR SALE AND MORTGAGE SERVICING RIGHTS
    At September 30, 2000 and 1999, loans held for sale consisted of conventional residential mortgages originated for subsequent sale. At September 30, 2000 and 1999, there was no valuation reserve necessary for loans held for sale.

    The Company retains the servicing rights on certain mortgage loans sold. At September 30, 2000 and 1999, the unamortized balance of mortgage servicing rights on loans sold with servicing retained was approximately $782 thousand and $774 thousand, respectively. The estimated fair value of these mortgage servicing rights was in excess of their carrying value at both September 30, 2000 and 1999, and therefore no impairment reserve was necessary.

================================================================================
(4) SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate fair value of securities available for sale at September 30 are as follows:


----------------------------------------------------------------------------------------------------------------------
(In  thousands)                                                                      2000
----------------------------------------------------------------------------------------------------------------------
                                                                           GROSS          GROSS          APPROXIMATE
                                                            AMORTIZED      UNREALIZED     UNREALIZED     FAIR
                                                            COST           GAINS          LOSSES         VALUE
----------------------------------------------------------------------------------------------------------------------
  U.S.  Government securities  and agencies  obligations    $ 161,653          92         (561)         161,184
  Obligations of states  and  political  subdivisions          80,304         166         (111)          80,359
  Mortgage-backed securities                                    2,138          14           (3)           2,149
  Corporate debt securities                                    12,350           3           (8)          12,345
----------------------------------------------------------------------------------------------------------------------
     Total debt securities available for sale                 256,445         275         (683)         256,037
  Mutual funds and marketable equity securities                 1,750         141          (26)           1,865
  Non-marketable  equity securities                             8,848           -            -            8,848
----------------------------------------------------------------------------------------------------------------------
     Total securities available for sale                    $ 267,043         416         (709)         266,750
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
(In  thousands)                                                                      1999
----------------------------------------------------------------------------------------------------------------------
                                                                           GROSS          GROSS          APPROXIMATE
                                                            AMORTIZED      UNREALIZED     UNREALIZED     FAIR
                                                            COST           GAINS          LOSSES         VALUE
----------------------------------------------------------------------------------------------------------------------

  U.S. Government securities and agencies obligations       $ 172,544           3         (555)         171,992
  Obligations of states and political subdivisions             73,126         221          (85)          73,262
  Mortgage-backed securities                                   17,344          28         (240)          17,132
  Corporate  debt  securities                                   5,651          27          (17)           5,661
----------------------------------------------------------------------------------------------------------------------
     Total debt securities available for sale                 268,665         279         (897)         268,047
  Mutual funds and marketable equity securities                 5,534         100         (148)           5,486
  Non-marketable equity securities                              7,338           -            -            7,338
----------------------------------------------------------------------------------------------------------------------
     Total securities available for sale                    $ 281,537         379       (1,045)         280,871
----------------------------------------------------------------------------------------------------------------------


During 2000, proceeds from sales of securities available for sale totaled $68.0 million, with gross gains of $257 thousand and gross losses of $540 thousand. During 1999, proceeds from sales of securities available for sale totaled $44.1 million, with gross gains of $9 thousand. During 1998, proceeds from sales of securities available for sale totaled $54.8 million, with gross gains of $9 thousand and gross losses of $1 thousand.

As of September 30, 2000, the contractual maturity of debt securities available for sale (mortgage-backed securities are shown separately) at amortized cost and approximate fair value is as follows:

-------------------------------------------------------------------
(In thousands)
-------------------------------------------------------------------
                                                  APPROXIMATE
                                   AMORTIZED      FAIR
  MATURITY RANGES                  COST           VALUE
-------------------------------------------------------------------

Within one year                   $ 149,740         149,768
After one year to five years         85,488          85,324
After five years to ten years        17,173          16,891
Over ten years                        1,906           1,905
Mortgage-backed securities            2,138           2,149
-------------------------------------------------------------------
        Total                     $ 256,445         256,037
-------------------------------------------------------------------

================================================================================
Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Mortgage-backed securities available for sale consist entirely of direct pass-through Freddie Mac and Ginnie Mae securities.

Other than U.S. government sponsored enterprise securities (securities issued by Freddie Mac or Fannie Mae), and securities issued by the Federal Home Loan Bank of New York, there were no securities of a single issuer that exceeded 10% of shareholders' equity at September 30, 2000 and 1999.

The  carrying  value  of  securities   available  for  sale  pledged  to  secure
borrowings, deposits and for other purposes was approximately $127.4 million at September 30, 2000.

(5) INVESTMENT SECURITIES HELD TO MATURITY

The amortized cost and approximate fair value of investment securities held to maturity as of September 30 are as follows:


----------------------------------------------------------------------------------------------------------------------
(In  thousands)                                                                      2000
----------------------------------------------------------------------------------------------------------------------
                                                                           GROSS          GROSS          APPROXIMATE
                                                            AMORTIZED      UNREALIZED     UNREALIZED     FAIR
                                                            COST           GAINS          LOSSES         VALUE
----------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                  $ 1,301        36             (10)           1,327
Corporate and other debt securities                           1,000         -             (38)             962
----------------------------------------------------------------------------------------------------------------------
  Total investment securities                               $ 2,301        36             (48)           2,289
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
(In  thousands)                                                                      1999
----------------------------------------------------------------------------------------------------------------------
                                                                           GROSS          GROSS          APPROXIMATE
                                                            AMORTIZED      UNREALIZED     UNREALIZED     FAIR
                                                            COST           GAINS          LOSSES         VALUE
----------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities                                  $ 1,535        62              (5)           1,592
Corporate and other debt securities                             999         5             (14)             990
----------------------------------------------------------------------------------------------------------------------
  Total investment securities                               $ 2,534        67             (19)           2,582
----------------------------------------------------------------------------------------------------------------------



The amortized cost and approximate fair value of investment securities held to maturity at September 30, 2000, by contractual maturity (mortgage-backed securities are shown separately), are as follows:

-------------------------------------------------------------------
(In thousands)
-------------------------------------------------------------------
                                                     APPROXIMATE
                                   AMORTIZED         FAIR
  MATURITY RANGES                  COST              VALUE
-------------------------------------------------------------------
Over ten years                     $ 1,000           962
Mortgage-backed securities           1,301         1,327
-------------------------------------------------------------------
   Total                           $ 2,301         2,289
-------------------------------------------------------------------

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Mortgage-backed   securities  held  to  maturity   consist  entirely  of  direct
pass-through Ginnie Mae securities.

================================================================================
(6) NET LOANS RECEIVABLE

A summary of net loans  receivable at September 30 follows:
--------------------------------------------------------------------------------
(In thousands)                          2000             1999
--------------------------------------------------------------------------------
Loans secured by real estate:
   Residential                        $ 226,961         221,721
   Commercial                           233,334         216,700
   Construction                           7,300          13,761
--------------------------------------------------------------------------------
      Total real estate loans           467,595         452,182
--------------------------------------------------------------------------------
Commercial business loans                87,167          66,274
--------------------------------------------------------------------------------
Home equity lines of credit               5,019           6,776
Other consumer loans                     39,320          42,081
--------------------------------------------------------------------------------
      Total consumer loans               44,339          48,857
--------------------------------------------------------------------------------
      Total gross loans                 599,101         567,313

Less:  Unearned discount and
   net deferred fees and costs             (364)           (407)

   Allowance for loan losses            (11,891)        (10,764)
--------------------------------------------------------------------------------
         Net loans receivable         $ 586,846         556,142
--------------------------------------------------------------------------------

Non-performing loans at September 30 are as follows:

--------------------------------------------------------------------------------
(In thousands)                           2000          1999         1998
--------------------------------------------------------------------------------
   Non-accrual loans                  $   5,600       7,267        9,567
   Restructured loans                        53         616        2,081
--------------------------------------------------------------------------------
      Total                           $   5,653       7,883       11,648
--------------------------------------------------------------------------------

All restructured loans were performing according to their modified terms at September 30, 2000, 1999 and 1998.

Had the above non-accrual loans been on accrual status, or had the interest rate not been reduced with respect to the loans restructured in troubled debt restructurings, the additional interest that would have been earned was approximately $186 thousand, $326 thousand and $180 thousand for 2000, 1999 and 1998, respectively. There are no commitments to extend further credit on non-performing loans.

Changes in the allowance for loan losses for the years ended September 30 were as follows:

--------------------------------------------------------------------------------
(In thousands)                           2000          1999         1998
--------------------------------------------------------------------------------
Balance at beginning of year          $ 10,764        8,260        6,429
Provision charged to operations          2,563        3,250        4,050
Loans charged-off                       (1,942)        (995)      (2,446)
Recoveries on loans charged-off            506          249          227
--------------------------------------------------------------------------------
Balance at end of year                $ 11,891       10,764        8,260
--------------------------------------------------------------------------------

At September 30, 2000 and 1999, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $3.0 million and $4.9 million, respectively, for which the related allowance for loan losses was $764 thousand and $373 thousand, respectively. As of September 30, 2000 and 1999, there were no impaired loans which did not have an allowance for loan loss. The average recorded investment in impaired loans for the years ended September 30, 2000, 1999 and 1998 was $3.3 million, $6.0 million and $5.9 million, respectively. The total interest income recognized on impaired loans during the period of impairment for each of the following respective years was approximately $66 thousand, $200 thousand and $0 thousand for 2000, 1999 and 1998, respectively. The interest income recognized on impaired loans during the period of impairment using the cash basis of income recognition was approximately $3 thousand, $137 thousand and $0 thousand for 2000, 1999 and 1998, respectively.

Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total shareholders' equity at both September 30, 2000 and 1999.

(7) ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following at September 30:

--------------------------------------------------------------------------------
(In thousands)                          2000             1999
--------------------------------------------------------------------------------
Loans                                 $ 3,458           3,084
Securities available for sale           2,590           2,169
Investment securities held to maturity     16              17
--------------------------------------------------------------------------------
                                      $ 6,064           5,270
--------------------------------------------------------------------------------

(8) OTHER REAL ESTATE OWNED

Other real estate owned at September 30 consists of the  following:

--------------------------------------------------------------------------------
(In thousands)                          2000             1999
--------------------------------------------------------------------------------
Commercial properties                 $ 1,033           1,769
Residential properties
    (1-4 family)                          240              76
--------------------------------------------------------------------------------
                                      $ 1,273           1,845
--------------------------------------------------------------------------------

(9) PREMISES  AND  EQUIPMENT,NET

A summary of premises and equipment at September 30 is as follows:

--------------------------------------------------------------------------------
(In thousands)                          2000             1999
--------------------------------------------------------------------------------
Land                                  $ 2,084           1,633
Buildings                              13,141          12,260
Furniture, fixtures and equipment       9,874           8,474
Leasehold improvements                  3,200           3,457
Construction in progress                  887           2,400
--------------------------------------------------------------------------------
                                       29,186          28,224
Less accumulated
  depreciation and amortization       (14,149)        (13,175)
--------------------------------------------------------------------------------
    Premises and equipment, net      $ 15,037          15,049
--------------------------------------------------------------------------------

================================================================================
Depreciation and amortization expense was approximately $1.3 million, $1.3 million and $1.6 million for the years ended September 30, 2000, 1999 and 1998, respectively. (10)Deposits A summary of deposits at September 30 is as follows:

--------------------------------------------------------------------------------
(In thousands)                          2000             1999
--------------------------------------------------------------------------------
Savings accounts (2.75% to 5.50%)    $ 177,589         191,968
--------------------------------------------------------------------------------
Time deposits:
   1.79% to 3.99%                        1,362           6,209
   4.00% to 4.99%                       55,906         160,315
   5.00% to 5.99%                      112,888          53,587
   6.00% to 6.99%                       48,123           4,833
   7.00% to 7.99%                            -           2,768
--------------------------------------------------------------------------------
   Total time deposits                 218,279         227,712
--------------------------------------------------------------------------------
Money market accounts
   (2.00% to 3.00%)                     26,103          20,348
N.O.W. and Super N.O.W. accounts
   (2.00% to 2.35%)                     90,005          86,305
Demand deposit accounts
   (non-interest bearing)               43,996          37,040
--------------------------------------------------------------------------------
Total transaction accounts             160,104         143,693
--------------------------------------------------------------------------------
Total deposits                       $ 555,972         563,373
--------------------------------------------------------------------------------

The contractual maturities of time deposits for the years subsequent to September 30, 2000 are as follows:

--------------------------------------------------------------------------------
Years ending September 30,
--------------------------------------------------------------------------------
  (In thousands)
  2001                   $ 166,624
  2002                      36,823
  2003                       7,869
  2004                       3,268
  2005 and thereafter        3,695
--------------------------------------------------------------------------------
                         $ 218,279
--------------------------------------------------------------------------------

Individual time deposits with a balance of $100 thousand or greater totaled approximately $30.0 million and $24.5 million at September 30, 2000 and 1999, respectively.

Interest expense on deposits and escrow accounts for the years ended September 30 consisted of the following:

--------------------------------------------------------------------------------
(In thousands)                      2000      1999             1998
--------------------------------------------------------------------------------
Time accounts                    $ 10,857    12,514          14,701
Savings accounts                    5,241     5,581           6,451
Money market accounts                 649       555             431
N.O.W. and Super N.O.W. accounts    1,943     1,758           1,696
Escrow accounts                        64        62              60
--------------------------------------------------------------------------------
                                 $ 18,754    20,470          23,339
--------------------------------------------------------------------------------

(11) SECURITIES SOLD UNDER
     AGREEMENTS TO REPURCHASE
     AND SHORT-TERM BORROWINGS

A summary of securities sold under agreements to repurchase and short-term borrowings as of September 30 and for the years then ended is presented below:

--------------------------------------------------------------------------------
(Dollars in thousands)             2000        1999            1998
--------------------------------------------------------------------------------
Securities sold under
 agreements to repurchase:
  Balance at September 30       $ 105,781     3,736           2,524
  Maximum month-end balance       105,781     4,745           2,544
  Average balance during
   the year                        16,481     3,286           1,222
  Average rate during the year       5.52%     3.10%           2.70%
  Weighted-average rate at
   September 30                      6.42%     3.00%           3.45%

Short-term borrowings:
  Balance at September 30       $  20,000   100,700               -
  Maximum month-end balance       100,000   100,700               -
  Average balance during
   the year                        28,540    12,581               -
  Average rate during the year       6.15%     5.04%              -
  Weighted-average rate at
   September 30                      6.60%     5.34%              -
  Average aggregate borrowing
   rate during the year              5.92%     4.64%           2.70%

All securities repurchase agreements at September 30, 2000 mature within ninety days. As of September 30, 2000, there was approximately $56 thousand of accrued interest payable on the repurchase agreements. The fair value of the securities subject to the repurchase agreements was approximately $110.3 million at
September 30, 2000, plus accrued interest receivable of approximately $139 thousand.

Short-term borrowings represent borrowings with original maturities of one year or less.

The Company has established overnight and term lines of credit with the FHLB. If advanced, such lines of credit will be collateralized by qualifying loans, securities and FHLB stock. Total availability under these lines and other borrowing programs of the FHLB was approximately $92.1 million and $84.6 million at September 30, 2000 and 1999, respectively. Participation in the FHLB borrowing programs requires an investment in FHLB stock. The recorded investment in FHLB stock, included in securities available for sale on the consolidated statements of condition, amounted to $8.8 million and $7.3 million at September 30, 2000 and 1999, respectively.

(12) LONG-TERM DEBT

At September 30, 2000, long-term debt included a $3.0 million, 5.89% fixed rate amortizing loan with a final balloon payment of $2.9 million due in January 2001, and other long-term borrowings of $50.0 million with a weighted-average interest rate of 6.00% at September 30, 2000. Of the $50.0 million of long-term borrowings, $40.0 million has fixed interest rates, with the interest rate on the remaining $10.0 million tied to LIBOR, adjusted monthly. The weighted-average contractual maturity of the $50.0 million of long-term borrowings is 5.8 years at September 30, 2000. Long-term borrowings totaling $10.0 million with a fixed rate of 5.50% and a contractual maturity in July 2008, are callable in February 2001. All long-term debt is with the FHLB.

The following table sets forth the contractual maturities of the long-term debt as of September 30, 2000:

Years ending September 30,
--------------------------------------------------------------------------------
  (In thousands)
--------------------------------------------------------------------------------
     2001                              $ 3,027
     2002                                    -
     2003                               10,000
     2004                                    -
     2005                               15,000
     2006 and thereafter                25,000
--------------------------------------------------------------------------------
                                       $53,027
--------------------------------------------------------------------------------

Collateral for the long-term debt at September 30, 2000 includes a blanket lien on general assets of the Company and approximately $10.6 million of pledged securities.

(13) INCOME TAXES

The components of income tax expense (benefit) for the years ended September 30 are as follows:

--------------------------------------------------------------------------------
(In thousands)                     2000              1999              1998
--------------------------------------------------------------------------------
Current tax expense:
  Federal                        $ 3,759            2,319              850
  State                              781              520              303
Deferred tax benefit              (1,086)          (2,924)          (3,027)
--------------------------------------------------------------------------------
  Income tax expense (benefit)   $ 3,454              (85)          (1,874)
--------------------------------------------------------------------------------

The following is a reconciliation of the expected income tax expense (benefit) and the actual income tax expense (benefit) for the years ended September 30.
The expected income tax expense (benefit) has been computed by applying the statutory Federal tax rate to income before income tax expense (benefit):

--------------------------------------------------------------------------------
(Dollars in thousands)                     2000          1999             1998
--------------------------------------------------------------------------------
Income tax expense (benefit) at
  applicable Federal statutory rate       $ 4,102         677             (936)
Increase (decrease) in income tax
  expense (benefit) resulting from:
    Tax-exempt income                      (1,057)       (712)            (637)
    State income tax expense
      (benefit), net of Federal impact        415          60             (276)
    Other                                      (6)       (110)             (25)
--------------------------------------------------------------------------------
      Income tax expense (benefit)        $ 3,454         (85)          (1,874)
--------------------------------------------------------------------------------
Effective tax rate                           28.6%       (4.3)%          (68.1)%
--------------------------------------------------------------------------------

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 are presented below:

--------------------------------------------------------------------------------
(In thousands)                                      2000             1999
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                       $ 4,319             3,823
  Other real estate owned                             127               340
  Charitable contribution carryforward              2,726             3,140
  Accrued expenses                                  2,223             1,367
  Depreciation                                        740               702
  Deferred compensation                               683               560
--------------------------------------------------------------------------------
    Total gross deferred tax assets                10,818             9,932
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Pension costs                                       (45)             (147)
  Prepaid expenses                                   (280)             (293)
  Net deferred loan origination
    fees and costs                                   (130)             (122)
  Mortgage servicing rights                          (305)             (302)
  Other items                                         (28)             (124)
--------------------------------------------------------------------------------
    Total gross deferred tax liabilities             (788)             (988)
--------------------------------------------------------------------------------
    Net deferred tax asset at end of year          10,030             8,944
--------------------------------------------------------------------------------
    Net deferred tax asset
      at beginning of year                          8,944             6,020
--------------------------------------------------------------------------------
        Deferred tax benefit for the year         $(1,086)           (2,924)
--------------------------------------------------------------------------------

In addition to the deferred tax assets and liabilities described above, the Company had a deferred tax asset of $117 thousand and $266 thousand at September 30, 2000 and 1999, respectively, related to the net unrealized loss on securities available for sale.

A corporation's annual tax deduction for charitable contributions is subject to a limitation based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the cash contributions and commitment to The Troy Savings Bank Charitable Foundation, as well as the contribution of common stock to The Troy Savings Bank Community Foundation, at September 30, 2000, the Company had an unused charitable contribution carry-forward of approximately $5.1 million, which is available for deduction through 2003 and 2004.

================================================================================

Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the sufficiency of temporary taxable items, historical taxable income, as well as estimates of future taxable income, the Company believes it is more likely than not that the gross deferred tax assets at September 30, 2000 will be realized.

As a savings institution, the Savings Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. Tax bad debt reserves consist of a defined "base-year" amount, plus additional amounts ("excess reserves") accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future. Federal tax laws include a requirement to recapture into taxable income (over a six year period) the Federal bad debt reserves in excess of the base-year amounts. The Savings Bank has established a deferred tax liability with respect to such excess Federal reserves. New York State tax laws designate all state bad debt reserves as the base-year amount.

Deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $7.9 million and "supplemental" reserve (as defined) of $1.0 million at September 30, 2000, and the state base-year reserve of $18.9 million at September 30, 2000, since the Company does not expect that the base-year reserves will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include
(i) redemptions of the Savings Bank's stock or certain excess distributions by the Savings Bank to the Parent Company, and (ii) failure of the Savings Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liability at September 30, 2000 with respect to the Federal base-year reserve and supplemental reserve was $2.7 million and $340 thousand, respectively. The unrecognized deferred tax liability at September 30, 2000 with respect to the state base-year reserve was approximately $1.1 million (net of Federal benefit).

(14) EARNINGS PER SHARE

The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the year ended September 30, 2000, and for the year ended September 30, 1999, based on net income for the six-month period from April 1, 1999 to September 30, 1999. Earnings per share information for periods prior to the Company's initial public offering on March 31, 1999 is not applicable.

                                                                     2000                                 1999
----------------------------------------------------------------------------------------------------------------------------------
                                                         Net       Weighted       Per Share     Net      Weighted     Per Share
                                                       Income     Avg. Shares      Amount     Income    Avg. Shares     Amount
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except share and per share data)
----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                              $ 8,610      10,030,520      $ 0.86     $ 3,723     11,526,139     $ 0.32
                                                      -------                      ------     -------                    ------
Dilutive effect of potential common
  shares outstanding:
    Stock options                                                       2,484                                     --
    Restricted stock awards                                            33,573                                     --
----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                            $ 8,610      10,066,577      $ 0.86     $ 3,723     11,526,139     $ 0.32
----------------------------------------------------------------------------------------------------------------------------------

Dilutive  shares for stock  options and  restricted  stock awards  represent the
number  of  incremental   shares  computed  using  the  treasury  stock  method.

(15)Employee Benefit Plans

The Company maintains a non-contributory pension plan with Retirement System Group, Inc. covering substantially all its full-time employees. The benefits are generally computed as two percent of the highest three year average annual earnings (as defined by the plan) multiplied by years of credited service, subject to various caps and adjustments as provided for in the plan. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for Federal income tax purposes, or (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. Assets of the plan are primarily invested in pooled equity and fixed income funds.

The following table sets forth the pension plan's funded status and amounts recognized in the Company's consolidated financial statements at September 30:

================================================================================

--------------------------------------------------------------------------------
(In thousands)                                        2000           1999
--------------------------------------------------------------------------------
Reconciliation of projected benefit
  obligation:
    Obligation at beginning of year                $ 12,582          12,458
      Service cost                                      636             660
      Interest cost                                     903             829
      Benefit payments                                 (514)           (493)
      Actuarial gain                                   (619)           (872)
--------------------------------------------------------------------------------
Obligation at end of year                          $ 12,988          12,582
--------------------------------------------------------------------------------
Reconciliation of fair value of plan assets:
  Fair value of plan assets at beginning
    of year                                        $ 14,990          12,805
    Actual return on plan assets                      2,572           2,295
    Employer contributions                               --             383
    Benefit payments                                   (514)           (493)
--------------------------------------------------------------------------------
  Fair value of plan assets at
  end of year                                      $ 17,048          14,990
--------------------------------------------------------------------------------
Reconciliation of funded status:
  Funded status at end of year                     $  4,060           2,408
  Unrecognized net actuarial gain                    (4,190)         (2,323)
Unrecognized prior service cost                         244             292
--------------------------------------------------------------------------------
  Prepaid pension cost at end of year              $    114             377
--------------------------------------------------------------------------------

Net periodic pension cost recognized in the Company's consolidated statements of income for the years ended September 30 included the following components:

--------------------------------------------------------------------------------
(In thousands)                            2000          1999          1998
--------------------------------------------------------------------------------
Service cost                            $   636          660           580
Interest cost                               903          829           752
Expected return on plan assets           (1,254)      (1,085)       (1,038)
Net amortization and deferral               (22)          48           (68)
--------------------------------------------------------------------------------
  Net periodic pension cost             $   263          452           226
--------------------------------------------------------------------------------

The actuarial assumptions used in determining the actuarial present value of the projected benefit obligations as of September 30 were as follows:

--------------------------------------------------------------------------------
                                          2000         1999           1998
--------------------------------------------------------------------------------
Discount rate                             8.00%        7.25%          6.50%
Long-term rate of return                  9.00%        8.50%          8.00%
Salary increase rate                      5.50%        4.50%          4.50%

The Company maintains a 401(k) savings plan covering all salaried and commissioned employees who become eligible to participate upon attaining the age of twenty-one and completing one year of service. Participants may contribute from 2% to 15% of their compensation. The Company made matching contributions equal to 50% of the participants' contributions (up to a limit of 3% of the participants' compensation) in fiscal 1998, and through March 31, 1999 of fiscal 1999. Employer matching contributions vest 20% per year beginning after one year of participation in the plan. Employer matching contributions were approximately $77 thousand and $146 thousand for the years ended September 30, 1999 and 1998, respectively. The plan was amended effective April 1, 1999 to discontinue employer matching contributions.

The Company has established a self-funded employee welfare benefit plan to provide health care coverage (hospital medical, major medical and prescription drug) for eligible employees and their dependents who enroll in the plan. This self insurance program is administered by an unrelated company. Under the terms of the self insurance program, the Company could incur up to a maximum of approximately $978 thousand for the cost of covered claims for the plan year ending December 31, 2000. The Company has purchased a $1.0 million insurance policy to cover claims in excess of the maximum costs under the plan. In addition, there are lower maximum cost limitations for individual claims.

The Company provides certain medical, dental and life insurance benefits for retired employees (post-retirement benefits). Substantially all of the Company's employees will become eligible for those benefits if they reach normal retirement age while working for the Company and have the required years of service.

The following table sets forth the post-retirement benefit plan's funded status and amounts recognized in the Company's consolidated financial statements at September 30:

--------------------------------------------------------------------------------
(In  thousands)                                     2000           1999
--------------------------------------------------------------------------------
Reconciliation of accumulated post-
  retirement benefit obligation:
    Obligation at beginning of year               $ 3,475          3,437
      Service cost                                    150            189
      Interest cost                                   228            223
      Benefit payments                               (196)          (186)
      Actuarial gain                                 (462)          (188)
--------------------------------------------------------------------------------
    Obligation at end of year                     $ 3,195          3,475
--------------------------------------------------------------------------------
Reconciliation of funded status:
  Unfunded post-retirement
    benefit obligation                            $(3,195)        (3,475)
  Unrecognized transition obligation                2,032          2,168
  Unrecognized net actuarial gain                    (665)          (192)
--------------------------------------------------------------------------------
    Accrued post-retirement benefit
      liability                                   $(1,828)        (1,499)
--------------------------------------------------------------------------------

Net  periodic   post-retirement   benefit  cost   recognized  in  the  Company's
consolidated statements of income for the years ended September 30 included the following components:

--------------------------------------------------------------------------------
(In thousands)                              2000         1999         1998
--------------------------------------------------------------------------------
Service cost                               $ 150          189          170
Interest cost                                228          223          204
Amortization of transition obligation        136          136          136
Amortization of unrecognized gain            (11)          --           --
--------------------------------------------------------------------------------
  Net periodic post-
    retirement benefit cost                $ 503          548          510
--------------------------------------------------------------------------------

================================================================================
The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 8.00%, 7.25% and 6.50% as of September 30, 2000, 1999 and 1998, respectively.

For measurement purposes, 5% and 3% annual rates of increase in the per capita cost of covered medical and dental costs, respectively, were assumed for fiscal 2000 and thereafter. The medical and dental cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed medical and dental cost trend rates one percentage point in each year would increase the accumulated post-retirement benefit obligation as of September 30, 2000 by approximately $264 thousand (8.3%), and increase the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for fiscal 2000 by approximately $40 thousand (10.6%). Decreasing the assumed medical and dental cost trend rates one percentage point in each year would decrease the accumulated post-retirement benefit obligation as of September 30, 2000 by approximately $240 thousand (7.5%), and decrease the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for fiscal 2000 by approximately $35 thousand (9.3%).

During the year ended September 30, 1999, the Company adopted a supplemental retirement and benefit restoration plan for certain executive officers to restore certain benefits that may be reduced due to Internal Revenue Service regulations and to provide supplemental benefits to selected participants in the ESOP who retire or otherwise terminate employment before the ESOP has repaid the loan it incurred to purchase the Company's common stock. The benefits under this plan are unfunded and as of September 30, 2000 and 1999, the accumulated benefit obligation was approximately $962 thousand and $896 thousand, respectively. As of September 30, 2000 and 1999, the Company had an accrued benefit liability of $407 thousand and $158 thousand, respectively, related to this plan. The Company recorded an expense of approximately $249 thousand and $158 thousand related to this plan during the years ended September 30, 2000 and 1999, respectively.

(16) STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OWNERSHIP PLAN
The Company established an ESOP in conjunction with the Company's initial public offering to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $9.7 million from the Company and used the funds to purchase 971,122 shares of the common stock of the Company in the open market. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of fifteen years. At September 30, 2000, the loan had an outstanding balance of $9.2 million and an interest rate of 7.00%. Both the loan obligation and the unearned compensation will be reduced by the amount of loan repayments to be made by the ESOP at the end of each plan year ending on December 31. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares released from the suspense account are allocated among participants at the end of the plan year on the basis of relative compensation in the year of allocation.

Unallocated ESOP shares are pledged as collateral on the loan and are reported as a reduction of shareholders' equity. The Company reports compensation expense equal to the average market price of the shares to be released from collateral at the end of the plan year. The Company recorded approximately $852 thousand and $423 thousand of compensation expense related to the ESOP for the years ended September 30, 2000 and 1999, respectively.

The ESOP  shares as of  September  30, 2000 were as  follows:

Allocated  shares                                  58,447
Shares released for allocation                         --
Unallocated  shares                               911,286
------------------------------------------------------------
  Total ESOP shares                               969,733
------------------------------------------------------------
Market value of unallocated shares
  at September 30, 2000 (in thousands)           $ 10,708
------------------------------------------------------------

LONG-TERM EQUITY COMPENSATION PLAN
On October 1, 1999, the Company's shareholders approved the Troy Financial Corporation Long-Term Equity Compensation Plan (the "LTECP"). The LTECP consists of a stock option plan and a Management Recognition Plan (the "MRP"). The primary objective of the LTECP is to enhance the Company's ability to attract and retain highly qualified officers, employees, directors, consultants and other service providers to advance the interests of the Company by providing such persons with stronger incentives to continue to serve the Company and its subsidiaries and to expend maximum effort to improve the business results and earnings of the Company.

Under the LTECP, 1,213,902 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund option exercises with treasury stock. Options under the LTECP may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. Options expire no later than ten years following the grant date. On October 1, 1999, options to purchase 1,015,617 shares were granted at an exercise price of $10.813 per share. These options have a ten year term and vest at a rate of 20% per year from the grant date. At September 30, 2000, 1,005,867 of these options were outstanding, as 9,750 options were forfeited during the year ended September 30, 2000.

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock options. SFAS No. 123 requires companies not using a fair value based method of accounting for stock options or similar plans, to provide pro forma disclosures of net income and earnings per share as if that method of accounting had been applied.

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made on October 1, 1999: dividend yield of 1.85%; expected volatility of 15.0%; risk-free interest rate of 6.22%; and expected life of 7 years. The estimated weighted-average fair value of the options granted on October 1, 1999 was $2.88 per option.

================================================================================
Pro forma disclosures for the year ended September 30, 2000, utilizing the estimated fair value of the options granted, are as follows:

Net income (in thousands):
   As reported                           $ 8,610
   Pro forma                               8,171
Basic earnings per share:
   As reported                              0.86
   Pro forma                                0.81
Diluted earning per share:
   As reported                              0.86
   Pro forma                                0.81

Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimates, the existing model, in management's opinion, does not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the year ended September 30, 2000, may not be representative of the pro forma effects on reported net income and earnings per share for future years.

Under the MRP, 485,561 shares of authorized but unissued shares are reserved for issuance. The Company also has the alternative to fund the MRP with treasury stock. On October 1, 1999, 446,165 shares of restricted stock were awarded under the MRP. The fair market value of the shares awarded at the grant date was $10.813 per share (or $4.8 million in the aggregate) and is being amortized to expense on a straight-line basis over the five year vesting period of the underlying shares. Compensation expense related to the MRP of $961 thousand was recorded in the year ended September 30, 2000. The remaining unearned compensation cost of $3.8 million was reported as a reduction of shareholders' equity at September 30, 2000. Shares awarded under the MRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost basis of the shares recorded as a reduction of retained earnings. During the year ended September 30, 2000, 1,500 unvested MRP shares were forfeited and transferred to treasury stock at the grant date fair market value of $10.813 per share.

(17) COMMITMENTS AND CONTINGENT LIABILITIES

(A) LEASE OBLIGATIONS The Company leases several banking office facilities under various noncancellable operating leases. These leases expire (excluding renewal options) through 2009. Minimum rental commitments under lease contracts are as follows:

Years ending September 30,
-------------------------------------------------------------------------
(In  thousands)
-------------------------------------------------------------------------
   2001                                          $  560
   2002                                             563
   2003                                             514
   2004                                             523
   2005                                             307
   Thereafter                                       265
-------------------------------------------------------------------------
                                                 $2,732
-------------------------------------------------------------------------

(B)  DATA PROCESSING AGREEMENT
During the year ended September 30, 1997, the Company renewed its data processing agreement through January 2002. At September 30, 2000, remaining commitments under this agreement were approximately $1.2 million.

(C)  OFF-BALANCE-SHEET FINANCING AND CONCENTRATIONS OF CREDIT
The Company is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Contract amounts of financial instruments that represent potential future extensions of credit as of September 30 at fixed and variable interest rates are as follows:

--------------------------------------------------------------------------------
                                                           2000
--------------------------------------------------------------------------------
(In  thousands)                                 FIXED     VARIABLE     TOTAL
--------------------------------------------------------------------------------
Financial instruments whose
  contract amounts represent credit risk:
    Commitments outstanding:
      Conventional mortgages                   $ 2,055      4,150       6,205
      Commercial real estate and
        commercial business                      3,777     10,904      14,681
      Construction loans                            --     19,608      19,608
--------------------------------------------------------------------------------
                                                 5,832     34,622      40,494
--------------------------------------------------------------------------------
    Unused lines of credit:
      Home equity                                   --      4,100       4,100
      Commercial                                   228     70,407      70,635
      Overdraft                                     --      3,326       3,326
--------------------------------------------------------------------------------
                                                   228     77,833      78,061
--------------------------------------------------------------------------------
    Standby letters of credit                       --      6,855       6,855
--------------------------------------------------------------------------------
                                               $ 6,060    119,350     125,410
--------------------------------------------------------------------------------

================================================================================

--------------------------------------------------------------------------------
                                                            1999
--------------------------------------------------------------------------------
(In thousands)                                    FIXED    VARIABLE     TOTAL
--------------------------------------------------------------------------------
Financial instruments whose
  contract amounts represent credit risk:
    Commitments outstanding:
      Conventional mortgages                    $ 12,088     1,368      13,456
      Commercial real estate and
        commercial business                           --    18,380      18,380
      Construction loans                              --    20,270      20,270
--------------------------------------------------------------------------------
                                                  12,088    40,018      52,106
--------------------------------------------------------------------------------
    Unused lines of credit:
      Home equity                                     --     5,974       5,974
      Commercial                                   6,412    58,445      64,857
      Overdraft                                       --     2,863       2,863
--------------------------------------------------------------------------------
                                                   6,412    67,282      73,694
--------------------------------------------------------------------------------
    Standby letters of credit                         --     1,684       1,684
--------------------------------------------------------------------------------
                                                $ 18,500   108,984     127,484
--------------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since not all of the commitments are expected to be funded, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

Commitments to extend credit may be written on a fixed rate basis exposing the Company to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance-sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension.

Certain residential mortgage loans are written on an adjustable rate basis and include interest rate caps which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable rate residential mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. At September 30, 2000 and 1999, approximately $57.9 million and $55.5 million of adjustable rate residential mortgage loans had interest rate caps.

The Company generally enters into rate lock agreements at the time that residential mortgage loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Company makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Company is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

At September 30, 2000 and 1999, the Company had rate lock agreements (certain of which relate to loan applications for which no formal commitment has been made) and conventional mortgage loans held for sale amounting to approximately $4.4 million and $8.5 million, respectively.

In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into mandatory forward sales commitments and option agreements to sell loans in the secondary market to unrelated investors. At September 30, 2000 and 1999, the Company had mandatory commitments and cancelable options to sell conventional fixed rate mortgage loans at set prices amounting to approximately $5.0 million and $9.0 million, respectively. The Company believes that it will be able to meet the mandatory commitments without incurring any material losses.

(D) SERVICED LOANS
Total  loans   serviced  by  the  Company  for  unrelated   third  parties  were
approximately $236.3 million and $230.6 million at September 30, 2000 and 1999, respectively.

(E) CONTINGENT LIABILITIES
In the ordinary course of business there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company's consolidated financial statements.

(F) CHARITABLE  FOUNDATION  CONTRIBUTION  COMMITMENT
In fiscal 1998, the Savings Bank contributed $1.0 million in cash to The Troy Savings Bank Charitable Foundation (the "Foundation") and entered into a binding, unconditional commitment to contribute an additional $4.0 million in cash to the Foundation over the next three years. In fiscal 2000 and 1999, the Savings Bank contributed an additional $1.5 million and $1.0 million, respectively, in cash to the Foundation. The remaining cash contribution due to the Foundation is $1.5 million for fiscal 2001.

================================================================================
As of September 30, 2000 and 1999, the present value of the above commitment was $1.4 million and $2.7 million, respectively, and was recorded as a liability in the consolidated statements of condition. A related contribution expense of $4.5 million was recorded in the 1998 consolidated statement of income. The difference between the present value of the initial commitment and the gross amounts due to the Foundation is being amortized into contribution expense over the initial three year payment period. Such amortization was $221 thousand and $211 thousand in fiscal 2000 and 1999, respectively.

(G)  CONCENTRATIONS OF CREDIT
The Company grants commercial, consumer and residential loans primarily to customers throughout the six New York State counties of Albany, Rensselaer, Saratoga, Schenectady, Warren and Washington. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate and construction related sectors of the economy.

(H)  RESERVE REQUIREMENT
The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $1.4 million and $1.1 million at September 30, 2000 and 1999, respectively.

(I)  LIQUIDATION ACCOUNT AND DIVIDEND RESTRICTIONS
As part of the Savings Bank's conversion from a mutual savings bank to a stock savings bank, the Savings Bank established a liquidation account in an amount equal to the Savings Bank's total equity as of September 30, 1998. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Savings Bank after the conversion. The liquidation account is reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Savings Bank may not pay any dividends that would reduce shareholders' equity below the required liquidation account balance.

The ability of the Savings Bank and the Commercial Bank to pay dividends to the Parent Company is subject to various restrictions. Under New York State Banking Law, dividends may be declared and paid only from the banks' respective net profits, as defined. The approval of the Superintendent of Banks of the State of New York is required if the total of all dividends declared in any year will exceed the net profit for the year plus the retained net profits of the preceding two years. At September 30, 2000, the subsidiary banks had approximately $4.7 million in retained net profits which were available for dividend payments.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value.

In addition there are significant intangible assets that are not considered, such as the value of core deposits and the Company's branch network.

SHORT-TERM FINANCIAL INSTRUMENTS

The fair values of certain financial instruments are estimated to approximate their carrying values because the remaining term to maturity of the financial instrument is less than 90 days or the financial instrument reprices in 90 days or less. Such financial instruments include cash and cash equivalents, accrued interest receivable and accrued interest payable.

LOANS HELD FOR SALE

The estimated fair value of loans held for sale is determined by either using quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price.

SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY

Securities available for sale and investment securities held to maturity are financial instruments which are usually traded in broad markets. Fair values are based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type including residential real estate, commercial real estate, construction, commercial loans and consumer loans.

================================================================================
The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio. The estimated fair value for non-performing loans is based on recent external appraisals or estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no active market for many of these loans, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

DEPOSIT LIABILITIES

The estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, N.O.W. and Super N.O.W. accounts, money market accounts and mortgagors' escrow deposits, is regarded to be the amount payable on demand. The estimated fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The estimated fair value of securities sold under agreements to repurchase, short-term borrowings and long-term debt is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings with similar maturities.

CONTRIBUTIONS PAYABLE

Contributions payable are recorded in the consolidated statements of condition at the present value of the remaining commitments, therefore the estimated fair value approximates the carrying value.

COMMITMENTS  TO EXTEND  CREDIT,  UNUSED  LINES OF CREDIT AND STANDBY  LETTERS OF
CREDIT

The fair value of commitments to extend credit, unused lines of credit and standby-letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates. Based upon the estimated fair value of commitments to extend credit, unused lines of credit and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

TABLE OF FINANCIAL INSTRUMENTS

The carrying values and estimated fair values of financial instruments as of September 30 were as follows:

------------------------------------------------------------------------------------------------------------
(In  thousands)                                             2000                         1999
------------------------------------------------------------------------------------------------------------
                                                                   ESTIMATED                    ESTIMATED
                                                  CARRYING         FAIR           CARRYING      FAIR
                                                  VALUE            VALUE          VALUE         VALUE
------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                       $ 23,755           23,755         35,935        35,935
  Loans held for sale                                2,016            2,016          4,064         4,064
  Securities available for sale                    266,750          266,750        280,871       280,871
  Investment securities held to maturity             2,301            2,289          2,534         2,582
  Loans                                            598,737          576,360        566,906       544,259
    Less:  Allowance for loan losses               (11,891)              --        (10,764)           --
------------------------------------------------------------------------------------------------------------
      Net loans                                    586,846          576,360        556,142       544,259
------------------------------------------------------------------------------------------------------------
    Accrued interest receivable                      6,064            6,064          5,270         5,270
Financial liabilities:
  Deposits:
    Demand, savings, money market, N.O.W. and
      Super N.O.W. accounts                        337,693          337,693        335,661       335,661
    Time accounts                                  218,279          217,786        227,712       227,928
  Mortgagors' escrow accounts                        1,717            1,717          1,596         1,596
  Securities sold under agreements to repurchase   105,781          105,781          3,736         3,736
  Short-term  borrowings                            20,000           20,000        100,700       100,644
  Long-term debt                                    53,027           51,201         44,497        42,229
  Accrued interest payable                             712              712            487           487
  Official bank checks                               7,472            7,472          9,651         9,651
  Contributions payable                              1,385            1,385          2,664         2,664


(19) REGULATORY CAPITAL REQUIREMENTS

FDIC regulations require institutions to maintain a minimum level of regulatory capital. Under the regulations in effect at September 30, 2000 and 1999, banks were required to maintain a minimum leverage ratio of Tier I ("leverage" or "core") capital to adjusted quarterly average assets of 4.0%; and minimum ratios of Tier I capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Federal Reserve Board has also adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. Generally an institution is considered well capitalized if it has a Tier I capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk-weighting and other factors.

As of September 30, 2000 and 1999, the Savings Bank, the Commercial Bank and the Company met all capital adequacy requirements to which they were subject. Also as of that date, each of the Savings Bank, the Commercial Bank and the Company met the standards to be a well capitalized institution under the applicable regulations.

The following is a summary of the actual capital amounts and actual and required capital ratios as of September 30 for the Savings Bank and the consolidated
Company:

-----------------------------------------------------------------------------------------------------
(Dollars in  thousands)                                           2000
-----------------------------------------------------------------------------------------------------
                                                                            REQUIRED RATIOS
                                                                        MINIMUM        CLASSIFICATION
                                               ACTUAL CAPITAL           CAPITAL        AS WELL
                                          AMOUNT            RATIO       ADEQUACY       CAPITALIZED
-----------------------------------------------------------------------------------------------------
Tier 1 Capital:
    Savings Bank                       $ 121,009            14.16%        4.00%           5.00%
    Consolidated                         167,049            19.88         4.00            5.00

Tier 1 Risk-Based Capital:
    Savings Bank                         121,009            19.12         4.00            6.00
    Consolidated                         167,049            25.01         4.00            6.00

Total Risk-Based Capital:
    Savings Bank                         129,015            20.38         8.00           10.00
    Consolidated                         175,493            26.28         8.00           10.00

-----------------------------------------------------------------------------------------------------
(Dollars in  thousands)                                          1999
-----------------------------------------------------------------------------------------------------
                                                                            REQUIRED RATIOS
                                                                        MINIMUM        CLASSIFICATION
                                               ACTUAL CAPITAL           CAPITAL        AS WELL
                                          AMOUNT            RATIO       ADEQUACY       CAPITALIZED
-----------------------------------------------------------------------------------------------------
Tier 1 Capital:
  Savings Bank                          $ 121,358           14.48%         4.00%           5.00%
  Consolidated                            180,339           21.21          4.00            5.00

Tier 1 Risk-Based Capital:
  Savings Bank                            121,358           19.36          4.00            6.00
  Consolidated                            180,339           28.71          4.00            6.00

Total Risk-Based Capital:
  Savings Bank                            129,193           20.61          8.00           10.00
  Consolidated                            188,191           29.96          8.00           10.00

================================================================================
(20) CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Parent Company began operations in conjunction with the Savings Bank's mutual-to-stock conversion and the Parent Company's initial public offering of its common stock. The following represent the Parent Company's statements of condition as of September 30, 2000 and 1999, and its income statements and statements of cash flows for the year ended September 30, 2000, and the period from April 1, 1999 through September 30, 1999. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

--------------------------------------------------------------------------------
(In  thousands)              STATEMENTS OF CONDITION
--------------------------------------------------------------------------------
                                                         2000         1999
--------------------------------------------------------------------------------
ASSETS

  Cash and cash equivalents                           $  2,736          15
  Securities available for sale                         49,132          --
  Loan receivable from ESOP                              9,186       9,669
  Receivable from Savings Bank                              --      48,120
  Accrued  interest receivable                           1,329         273
  Other assets                                           3,425       2,293
  Investment in equity of
    subsidiary banks                                   131,140     121,456
--------------------------------------------------------------------------------
      Total assets                                    $196,948     181,826
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

 Payable to Savings Bank                                28,467       1,387
 Other liabilities and accrued expenses                  1,203          --
--------------------------------------------------------------------------------
   Total liabilities                                    29,670       1,387
--------------------------------------------------------------------------------
 Total shareholders' equity                            167,278     180,439
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity        $ 196,948     181,826
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(In  thousands)              INCOME STATEMENTS
--------------------------------------------------------------------------------
                                                              For the Period
                                                For the        April 1, 1999
                                              Year Ended          through
                                             September 30,     September 30,
                                                 2000              1999
--------------------------------------------------------------------------------
Interest and dividend income:
  Dividends from Savings Bank                  $ 10,010             --
  Loan receivable from ESOP                         655            322
  Securities available for sale                       9             --
  Federal funds sold and interest-
    bearing deposits                                 --            567
--------------------------------------------------------------------------------
  Total interest and dividend income             10,674            889
--------------------------------------------------------------------------------

Net gains from securities transactions              185             --
Other income                                        327             --
--------------------------------------------------------------------------------
  Total non-interest income                         512             --
--------------------------------------------------------------------------------

Compensation and employee benefits                1,004             --
Professional, legal and other fees                  201             --
Printing, postage and telephone                     135             --
Other expenses                                      243             38
--------------------------------------------------------------------------------
  Total non-interest expenses                     1,583             38
--------------------------------------------------------------------------------

Income before income taxes and
  effect of subsidiaries' earnings
    and distributions                             9,603            851
Income tax benefit (expense)                        220           (341)
Effect of subsidiaries' earnings and
  distributions:
    Distributions in excess of earnings          (1,213)            --
    Equity in undistributed earnings                 --          3,213
--------------------------------------------------------------------------------
      Net income                                $ 8,610          3,723
--------------------------------------------------------------------------------

================================================================================

-----------------------------------------------------------------------------------------------
(In thousands)                    STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------
                                                                               For the Period
                                                           For the             April 1, 1999
                                                         Year Ended               through
                                                        September 30,          September 30,
                                                            2000                   1999
-----------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                               $ 8,610                  3,723
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Amortization of restricted stock awards                  961                     --
      Effect of subsidiaries' earnings
        and distributions                                    1,213                 (3,213)
      Dividends from Savings Bank paid by
        transfer of securities available for sale          (10,003)                    --
      Net gains from securities transactions                  (185)                    --
      Increase in accrued interest receivable               (1,056)                  (273)
      Net increase in other assets                          (1,111)                  (659)
      Net increase in other liabilities and
        accrued expenses                                     1,203                   (423)
-----------------------------------------------------------------------------------------------
        Net cash used in
            operating activities                              (368)                  (422)
-----------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Investment in equity of subsidiary banks                 (10,002)               (56,837)
  Proceeds from sales of securities available
     for sale                                                  659                     --
  Purchases of securities available for sale                (1,539)                    --
  Loan made to ESOP                                             --                 (9,669)
  Principal payments on loan receivable from ESOP              483                     --
  Net decrease (increase) in receivable from
    Savings  Bank                                           10,002                (48,120)
-----------------------------------------------------------------------------------------------
      Net cash used in investing activities                   (397)              (114,626)
-----------------------------------------------------------------------------------------------
  Cash flows from financing activities:
    Dividends paid                                          (2,631)                    --
    Purchases of treasury stock                            (20,963)                    --
    Net increase in payable to Savings Bank                 27,080                  1,387
    Net proceeds from stock offering                            --                113,676
-----------------------------------------------------------------------------------------------
        Net cash provided by
            financing activities                             3,486                115,063
-----------------------------------------------------------------------------------------------
    Net increase in cash and cash equivalents                2,721                     15
    Cash and cash equivalents at beginning of period            15                     --
-----------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of period             $ 2,736                     15
-----------------------------------------------------------------------------------------------
    Supplemental disclosures of non-cash investing
      and financing activities:
        Recognition of Savings Bank's total equity
          on date of Parent Company's investment
            in equity of Savings Bank                      $    --                 62,020
-----------------------------------------------------------------------------------------------
        Adjustment of subsidiary banks' securities
          available for sale to fair value, net of tax     $   257                   (614)
-----------------------------------------------------------------------------------------------
        Transfer of securities available for sale from
          Savings Bank in satisfaction of receivable       $38,118                     --
-----------------------------------------------------------------------------------------------
        Adjustment to Savings Bank's equity from
          ESOP shares released for allocation              $   638                     --
-----------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


================================================================================
THE SHAREHOLDERS AND THE BOARD OF DIRECTORS
TROY FINANCIAL CORPORATION:


We have audited the accompanying consolidated statements of condition of Troy Financial Corporation and subsidiaries (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Troy Financial Corporation and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


KPMG  LLP


Albany, New York
November 17, 2000