Form 10-K, Exhibit 13
period 2001-09-30
TROY FINANCIAL CORP
filed 2001-12-31
CIK 1075046

EXHIBIT 13

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

GENERAL

Troy Financial Corporation (the "Company") is a community based, full-service financial services company, offering a wide variety of business, retail, and municipal banking products, as well as a full range of trust, insurance, and investment services. The Company operates through The Troy Savings Bank (the "Savings Bank") and The Troy Commercial Bank (the "Commercial Bank"). The Company's primary sources of funds are deposits and borrowings, which it uses to originate real estate mortgages, both residential and commercial, commercial business loans, and consumer loans throughout its primary market area which consists of the eight New York counties of Albany, Greene, Saratoga, Schenectady, Schoharie, Warren, Washington, and Rensselaer. The Company's Common Stock is traded on the NASDAQ Stock Market National Market Tier under the symbol "TRYF." During fiscal 2000, the Company established the Commercial Bank. The Commercial Bank provides banking and financing services to municipalities. As of September 30, 2001, the Commercial Bank had $17.5 million in municipal deposits.

The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between the interest it receives on earning assets, such as loans and securities, and the interest it pays on interest-bearing liabilities, principally deposits and borrowings.

Results of operations are also affected by the provision for loan losses, non-interest expenses such as salaries and employee benefits, occupancy and other operating expenses, and to a lesser extent, non-interest income such as trust service fees, loan servicing fees and service charges on deposit accounts. Economic conditions, competition and the monetary and fiscal policies of the federal government in general, significantly affect financial institutions including the Company. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions and prevailing market rates on competing investments, customer preferences and levels of personal income and savings in the Company's primary market area.

On November 10, 2000, the Company completed the acquisition of Catskill Financial Corporation ("Catskill") in a cash transaction for $23.00 per share, for a total transaction value of approximately $89.8 million. The seven former offices of Catskill Savings Bank are now open as full-service offices of the Savings Bank. In accordance with the purchase method of accounting for business combinations, the assets acquired and liabilities assumed were recorded by the Company at their estimated fair value. Related operating results have been included in the Company's consolidated financial statements from the date of acquisition.

FORWARD-LOOKING STATEMENTS

When used in this Annual Report or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions, such as analysis of the adequacy of the allowance for loan losses or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------------
o changes in market interest rates or changes in the speed at which market interest rates change;

o    changes in laws and regulations affecting the financial services industry;

o    changes in competition; and

o    changes in consumer preferences.


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

Except as required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release any revisions to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FINANCIAL CONDITION

Total assets were $1.2 billion at September 30, 2001, an increase of $239.6 million, or 26.0% from the $922.0 million at September 30, 2000. The increase was principally due to the acquisition of Catskill on November 10, 2000, which had a significant impact on most balance sheet line items. Total assets acquired were approximately $305.0 million; however, the Company's total assets increased by a lesser amount, since the Company paid approximately $89.8 million to Catskill's shareholders. Furthermore, the Company used proceeds from security maturities and calls to reduce borrowings, rather than reinvest in lower yielding securities at prevailing market interest rates.

Cash and cash equivalents at September 30, 2001 were $74.6 million, an increase of $50.9 million, or 214.1% from the $23.8 million at September 30, 2000. The increase was principally due to higher interest-bearing deposit balances held at the Federal Home Loan Bank ("FHLB"), as opposed to selling federal funds, most of which were used shortly after year end to paydown short-term borrowings.

Securities available for sale ("AFS") were $248.5 million, a decrease of $18.3 million or 6.9% from $266.8 million at September 30, 2000, despite having acquired $76.4 million in AFS securities from Catskill. The decrease in AFS securities was due principally from scheduled maturities and to a lesser extent, calls and sales from the Company's existing portfolio, which were used to fund a portion of the cost to acquire Catskill. In addition, the Company has not reinvested cash flows from its portfolio run-off due to the lower rate environment; rather it has reduced borrowings and expects to re-leverage the balance sheet as opportunities arise to fund higher yielding loans.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
Loans were $760.8 million at September 30, 2001, an increase of $162.0 million or 27.1% over the $598.7 million as of September 30, 2000. The following table shows the loan portfolio composition over the past five fiscal years:


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             AT SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------------------------------------
                                                   2001              2000             1999             1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                       PERCENT          PERCENT          PERCENT          PERCENT          PERCENT
(Dollars in thousands)                       AMOUNT   OF TOTAL  AMOUNT OF TOTAL  AMOUNT OF TOTAL  AMOUNT OF TOTAL AMOUNT  OF TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

Real estate loans:
  Residential mortgage                     $326,074    42.8%   $226,961  37.9%  $221,721  39.1%   $202,511  43.4%   $214,638  45.2%
  Commercial                                269,092    35.3     233,334  38.9    216,700  38.2     166,186  35.7     184,561  38.8
  Construction                               16,379     2.1       7,300   1.2     13,761   2.4      10,052   2.2      15,508   3.3
-----------------------------------------------------------------------------------------------------------------------------------
   Total real estate loans                  611,545    80.2     467,595  78.0    452,182  79.7     378,749  81.3     414,707  87.3
-----------------------------------------------------------------------------------------------------------------------------------
Commercial business loans                    95,563    12.5      87,167   14.6    66,274  11.7      45,156   9.7      29,961   6.3
-----------------------------------------------------------------------------------------------------------------------------------
Consumer loans:
  Home equity lines of credit                 7,108     0.9       5,019    0.8     6,776   1.2       8,575   1.8       9,883   2.1
  Other consumer                             48,341     6.4      39,320    6.6    42,081   7.4      33,445   7.2      20,539   4.3
-----------------------------------------------------------------------------------------------------------------------------------
  Total consumer loans                       55,449     7.3      44,339    7.4    48,857   8.6      42,020   9.0      30,422   6.4
-----------------------------------------------------------------------------------------------------------------------------------
  Gross loans                               762,557   100.0%    599,101  100.0%  567,313 100.0%    465,925 100.0%    475,090 100.0%
-----------------------------------------------------------------------------------------------------------------------------------
Net deferred loan fees/costs
  and unearned discount                      (1,774)               (364)            (407)             (344)             (501)
-----------------------------------------------------------------------------------------------------------------------------------
   Total loans                              760,783             598,737          566,906           465,581           474,589
Allowance for loan losses                   (14,333)            (11,891)         (10,764)           (8,260)           (6,429)
-----------------------------------------------------------------------------------------------------------------------------------
   Total loans receivable, net             $746,450            $586,846         $556,142          $457,321          $468,160
-----------------------------------------------------------------------------------------------------------------------------------

The Company acquired loans of $164.9 million from Catskill, which were principally residential mortgages and to a lesser extent, consumer loans. The residential mortgage portfolio increased $99.1 million since September 30, 2000, or 43.7%, whereas the consumer loan portfolio increased $11.1 million, or 25.1%. The acquisition of Catskill increased the percentage of the loan portfolio represented by residential mortgages, and decreased the percentage represented by commercial mortgage and commercial business loans. Subject to market conditions, the Company intends to continue to emphasize increasing its commercial real estate and commercial business loan portfolios as part of its strategy to continue to diversify its portfolio and increase commercial banking related activities.

Non-performing assets at September 30, 2001 were $3.5 million, or .30% of total assets, compared to the $6.9 million, or .75% of total assets at September 30, 2000. The table below sets forth the amounts and categories of the Company's non-performing assets over the past five fiscal years:

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 AT SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                2001           2000          1999         1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans:
Real estate loans:
 Residential mortgage                            $   1,825      $   2,424     $   2,707    $   2,900       $   2,598
 Commercial mortgage                                   898          2,829         4,210        6,327           3,438
 Construction                                           --             --            --           --             350
-----------------------------------------------------------------------------------------------------------------------------------
   Total real estate loans                           2,723          5,253         6,917        9,227           6,386
-----------------------------------------------------------------------------------------------------------------------------------
Commercial business loans                               63            103            10           31              33
Home equity lines of credit                             83             84            58          259              --
Other consumer loans                                   380            160           282           50              40
-----------------------------------------------------------------------------------------------------------------------------------
   Total non-accrual loans                           3,249          5,600         7,267        9,567           6,459

Troubled debt restructurings                            --             53           616        2,081           2,256
-----------------------------------------------------------------------------------------------------------------------------------
   Total non-performing loans                        3,249          5,653         7,883       11,648           8,715
-----------------------------------------------------------------------------------------------------------------------------------
Other real estate owned:
 Residential real estate                               140            240            76          345             589
 Commercial real estate                                125          1,033         1,769        1,527           2,101
-----------------------------------------------------------------------------------------------------------------------------------
   Total other real estate owned                       265          1,273         1,845        1,872           2,690
-----------------------------------------------------------------------------------------------------------------------------------
   Total non-performing assets                   $   3,514      $   6,926     $   9,728    $  13,520       $  11,405
-----------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses                        $  14,333      $  11,891     $  10,764    $   8,260       $   6,429
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percentage of
 non-performing loans                               441.15%        210.35%       136.55%       70.91%          73.77%
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans as a percentage of
 total loans                                          0.43%          0.94%         1.39%        2.50%           1.84%
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of
 total assets                                         0.30%          0.75%         1.06%        1.89%           1.72%
-----------------------------------------------------------------------------------------------------------------------------------

The decrease in non-performing loans at September 30, 2001 as compared to September 30, 2000 was principally due to the payoff of a large commercial real estate mortgage loan. The increase in non-performing consumer loans, was due primarily to loans acquired from Catskill.

Additionally, at September 30, 2001, the Company identified approximately $5.2 million in loans having more than normal credit risk, principally all of which are secured by real estate. The Company believes that if economic or business conditions change in its lending area, some of these loans could become non-performing in the future.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

The allowance for loan losses was $14.3 million or 1.88% of period end loans at September 30, 2001, and provided coverage of non-performing loans of 441.15%, compared to coverage of 210.35% and 1.99% of period end loans as of September 30, 2000. The following summarizes the activity in the allowance for loan losses:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDED SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                     2001              2000            1999            1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Total loans outstanding ( at end of period )            $   760,783     $   598,737      $   566,906    $   465,581    $   474,589
Average total loans outstanding                         $   741,709     $   594,570      $   505,489    $   467,406    $   471,779
Allowance for loan losses at beginning of year          $    11,891     $    10,764      $     8,260    $     6,429    $     4,304
Loan charge-offs:
  Residential real estate                                      (258)           (412)            (362)          (521)          (320)
  Commercial real estate                                        (20)           (550)            (252)        (1,612)        (1,286)
  Construction                                                  (89)           (375)              --           (130)          (140)
  Commercial business                                          (184)            (40)             (75)           (51)          (110)
  Home equity lines of credit                                    --              --               --             --             --
  Other consumer loans                                       (1,041)           (565)            (306)          (132)           (34)
-----------------------------------------------------------------------------------------------------------------------------------
    Total charge-offs                                        (1,592)         (1,942)            (995)        (2,446)        (1,890)
-----------------------------------------------------------------------------------------------------------------------------------
Loan recoveries:
  Residential real estate                                        26              84               40            147             80
  Commercial real estate                                         71             155              176             57             13
  Construction                                                   32             219               13             --             --
  Commercial business                                            22               6                8              4             12
  Home equity lines of credit                                    --              --               --             --             --
  Other consumer loans                                          201              42               12             19             10
-----------------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                            352             506              249            227            115
-----------------------------------------------------------------------------------------------------------------------------------
Loan charge-offs ( net of recoveries )                       (1,240)         (1,436)            (746)        (2,219)        (1,775)
-----------------------------------------------------------------------------------------------------------------------------------
Provision charged to operations                               1,498           2,563            3,250          4,050          3,900
Allowance acquired                                            2,184              --               --             --             --
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                $    14,333     $    11,891      $    10,764    $     8,260    $     6,429
-----------------------------------------------------------------------------------------------------------------------------------

Ratio of net charge-offs during the year to
 average loans outstanding during the year                      .17%            .24%             .15%           .48%           .38%
Allowance as a percentage of non-performing loans            441.15%         210.35%          136.55%         70.91%         73.77%
Allowance as a percentage of total loans ( end of year )       1.88%           1.99%            1.90%          1.77%          1.35%
-----------------------------------------------------------------------------------------------------------------------------------

Total deposits were $808.5 million at September 30, 2001, up $252.5 million or 45.4% from $556.0 million at September 30, 2000. The following table shows the deposit composition as of the two dates:


                                                 SEPTEMBER 30, 2001                         SEPTEMBER 30, 2000
-------------------------------------------------------------------------------------------------------------------------
                                          (IN THOUSANDS)      % OF DEPOSITS          (IN THOUSANDS)      % OF DEPOSITS
-------------------------------------------------------------------------------------------------------------------------
  Savings                            $              255,505          31.6%      $             177,589          31.9%
  Money market                                       35,665           4.4                      26,103           4.7
  NOW                                               115,832          14.3                      90,005          16.2
  Non-interest-bearing demand                        61,421           7.6                      43,996           7.9
  Time deposits                                     340,095          42.1                     218,279          39.3
-------------------------------------------------------------------------------------------------------------------------
     Total                           $              808,518         100.0%      $             555,972         100.0%
-------------------------------------------------------------------------------------------------------------------------

                                       5

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

The increase in deposits was principally due to the $219.5 million of deposits acquired from Catskill, as well as the municipal deposits generated by the Commercial Bank. The acquisition of Catskill did not significantly change the Company's deposit mix, but did reduce the Company's reliance on borrowings to fund loans by reducing the Company's loan to deposit ratio to 94.1% at September 30, 2001, from the 107.7% reported at September 30, 2000. The Company expects to continue its strategy of growing core deposits to develop a more stable source of funds, as well as provide opportunities to enhance fee based revenues.

The Company decreased its total borrowings, which are primarily with the Federal Home Loan Bank of New York ("FHLB"), to $163.0 million at September 30, 2001, a decrease of $15.8 million, or 8.9% from $178.8 million at September 30, 2000. The Company used the proceeds from security maturities, calls and sales to reduce borrowings. The Company paid down $75.0 million of its short-term borrowings shortly after year-end but expects to leverage the balance sheet further to fund higher yielding loans as market conditions warrant. At September 30, 2001, the Company still had additional available credit of $50.0 million under its one-month advance program with the FHLB.

Shareholders' equity at September 30, 2001 was $164.7 million, a decrease of $2.5 million or 1.5% from $167.3 million at September 30, 2000. The decrease was principally due to the $13.9 million cost to repurchase 802,478 shares of the Company's common stock. Offsetting this decrease was: $5.8 million of net income retained after cash dividends; $3.4 million positive change in the Company's net unrealized gain (loss) on AFS securities, net of taxes, due to a decrease in market interest rates; $.9 million increase due to the release of ESOP shares; $1.0 million due to the amortization of restricted stock awards, net of new grants and forfeitures; and $.3 million from stock option exercises.

Shareholders' equity as a percentage of total assets decreased to 14.2% at September 30, 2001 compared to 18.1% at September 30, 2000, primarily due to the increase in assets from the Catskill acquisition. Book value per common share was $16.73 at September 30, 2001, compared to $15.76 at September 30, 2000.


COMPARISON OF OPERATING RESULTS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2001 AND 2000
------------------------------------------------------

GENERAL. For the fiscal year ended September 30, 2001, the Company recorded net income of $9.1 million, an increase of $464 thousand or 5.4%, compared to the fiscal year ended September 30, 2000. Basic and diluted earnings per share were $1.00 and $.96, respectively, an increase of 16.3% and 11.6%, respectively, compared to basic and diluted earnings per share of $.86 for the year ended September 30, 2000. For the fiscal year ended September 30, 2001, weighted average common shares - basic were 9,075,623, down 954,897, or 9.5%, due to the Company's share repurchase programs. Weighted average shares-diluted were down only 651,794, or 6.5% due to the higher average market price of the Company's common stock during the year ending September 30, 2001, which increased the number of shares to be included for dilution.

The Company's net income and basic and diluted earnings per share for the fiscal year ended September 30, 2001, include the effect of $2.0 million ($1.2 million after-tax) of merger related integration costs expensed as part of the acquisition and integration of Catskill. Excluding the merger related integration costs, net income would have been $10.3 million and basic and diluted earnings per share would have been $1.13 and $1.09 per share, respectively.

Excluding merger related integration costs, return on average assets for the fiscal years ended September 30, 2001 and 2000, was .97% and 1.02%, respectively, and the return on average equity was 6.14% and 5.02%, respectively.

NET-INTEREST INCOME. Net interest income on a tax equivalent basis for the year ended September 30, 2001, was $40.4 million, an increase of $5.6 million or 15.9%, as compared to $34.8 million for the year ended September 30, 2000. The increase was principally volume related with average earning assets up $170.9 million, or 21.5%, resulting primarily from the Catskill acquisition.

Interest income for the year ended September 30, 2001 was $73.1 million on a tax equivalent basis, an increase of $13.9 million, or 23.5%, over the prior fiscal year. The $170.9 million increase in average earning assets had a direct positive

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

effect on interest income as the Company sought to leverage its excess capital through the acquisition of Catskill. The Company also benefited from a 12 basis point increase in the yield on average earning assets caused primarily by increases in the yield earned on the loan and securities portfolios. Higher market interest rates in 2000 contributed to the increase in fiscal year 2001. However the Company expects the yield on its earning assets to decrease as recent monetary policy has lowered interest rates which adversely effects the pricing of the Company's commercial loan portfolio. Furthermore, accelerated prepayments and refinancing of the Company's mortgage portfolios will reduce the mortgage loan portfolio yield.

Average earning assets increased principally in the loan and securities available for sale portfolios, which on average grew 24.7% and 10.9%, respectively. Average loans increased $147.1 million principally from the loan portfolio acquired from Catskill. The Company's average commercial real estate and commercial loan portfolios grew $45.3 million, or 14.7%, as the Company continues to emphasize its commercial banking strategy. The average yield on the loan portfolio increased 7 basis points to 7.86% due to the general rising of market interest rates in 2000; however the Company expects the yield to decrease, as loans reprice due to recent Federal Reserve monetary policy which has lowered interest rates.

Average securities available for sale increased $19.9 million or 10.9%. The Company estimates that the securities portfolio acquired from Catskill increased average securities for the fiscal year by approximately $62.8 million. Principally offsetting that impact, however, were maturities in the Company's existing portfolio, which were not reinvested but instead used to fund a portion of the Catskill acquisition and pay-down borrowings. The yield on the average securities available for sale portfolio increased 31 basis points as the Company's relatively short average life portfolio benefited from its reinvestment in a rising rate environment in 2000, as well as from the higher yielding investment portfolio acquired from Catskill; however, maturing securities which are reinvested will likewise reprice down in the current lower rate environment.

Interest expense for the fiscal year ended September 30, 2001, was $32.7 million, an increase of $8.4 million or 34.3%. Average interest-bearing liabilities increased $205.9 million or 33.8%, principally due to the acquisition of Catskill. Average interest-bearing deposits increased $198.6 million, or 38.6% and average borrowings increased $7.4 million, or 7.8% primarily from the borrowings acquired from Catskill. Furthermore, the Company incurred a one basis point increase in its cost of funds due to the general rise in market interest rates since the prior year. Despite the increase in its cost of funds, the Company's net interest spread increased 11 basis points to 3.57% as its average earning assets repriced faster than the change in its cost of funds.

The Company's net interest margin was 4.19% for the fiscal year ended September 30, 2001, down 20 basis points compared to the prior fiscal year. The decrease was principally caused by the acquisition of Catskill which leveraged the balance sheet by increasing both average earning assets and interest-bearing liabilities, as well as the cost to fund the increase in non-earning assets, primarily goodwill from the acquisition. For the fiscal year ended September 30, 2001, the Company had only $149.7 million of average earning assets with no funding costs, a decrease of $35.0 million, or 19.0%, from $184.7 million for the fiscal year ended September 30, 2000.

The following table sets forth certain information relating to the Company's average interest earning assets and average interest bearing liabilities for the periods indicated. The yields and rates were derived by dividing tax equivalent interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Statutory tax rates were used to calculate tax exempt income on a tax equivalent basis. Average balances were computed based on average daily balances. The yields on loans include net deferred fees and costs and discounts which are considered yield adjustments. Non-accruing loans have been included in loan balances. The yield on securities AFS is computed based on amortized cost.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,               2001                             2000                                1999
------------------------------------------------------------------------------------------------------------------------------------
                                                              AVERAGE                        AVERAGE                        AVERAGE
                                        AVERAGE                YIELD/   AVERAGE               YIELD/     AVERAGE             YIELD/
(Dollars in thousands)                  BALANCE    INTEREST     RATE    BALANCE   INTEREST     RATE      BALANCE   INTEREST   RATE
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Total loans                           $  741,709   $ 58,290     7.86%  $ 594,570  $ 46,297    7.79%    $ 505,489   $ 39,523   7.82%
Loans held for sale                        4,066        310     7.62%      2,265       183    8.08%        5,803        406   6.99%
Investment securities held to
  maturity                                 2,224        183     8.23%      2,426       193    7.96%        2,826        222   7.86%
Securities available for sale:
  Taxable                                128,629      8,856     6.88%    111,330     7,316    6.57%      132,689      7,108   5.36%
  Tax-exempt                              74,026      4,879     6.59%     71,442     4,509    6.31%       58,020      3,407   5.87%
------------------------------------------------------------------------------------------------------------------------------------
    Total available for sale
     securities                          202,655     13,735     6.78%    182,772    11,825    6.47%      190,709     10,515   5.51%
------------------------------------------------------------------------------------------------------------------------------------
  Federal funds sold and other            14,190        586     4.13%     11,903       704    5.91%       46,745      2,371   5.07%
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets        964,844     73,104     7.58%    793,936    59,202    7.46%      751,572     53,037   7.06%
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                (14,035)                        (11,379)                         (9,702)
Cash and due from banks                   18,468                          18,758                          16,898
Other non-earning assets                  87,009                          41,018                          35,653
------------------------------------------------------------------------------------------------------------------------------------
Total assets                          $1,056,286                       $ 842,333                       $ 794,421
====================================================================================================================================

INTEREST-BEARING LIABILITIES:
Deposits:
  NOW and Super N.O.W. accounts       $  112,004   $  2,258     2.02%  $  88,010  $  1,943    2.21%    $  80,596   $  1,758   2.18%
  Money market deposit accounts           30,627        885     2.89%     20,880       649    3.11%       18,500        555   3.00%
  Savings accounts                       242,902      6,538     2.69%    184,463     5,241    2.84%      195,558      5,581   2.85%
  Time deposits accounts                 322,765     16,954     5.25%    217,912    10,857    4.98%      243,978     12,261   5.04%
  Stock subscription funds in escrow          --         --       --          --        --      --         9,069        253   2.79%
  Escrow accounts                          4,847         94     1.94%      3,322        64    1.93%        3,277         62   1.89%
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits      713,145     26,729     3.75%    514,587    18,754    3.64%      550,978     20,470   3.72%
====================================================================================================================================
Borrowings:
  Securities sold U/A to repurchase       12,865        696     5.41%     16,481       909    5.52%        3,286        102   3.10%
  Short-term borrowings                   37,925      2,340     6.17%     28,540     1,755    6.15%       12,581        633   5.04%
  Long-term debt                          51,244      2,944     5.75%     49,652     2,940    5.92%       44,720      2,577   5.76%
------------------------------------------------------------------------------------------------------------------------------------
    Total borrowings                     102,034      5,980     5.86%     94,673     5,604    5.92%       60,587      3,312   5.47%
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities   815,179     32,709     4.01%    609,260    24,358    4.00%      611,565     23,782   3.89%
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits                           53,914                          44,421                          33,860
Other non-interest-bearing liabilities    20,071                          17,071                          17,088
Total shareholders' equity               167,122                         171,581                         131,908
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity              $1,056,286                       $ 842,333                       $ 794,421
====================================================================================================================================
Interest rate spread                                            3.57%                         3.46%                           3.17%
Net interest income and
  net interest margin                              $ 40,395     4.19%             $ 34,844    4.39%                $ 29,255   3.89%
Ratio of interest-earning assets to
  interest-bearing liabilities                                118.36%                       130.31%                         122.89%
Tax equivalent adjustment                             1,891                          1,696                            1,235
------------------------------------------------------------------------------------------------------------------------------------
Net interest income per
  consolidated financial statements               $  38,504                       $ 33,148                         $ 28,020
====================================================================================================================================

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume multiplied by prior year rate; and (2) changes attributable to changes in rate (changes in rate multiplied by prior year volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

------------------------------------------------------------------------------------------------------------------------------------
                                           For the year ended September 30, 2001          For the year ended September 30, 2000
                                                compared to the year ended                     compared to the year ended
                                                   September 30, 2000                                September 30, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                   Increase(Decrease)                                 Increase(Decrease)
                                                        Due to                                               Due to
------------------------------------------------------------------------------------------------------------------------------------
 (Dollars in thousands)                      Volume          Rate         Net              Volume          Rate            Net
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Total loans                             $  11,560       $   433     $ 11,993            $  6,936      $   (162)      $  6,774
  Loans held for sale                           137           (10)         127                (299)           76           (223)
  Investment securities                         (17)            7          (10)                (32)            3            (29)
  Securities available for sale:
    Taxable                                   1,178           362        1,540                (509)          717            208
    Tax-exempt                                  166           204          370                 833           269          1,102
------------------------------------------------------------------------------------------------------------------------------------
      Total securities available for sale     1,344           566        1,910                 324           986          1,310
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and other                    207          (325)        (118)             (2,145)          478         (1,667)
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets        13,231           671       13,902               4,784         1,381          6,165
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits:
  N.O.W. and Super N.O.W. accounts              462          (147)         315                 163            22            185
  Money market deposit accounts                 278           (42)         236                  73            22             95
  Savings accounts                            1,556          (259)       1,297                (315)          (25)          (340)
  Time deposit accounts                       5,479           618        6,097              (1,299)         (106)        (1,405)
  Stock subscription funds in escrow             --            --           --                (253)           --           (253)
  Escrow accounts                                30            --           30                   1             1              2
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits           7,805           170        7,975              (1,630)          (86)        (1,716)
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
  Securities sold U/A to repurchase            (196)          (17)        (213)                676           131            807
  Short-term borrowings                         579             6          585                 955           167          1,122
  Long-term debt                                 55           (51)           4                 290            73            363
------------------------------------------------------------------------------------------------------------------------------------
    Total borrowings                            438           (62)         376               1,921           371          2,292
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities        8,243           108        8,351                 291           285            576
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                       $   4,988       $   563     $  5,551            $  4,493      $  1,096       $  5,589
------------------------------------------------------------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES. The Company establishes an allowance for loan losses based on an analysis of the risk in its' loan portfolio. This analysis includes concentrations of credit, past loan loss experience, current economic conditions, amount and composition of the loan portfolio, estimated fair value of underlying collateral, delinquencies and other factors. Accordingly, the determination of the adequacy of the allowance for loan losses is not based solely on the level of non-performing loans, or any other single factor.

 The provision for loan losses was $1.5 million, or .20% of average loans for the fiscal year ended September 30, 2001, down $1.1 million, or 41.6% from the prior fiscal year when the provision was $2.6 million or .43% of average loans. The provision was decreased principally based on lower net charge-offs and overall improved asset quality. The Company had

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

net charge-offs of $1.2 million, or .17% of average loans for the fiscal year ended September 30, 2001, compared to net charge-offs of $1.4 million, or .24% of average loans in the prior fiscal year.

NON-INTEREST INCOME. Non-interest income was $5.2 million for the fiscal year ended September 30, 2001, an increase of $1.6 million, or 42.2% from the fiscal year ended September 30, 2000, principally from the Catskill acquisition and the change in net gains (losses) on securities and mortgage loan sales. Service charges on deposit accounts were $1.6 million, an increase of $535 thousand, or 49.7%. The increase was principally from the Catskill acquisition, however, a portion of the increase was attributable to the introduction of a debit card product in May 2000. Trust service fees were $839 thousand, up $135 thousand, or 19.2%, principally from an increase in assets under management. Also during the fiscal year ended September 30, 2001, the Company realized gains of $151 thousand on the sale of mortgage servicing rights and an increase of $542 thousand in the cash surrender value of its Bank Owned Life Insurance, acquired from Catskill.

NON-INTEREST EXPENSES. Non-interest expenses for the fiscal year ended September 30, 2001 were $28.9 million, an increase of $6.7 million, or 30.1%, over the prior fiscal year. The increase was principally due to the $2.0 million of merger related integration costs, such as compensation, data processing and other professional fees incurred to merge Catskill's operations into the Company. In addition, the Company recorded goodwill amortization related to the Catskill acquisition of $1.4 million and had an increase of $474 thousand, or 55.6% in ESOP-related compensation costs due to the higher average market price of the Company's common stock compared to the prior year. The Company expects, due to the recent increase in its stock price, that the cost of its ESOP will be higher in fiscal 2002 than in fiscal 2001 when the cost was based on a stock price that averaged $16.34 per share. Excluding the merger related integration costs, the goodwill amortization and the increase in the ESOP expense, non-interest expenses increased by approximately $2.8 million, or only 12.6%, primarily from the on-going costs associated with the addition of Catskill's seven full-service branch offices. In July 2001, the Financial Accounting Standards Board approved revised rules on goodwill and other intangible assets under which the Company will no longer have to amortize goodwill, but will be subject to impairment testing annually. The Company adopted the new standard on October 1, 2001. Consequently, the Company will no longer amortize goodwill, which will reduce expected expenses by approximately $1.6 million in fiscal year 2002. If the Company had not amortized goodwill in fiscal year 2001, net income would have been $1.4 million higher and diluted earnings per share would have been $.15 higher.

INCOME TAX EXPENSE. Income tax expense for the fiscal year ended September 30, 2001, was $4.3 million, an increase of $822 thousand or 23.8%, from the prior fiscal year. The Company's effective tax rates for the years ended September 30, 2001 and 2000, were 32.0% and 28.6%, respectively. The increase in both income tax expense and the effective tax rate primarily reflects the impact of non-deductible goodwill amortization related to the acquisition of Catskill.


COMPARISON OF OPERATING RESULTS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2000 AND 1999
------------------------------------------------------

GENERAL. The Company recorded net income of $8.6 million for the fiscal year ended September 30, 2000, compared to a net income of $2.1 million for the year ended September 30, 1999. The increase was the result of higher net interest income, a reduction in the provision for loan losses, higher non-interest income and lower non-interest expenses (primarily as a result of the $4.1 million stock contribution to The Troy Savings Bank Community Foundation made in the quarter ended March 31, 1999), partially offset by higher income tax expense. The Company's basic and diluted earnings per share were $0.86 for the year ended September 30, 2000.

NET-INTEREST INCOME. Net interest income on a tax equivalent basis for the year ended September 30, 2000, was $34.8 million, an increase of $5.6 million, or 19.1%, when compared to the year ended September 30, 1999. The increase was primarily attributable to a $42.4 million increase in average interest earning assets, funded primarily by the net proceeds from the Company's initial public offering on March 31, 1999, which also offset the $2.3 million decrease in average interest bearing liabilities. Net interest income was also positively affected by the 40 basis point increase in the yield on average earning assets, partially offset by the 11 basis point increase in the average cost of funds.

The decrease in average interest bearing liabilities was the result of a decrease in average deposits of $36.4 million, primarily the result of a $26.1 million decrease in time deposits accounts, an $11.1 million decrease in savings accounts and a $9.1 million

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

decrease in stock subscription funds held in escrow (representing the average balance of subscription offering funds held during fiscal 1999 as a result of the initial public offering which was completed on March 31, 1999), partially offset by a $7.4 million increase in interest-bearing checking, and a $2.4 million increase in money market accounts. Almost offsetting the decrease in deposits was a $34.1 million increase in average borrowings. The Company has utilized longer-term borrowings with the FHLB to provide some stability in its funding costs and to match the maturities of some of its longer-term commercial real estate loans.

Interest and dividend income for the year ended September 30, 2000 was $59.2 million on a tax equivalent basis, an increase of $6.2 million, or 11.6%, over the prior year.

The average yield on taxable available for sale securities increased by 121 basis points for the year ended September 30, 2000, compared to 1999, which more than offset the $21.4 million decrease in the average balance of taxable available for sale securities. For the year ended September 30, 2000, the Company invested on average, approximately $37.0 million in short-term government agency discount bonds to preserve certain thrift tax advantages while providing liquidity comparable to federal funds and still offering a yield slightly higher than the 5.91% average yield for federal funds sold. The average loan yield for the year ended September 30, 2000 was 7.79%, down 3 basis points from the previous year, but 122 basis points higher than the 6.57% average yield on taxable available for sale securities. The Company also invested in tax-exempt municipal securities, primarily maturing within one year. The average tax equivalent yield on these securities for 2000 was 6.31%, 44 basis points higher than the yield for the same period in 1999, and 40 basis points higher than the average yield on federal funds sold and other short term investments for the year ended September 30, 2000.

Interest expense for the year ended September 30, 2000, was $24.4 million, an increase of $576 thousand, or 2.4% over the year ended September 30, 1999. The change was principally due to an 11 basis point increase in the average cost of funds, partially offset by the decrease in average volume of interest bearing liabilities. The average balance of interest bearing liabilities was $609.3 million for the year ended September 30, 2000, a decrease of $2.3 million, or 0.4%. The average balance of borrowings was $94.7 million for the year ended September 30, 2000, as compared to $60.6 million in the comparable period in 1999. The increase in borrowings more than offset the $26.1 million decline in time deposit accounts and the $9.1 million decrease in stock subscription funds held in escrow.

The Company's net interest margin was 4.39% for the year ended September 30, 2000, compared to 3.89% for 1999. The increase in net interest margin reflects a $42.4 million increase in average earning assets, due primarily to the funding provided by the Company's initial public offering on March 31, 1999, as well as a 40 basis point increase in the average yield on earning assets, partially offset by the 11 basis point increase in average cost of funds. The increase in the yield on interest earning assets was caused by the investment of a substantial portion of the offering proceeds in loans, primarily commercial real estate and commercial business loans, with higher yields than securities and federal funds and other short-term investments. The increase in average cost of funds was principally caused by the increase in volume of average borrowings and the increase in the average rates paid on borrowings, partially offset by the decrease in the volume of average deposits and the decrease in rates paid on time deposit accounts.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $2.6 million for fiscal 2000, compared to $3.3 million for fiscal 1999. The allowance for loan losses was $11.9 million, or 1.99% of period end loans at September 30, 2000 as compared to $10.8 million, or 1.90% of period end loans at September 30, 1999. The allowance for loan losses as a percentage of non-performing loans was 210.35% at September 30, 2000 as compared to 136.55% at September 30, 1999. Non-performing loans were $5.7 million, or 0.94% of total loans at September 30, 2000, compared to $7.9 million, or 1.39% of total loans at September 30, 1999. Net loan charge-offs increased $690 thousand for the year ended September 30, 2000 as compared to 1999.

The Company decreased its provision for loan losses in fiscal 2000 as compared to fiscal 1999 primarily due to a decrease in non-performing loans, however the Company continued to increase its allowance due to an increase in net loan charge-offs and a continuing increase in the percentage of loan types with higher credit risk, such as commercial real estate loans and commercial business loans. Commercial real estate loans and commercial business loans represented 53.5% of the total loan portfolio at September 30, 2000 compared to 49.9% at September 30, 1999.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

NON-INTEREST INCOME. Non-interest income was $3.7 million for the year ended September 30, 2000, an increase of $632 thousand, or 20.7% from the year ended September 30, 1999. The increase was principally due to the receipt of a $449 thousand award from the U. S. Government as a result of originating commercial real estate loans, which qualified under the Treasury's Bank Enterprise Award program, as well as a $327 thousand gain from the partial sale of a limited partnership interest. The Company also experienced a $186 thousand increase, or 20.6%, in service charges on deposits, and approximately $240 thousand of commission income received from SBLI U.S.A. Life Insurance Company (prior to the reorganization of SBLI in January 2000, the Company received payments from the SBLI department which represented reimbursements of various operating costs and were recorded as reductions of non-interest expenses). Impacting non-interest income to a lesser extent was a $39 thousand increase, or 5.9%, in trust service fees, compared to the prior year. These increases were partially offset by a $300 thousand decrease in net gains from securities transactions, as well as a $290 thousand decrease in net gains from mortgage loan sales due to the substantially lower volume in the 2000 period.

NON-INTEREST EXPENSES. Non-interest expenses for the year ended September 30, 2000 were $22.2 million, a decrease of $3.6 million, or 14.0%, over the prior year. The decrease was principally due to the $4.1 million stock contribution made in the quarter ended March 31, 1999 to the Foundation and the decrease in other real estate owned expense in 2000, and to a lesser extent the decrease in occupancy expense in 2000. Partially offsetting these decreases were increases in compensation and employee benefits, furniture, fixtures and equipment, computer charges, professional, legal and other fees and printing, postage and telephone expenses. Compensation and employee benefits increased by $1.7 million during the year ended September 30, 2000, as compared to the prior year, due primarily to the additional costs in the 2000 period for the ESOP and restricted stock awards. Furniture, fixtures and equipment increased by $74 thousand, or 10.2%, compared to the prior year, primarily the result of the additional operating costs related to the opening of the Wynantskill branch in December 1999. Computer charges increased by $139 thousand, primarily due to increased processing charges, as well as special programming costs associated with the Commercial Bank and Troy Financial. Professional, legal and other fees increased by $17 thousand, or 1.4%, for the year ended September 30, 2000, over the prior year, primarily due to an increase in costs related to operating as a stock organization, partially offset by costs for consulting fees for establishing a profitability measurement system, Y2K technology evaluations, and administrative costs to establish the Small Business Investment Company incurred in the fiscal year ended September 30, 1999. Printing, postage, and telephone increased by $197 thousand, or 27.9%, compared to the prior year, primarily due to printing costs for the Company's first annual report, increased costs for the direct mail marketing program for 2000, and printing and mailing costs for the Company's Dividend Reinvestment Plan which was implemented in fiscal 2000.

Other real estate owned expense decreased $1.0 million, or 130.9%, for the year ended September 30, 2000, as compared to 1999. The decrease in expense was primarily due to a $382 thousand gain on the sale of a foreclosed commercial real estate property, and recognition of $286 thousand in deferred gain from the pay-off in 2000 of a commercial real estate loan which was made in 1997 to sell a foreclosed commercial real estate property. In addition, the 1999 amount included a write-down in value of a foreclosed commercial real estate property and costs related to payment of taxes on other real estate owned.

Other expenses decreased $156 thousand, or 4.9%, for the year ended September 30, 2000, as compared to the prior year. This decrease was primarily attributable to $408 thousand in expenses for Year 2000 remediation efforts in 1999, as well as the write-off of overdrawn escrow accounts in the year ended September 30, 1999, partially offset by increased costs in 2000 for storage and transportation of cash reserves maintained for Year 2000 liquidity purposes, advertising and marketing costs related to the opening of the Wynantskill branch, deferred compensation costs for directors, costs associated with servicing loans, costs for the establishment of the Commercial Bank, and costs related to the implementation of a debit card product.

INCOME TAXES. Income tax expenses for the year ended September 30, 2000, was $3.5 million, as compared to an income tax benefit of $85 thousand for 1999. The increase in income tax expense was primarily caused by the $10.1 million increase in income before taxes for the year ended September 30, 2000, as compared to the prior year.

MANAGEMENT OF INTEREST RATE RISK

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as movements in foreign currency exchange rates and commodity prices, do not arise in the normal course of the Company's business operations. Interest rate risk can be defined as an exposure to a movement in the interest rates that could have an adverse

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

effect on the Company's net interest income. Interest rate risk arises naturally from the imbalance in the repricing, maturity and/or cash flow characteristics of assets and liabilities.

A portion of the Company's loans are adjustable or variable rate, which would result in reduced levels of interest income during periods of falling rates. In addition, in periods of falling interest rates, prepayments of loans typically increase, which would lead to lower net interest income if such proceeds could not be reinvested at a comparable spread. Also in a falling rate environment, certain categories of deposits may reach a point where market forces prevent further reduction in the interest rate paid on those instruments. Generally, during extended periods when short-term and long-term interest rates are relatively close, net interest margins could become smaller, thereby reducing net interest income. The net effect of these circumstances is reduced interest income, offset only by a nominal decrease in interest expense, thereby narrowing the net interest margin.

The principal objectives of the Company's interest rate risk management program are to:

o measure, monitor, evaluate and develop strategies in response to the interest rate risk profile inherent in the Company's assets and liabilities,

o determine the appropriate level of risk given the Company's business strategy, operating environment, capital and liquidity requirements, and

o    manage the risk consistent with the Company's guidelines.

Through such management, the Company seeks to reduce the vulnerability of its net interest income to changes in interest rates by matching the maturities of the Company's assets with those of the Company's liabilities and off-balance sheet financial instruments.

The responsibility for interest rate risk management oversight is the Company's Asset/Liability Management Committee ("ALCO"). The Company's ALCO reviews the Company's asset/liability policies and interest rate risk position. The Company's ALCO is chaired by the Company's chief financial officer, and other members include the Company's senior management team. The ALCO meets at least monthly to review the consolidated statement of condition structure, formulate strategy in light of expected economic conditions and review performance against guidelines established to control exposure to the various types of interest rate risk. ALCO also reports the Company's interest rate risk position to the Company's Board of Directors on a quarterly basis. The Company's ALCO considers variability of net interest income under various rate scenarios. The ALCO also evaluates the overall risk profile and determines actions to maintain and achieve a posture consistent with policy guidelines. The Company, of course, cannot predict the future movement of interest rates, and such movement could have an adverse impact on the Company's consolidated financial condition and results of operations.

In recent years, the Company has primarily used the following strategies to manage interest rate risk:

o emphasizing the origination of adjustable rate loans, such as adjustable residential loans (although, in the current rate environment adjustable rate loan originations have slowed), and to a lesser extent commercial real estate, commercial business and consumer loans;

o selling substantially all of its 30 year fixed rate residential mortgage loans in the secondary market, and from time to time, as conditions warrant, selling its 15 year fixed rate residential mortgage loans in the secondary market;

o utilizing FHLB advances to better structure the maturities of its interest rate sensitive liabilities, or match fund various assets; and

o investing in short-term securities which generally bear lower yields, compared to longer-term investments, but which better position the Company for reinvestment in higher yielding securities, if interest rates rise.

In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications held for sale with rate lock agreements, the Company enters into mandatory forward sales commitments and option agreements to sell loans in the secondary market. At September 30, 2001, the Company had mandatory commitments and cancelable options to sell fixed rate loans at set prices amounting to approximately $2.0 million. The Company believes that it will be able to meet the mandatory commitments without occurring material losses.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

The primary tool utilized by management to measure interest rate risk is a balance sheet/income statement simulation model. The model is used to execute simulations of the Company's net interest income performance based upon potential changes in interest rates over a select period of time. The model's input data includes interest-earning assets and interest-bearing liabilities, their associated cash flow characteristics, repricing opportunities, maturities and current rates. In addition, management makes certain assumptions in relation to prepayment speeds for all assets and liabilities, which possess optionality, including loans and mortgage-backed securities. These assumptions are generally based on industry standards for prepayments.

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

The following table summarizes the percentage change in interest income and interest expense by major interest-earning asset and interest-bearing liability categories as of September 30, 2001 in the rising and declining rate scenarios from the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is expected to increase from the flat rate scenario by less than 1 % over a twelve-month period. Under the rising rate scenario, net interest income is also expected to increase from the flat rate scenario by less than 1% over a twelve-month period. This level of variability is well within the Company's interest rate risk guidelines.

INTEREST RATE RISK                                                        PERCENTAGE CHANGE IN NET INTEREST INCOME
                                                                                  FROM FLAT RATE SCENARIO
----------------------------------------------------------------------------------------------------------------------------
                                                                   DECLINING RATE SCENARIO         RISING RATE SCENARIO
                                                                 -----------------------------------------------------------
Federal funds sold and other short-term investments                           --                            --
Investment securities (held to maturity and available for sale)             -2.9%                          3.0%
Loans                                                                       -2.8%                          2.8%
----------------------------------------------------------------------------------------------------------------------------
Total interest income                                                       -2.8%                          2.9%
----------------------------------------------------------------------------------------------------------------------------
Core deposits                                                               -6.0%                          3.7%
Time deposits                                                               -5.5%                          5.5%
----------------------------------------------------------------------------------------------------------------------------
Total deposits                                                              -5.7%                          4.9%
----------------------------------------------------------------------------------------------------------------------------
Borrowings                                                                  -12.9%                        14.5%
----------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                      -7.1%                          6.7%
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                          .1%                           .3%
----------------------------------------------------------------------------------------------------------------------------

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cashflows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make assurances as to the predictive nature of these assumptions including how customer preferences, or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will differ from: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositors early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

IMPACT ON INFLATION AND CHANGING PRICES

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars without considering

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

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

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to generate cash flows to meet present and expected future funding needs. Management monitors the Company's liquidity position on a daily basis to evaluate its ability to meet expected and unexpected depositor withdrawals and to make new loans or investments.

The Company's primary sources of funds for operations are deposits, borrowings, principal and interest payments on loans, maturities of federal funds sold and securities available for sale.

The Company attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network, as well as FHLB advances. Management believes that the level of the Company's liquid assets combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of the Company's depositors, and meet all other obligations of the Company.

Net cash provided by operating activities was $20.3 million for the fiscal year ended September 30, 2001, up $15.6 million from the prior fiscal year. The increase was principally due to changes in other assets and other liabilities between the comparable periods. Other assets used more cash in the prior year, as the Company purchased partnership interests, whereas in the current period the Company sold some of those interests. Other liabilities also used more cash in the prior year, primarily from the reduction of official bank checks outstanding.

Investing activities provided net cash of $56.5 million during the fiscal year ended September 30, 2001. Net securities activities provided cash flows of $100.4 million, as the Company sold lower yielding securities and held cash flow from its existing maturities and calls to pay a portion of the Catskill acquisition cost. Net cash used for the acquisition of Catskill was $50.4 million, as part of the acquisition cost was funded by $39.4 million of cash acquired from Catskill. Financing activities used cash of $25.9 million, as the Company reduced borrowings by $40.8 million, repurchased 802,478 shares of its common stock at a cost of approximately $13.9 million and paid cash dividends of $3.2 million, offset somewhat by a $33.0 million increase in deposits.

An important source of the Company's funds is the Company's core deposits. Management believes that a substantial portion of the Company's $808.5 million of deposits are a dependable source of funds due to long-term customer relationships. The Company does not currently use brokered deposits as a source of funds, and as of September 30, 2001, time deposit accounts having balances in excess of $100 thousand, totaled $56.4 million, or approximately 7.0%, of total deposits.

During the fiscal year ended September 30, 2001, the Company repurchased 802,478 shares of its common stock at a cost of approximately $13.9 million. At September 30, 2001, the Company still had authority to repurchase another 599,345 shares of common stock which its expects to complete, depending on market conditions, prior to March 2002. As of April 2002, the Company will no longer be subject to the regulatory stock repurchase restrictions imposed on recently converted companies. At September 30, 2001, the Company had $7.5 million in available resources at the holding company level on an unconsolidated basis to use for direct activities of the holding company, including share repurchases. Furthermore, the Company has the ability to obtain dividends from the Savings and the Commercial Bank to provide additional funds. However, New York State Banking law provides that all dividends declared in any calendar year not exceed the total of the Bank's net profits for the year, combined with its retained net profits of the preceding two years, less any required transfer to surplus, without the prior approval from the Superintendent of Banks. The term "net profits" means the remainder of all earnings from current operations plus actual recoveries on loans, investments and other assets, after deducting all current operating expenses, actual losses and all federal and state taxes. The Savings Bank has already paid dividends to the Company over the past two years in excess of that amount, therefore, NYS banking approval would be required before

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

additional dividends could be paid at this time, other than net profits in calendar year 2001. The Savings Bank has so far reported net profits for the current calendar year of $7.1 million and has already paid dividends of $4.5 million. The Commercial Bank has earned $.5 million since inception which it expects to pay to the holding company in December 2001.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangibles Assets." Statement No. 141 supercedes Accounting Principles Board ("APB") No. 16, "Business Combinations," and requires all business combinations to be accounted for under the purchase method of accounting, thus eliminating the pooling of interests method of accounting. The Statement did not change many of the provisions of APB No. 16 related to the application of the purchase method. However, the Statement does specify criteria for recognizing intangible assets separate from goodwill and requires additional disclosures regarding business combinations. The Statement is effective for business combinations initiated after June 30, 2001.

Statement No.142 requires acquired intangible assets (other than goodwill) to be amortized over their useful economic life, while goodwill and any acquired intangible assets with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on annual basis based upon guidelines specified by the Statement. Statement No.142 also requires additional disclosures pertaining to goodwill and intangible assets. The provisions of Statement No.142 are required to be adopted starting with fiscal years beginning after December 15, 2001, however the Company adopted the Statement on October 1, 2001, the beginning of its next fiscal year. For any goodwill and other intangibles acquired after June 30, 2001, the non-amortization and amortization provisions of this Statement are effective immediately. The Company will perform the first of the required impairment tests of goodwill during the quarter ending December 31, 2001 and has not yet determined what, if any, effect these tests will have on the Company's operations or financial position.

At September 30, 2001, the Company had goodwill of approximately $30.9 million and had amortization expense related to goodwill of approximately $1.4 million, or $.15 per diluted share for the fiscal year ended September 30, 2001. It is anticipated that the adoption of Statement No. 142 will have a material effect on the Company's results of operations since the implementation of the new standard will reduce expected non-interest expenses by approximately $1.6 million and increase earnings per diluted share by approximately $.16 per share for fiscal year 2002.

-----------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY DATA
-----------------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED                            SEPT 30,   JUNE 30,   MARCH 31,   DEC 31,   SEPT 30,   JUNE 30,   MARCH 31,   DEC 31,
(Dollars in thousands, except per share data)  2001        2001       2001       2000       2000      2000        2000       1999
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                $ 17,642    $ 18,118    $ 18,384   $ 17,069  $ 14,742   $ 14,380   $ 14,340  $ 14,044
Interest expense                               7,744       8,314       8,637      8,014     6,228      5,965      6,256     5,909
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                            9,898       9,804       9,747      9,055     8,514      8,415      8,084     8,135
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                        366         366         400        366       756        469        538       800
Total non-interest income                      1,391       1,435       1,275      1,132     1,059        794        675     1,151
Total non-interest expenses                    6,867       6,979       6,823      8,220     5,477      5,436      5,400     5,887
-----------------------------------------------------------------------------------------------------------------------------------
Interest before income tax expense             4,056       3,894       3,799      1,601     3,340      3,304      2,821     2,599
Income tax expense                             1,388       1,272       1,249        367       978      1,005        752       719
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                  $  2,668    $  2,622    $  2,550   $  1,234  $  2,362   $  2,299   $  2,069  $  1,880
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                    $   0.30    $   0.29    $   0.28   $   0.13  $   0.25   $   0.23   $   0.21  $   0.18
Diluted earnings per share                  $   0.29    $   0.28    $   0.27   $   0.13  $   0.25   $   0.23   $   0.21  $   0.18
-----------------------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
AS OF SEPTEMBER 30,                                                                        2001                  2000
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share and per share data)
ASSETS
Cash and due from banks                                                            $           74,618    $           14,300
Federal funds sold                                                                                 --                 9,455
-----------------------------------------------------------------------------------------------------------------------------
         Total cash and cash equivalents                                                       74,618                23,755
Loans held for sale                                                                             1,748                 2,016
Securities available for sale, at fair value                                                  248,469               266,750
Investment securities held to maturity (fair value of  $2,225
   and $2,289 at September 30, 2001 and 2000, respectively)                                     2,130                 2,301
Net loans receivable                                                                          746,450               586,846
Accrued interest receivable                                                                     6,372                 6,064
Other real estate owned                                                                           265                 1,273
Premises and equipment, net                                                                    17,311                15,037
Goodwill and other intangibles, net                                                            31,267                   405
Bank-owned life insurance                                                                      10,875                    --
Other assets                                                                                   22,073                17,581
-----------------------------------------------------------------------------------------------------------------------------
              Total assets                                                         $        1,161,578    $          922,028
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
      Savings accounts                                                             $          255,505    $          177,589
      Money market accounts                                                                    35,665                26,103
      N.O.W. and demand accounts                                                              177,253               134,001
      Time accounts                                                                           340,095               218,279
-----------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                       808,518               555,972
   Mortgagors' escrow accounts                                                                  2,257                 1,717
   Securities sold under agreements to repurchase                                              12,971               105,781
   Short-term borrowings                                                                      100,000                20,000
   Long-term debt                                                                              50,000                53,027
   Accrued interest payable                                                                       743                   712
   Official bank checks                                                                        10,812                 7,472
   Other liabilities and accrued expenses                                                      11,531                10,069
-----------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                    996,832               754,750
-----------------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
   Preferred stock, $.0001 par value; 15,000,000 authorized, none issued                           --                   --
   Common stock, $.0001 par value; 60,000,000 shares authorized, 12,139,021
     issued                                                                                         1                     1
   Additional paid-in capital                                                                 118,018               117,804
   Unallocated common stock held by ESOP                                                       (8,202)               (9,027)
   Unvested restricted stock awards                                                            (3,136)               (3,847)
   Treasury stock, at cost (2,290,712 shares at September 30, 2001 and
      1,521,846 shares at September 30, 2000)                                                 (29,554)              (16,020)
   Retained earnings, substantially restricted                                                 84,380                78,543
   Accumulated other comprehensive income (loss)                                                3,239                  (176)
-----------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                           164,746               167,278
-----------------------------------------------------------------------------------------------------------------------------
                Total liabilities and shareholders' equity                         $        1,161,578    $          922,028
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,                                    2001                  2000                   1999
-----------------------------------------------------------------------------------------------------------------------------
  (Dollars in thousands, except for per share data)
  Interest and dividend income:
       Interest and fees on loans                            $          58,386       $        46,270     $           39,794
       Securities available for sale:
           Taxable                                                       8,815                 7,316                  7,108
           Tax-exempt                                                    3,243                 3,023                  2,307
-----------------------------------------------------------------------------------------------------------------------------
          Total securities available for sale                           12,058                10,339                  9,415
-----------------------------------------------------------------------------------------------------------------------------
       Investment securities held to maturity                              183                   193                    222
       Federal funds sold                                                  586                   704                  2,371
-----------------------------------------------------------------------------------------------------------------------------
                 Total interest and dividend income                     71,213                57,506                 51,802
-----------------------------------------------------------------------------------------------------------------------------
  Interest expense:
       Deposit and escrow accounts                                      26,729                18,754                 20,470
       Short-term borrowings                                             3,036                 2,664                    735
       Long-term debt                                                    2,944                 2,940                  2,577
-----------------------------------------------------------------------------------------------------------------------------
                 Total interest expense                                 32,709                24,358                 23,782
-----------------------------------------------------------------------------------------------------------------------------
         Net interest income                                            38,504                33,148                 28,020
       Provision for loan losses                                         1,498                 2,563                  3,250
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                   37,006                30,585                 24,770
-----------------------------------------------------------------------------------------------------------------------------
  Non-interest income:
       Service charges on deposits                                       1,611                 1,076                    892
       Loan servicing fees                                                 400                   504                    523
       Trust service fees                                                  839                   704                    665
       Net (losses) gains from securities transactions                    (105)                 (283)                    17
       Net gains (losses) from mortgage loan sales                          68                   (45)                   245
       Other income                                                      2,420                 1,723                    705
-----------------------------------------------------------------------------------------------------------------------------
                 Total non-interest income                               5,233                 3,679                  3,047
-----------------------------------------------------------------------------------------------------------------------------
  Non-interest expenses:
       Compensation and employee benefits                               14,777                12,587                 10,839
       Occupancy                                                         2,362                 1,972                  2,094
       Furniture, fixtures and equipment                                   949                   802                    728
       Computer charges                                                  1,869                 1,647                  1,508
       Professional, legal and other fees                                1,242                 1,222                  1,205
       Printing, postage and telephone                                     858                   904                    707
       Other real estate expenses (income), net                            121                  (241)                   781
       Goodwill and other intangibles amortization                       1,485                    48                     47
       Contributions                                                       159                   205                  4,706
       Merger related integration costs                                  1,972                    --                     --
       Other expenses                                                    3,095                 3,054                  3,210
-----------------------------------------------------------------------------------------------------------------------------
                 Total non-interest expenses                            28,889                22,200                 25,825
-----------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                      13,350                12,064                  1,992
  Income tax expense (benefit)                                           4,276                 3,454                    (85)
-----------------------------------------------------------------------------------------------------------------------------
                         Net income                          $           9,074     $           8,610     $            2,077
-----------------------------------------------------------------------------------------------------------------------------
  Earnings per share:
     Basic                                                   $            1.00     $            0.86     $             0.32
-----------------------------------------------------------------------------------------------------------------------------
     Diluted                                                 $            0.96     $            0.86     $             0.32
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders' Equity
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,                                  2001                     2000                    1999
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share and per share data)
COMMON STOCK
  Balance at beginning of year                            $        1                $       1           $      --
  Issuance of 11,730,575 shares of $0.0001
    par value common stock in initial public offering             --                       --                   1
  Issuance of 408,446 shares of $0.0001 par value
    common stock to The Troy Savings Bank
    Community Foundation in fiscal 1999                           --                       --                  --
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                           1                        1                   1
-----------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year                               117,804                  117,759                  --
  Issuance of 11,730,575 shares of common stock
    in initial public offering, net of offering
    costs of $3,630                                               --                       --            113 ,675
  Issuance of 408,446 shares of common stock
    to The Troy Savings Bank Community Foundation                 --                       --               4,084
  Adjustment for ESOP shares released for allocation              88                       45                  --
  Stock options exercised (20,462 shares)                        (12)                      --                  --
  Tax-benefit on exercise of non-qualified stock options          33                       --                  --
  Adjustment for grant of restricted stock awards                105                       --                  --
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                     118,018                  117,804             117,759
-----------------------------------------------------------------------------------------------------------------------------------
UNALLOCATED COMMON STOCK HELD BY ESOP
  Balance at beginning of year                                (9,027)                  (9,620)                 --
  Purchase of  971,122 shares of common stock by ESOP             --                       --              (9,620)
  ESOP shares released for allocation (83,311 and
      59,836 shares, respectively)                               825                      593                  --
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                      (8,202)                  (9,027)             (9,620)
-----------------------------------------------------------------------------------------------------------------------------------
UNVESTED RESTRICTED STOCK AWARDS
  Balance at beginning of year                                (3,847)                      --                  --
  Grant of restricted stock awards (26,150
    and 446,165 shares, respectively)                           (405)                  (4,824)                 --
  Amortization of restricted stock awards                        976                      961                  --
  Forfeited restricted stock awards (13,000
    and 1,500 shares, respectively)                              140                       16                  --
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                      (3,136)                  (3,847)                 --
-----------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK
  Balance at beginning of year                               (16,020)                      --                  --
  Purchase of treasury stock (802,478 and
    1,966,511 shares, respectively)                          (13,927)                 (20,963)                 --
  Grant of restricted stock awards (26,150
    and 446,165 shares, respectively)                            300                    4,959                  --
  Forfeited restricted stock awards (13,000
    and 1,500 shares, respectively)                             (140)                     (16)                 --
  Stock options exercised (20,462 shares)                        233                       --                  --
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                     (29,554)                 (16,020)                 --
-----------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance at beginning of year                                78,543                   72,699              70,622
  Net income                                                   9,074     $  9,074       8,610  $  8,610     2,077    $   2,077
  Cash dividends ($.36 and $.23 per share, respectively)      (3,237)                  (2,631)                 --
  Adjustment for grant of restricted stock
    awards                                                        --                     (135)                 --
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                      84,380                   78,543              72,699
-----------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
  Balance at beginning of year                                  (176)                    (400)                407
  Unrealized net holding gains (losses) on
    available for sale securities arising during the
    period (pre-tax $5,552, $90 and ($1,346))                               3,352                    54                  (802)
  Reclassification adjustment for net losses
   (gains) on available for sale securities realized
   in net income (pre-tax $105, $283 and ($9))                                 63                   170                    (5)
-----------------------------------------------------------------------------------------------------------------------------
  Other comprehensive income (loss)                            3,415        3,415          224      224      (807)       (807)
-----------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                  $  12,489               $ 8,834               $ 1,270
-----------------------------------------------------------------------------------------------------------------------------
 Balance at end of year                                        3,239                      (176)              (400)
-----------------------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                               $  164,746                $  167,278          $ 180,439
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,                                     2001                  2000                  1999
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $            9,074   $             8,610    $            2,077
Adjustments to reconcile net income to net cash provided
   by operating activities:
  Depreciation                                                             1,467                 1,277                 1,317
  Goodwill and other intangibles amortization                              1,485                    48                    47
  Net amortization (accretion) on securities                                 198                (1,257)               (3,255)
  Provision for loan losses                                                1,498                 2,563                 3,250
  Amortization of restricted stock awards                                    976                   961                    --
  ESOP compensation expense                                                1,326                   852                   423
  Net accretion of purchase accounting adjustments                          (603)                   --                    --
  Net gain on sales of premises and equipment                                 --                   (36)                 (102)
  Net (gains) losses on sales of other real estate owned                    (172)                 (323)                   11
  Write-down of other real estate owned                                       --                    82                   556
  Net gains on sales of other assets                                        (314)                 (327)                   --
  Net losses (gains) from securities transactions                            105                   283                   (17)
  Net (gains) losses from mortgage loan sales                                (68)                   45                  (245)
  Proceeds from sales of loans held for sale                              27,163                12,937                46,669
  Net loans made to customers and held for sale                          (26,827)              (10,934)              (39,392)
  Net decrease in accrued interest receivable, bank-owned
   life  insurance and other assets                                          (55)               (7,390)               (2,132)
  Net increase (decrease) in accrued interest payable,
   official bank checks, and other liabilities and accrued expenses        5,009                (2,716)                2,067
-----------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                               20,262                 4,675                12,874
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in acquisition activity                                    (50,414)                   --                    --
Proceeds from pay-downs of investment securities                             171                   233                   954
Net loans repaid by (made to) customers                                    3,824               (36,899)             (103,341)
Capital expenditures, net                                                   (513)               (1,229)               (2,397)
Purchase of available for sale securities                               (237,940)             (495,870)             (779,186)
Proceeds from sale of available for sale securities                       71,054                68,045                44,136
Proceeds from maturities/calls/pay-downs of available for
  sale securities                                                        267,151               443,292               653,858
Proceeds from sales of other assets                                        1,233                 2,127                    --
Proceeds from sales of other real estate owned                             1,915                 4,445                   730
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                       56,481               (15,856)             (185,246)
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits                                       32,999                (7,401)              (14,829)
Net (decrease) increase in mortgagors' escrow accounts                    (1,169)                  121                  (304)
Net (decrease) increase in securities sold under agreements
  to repurchase                                                         (102,740)              102,045                 1,212
Net increase (decrease) in short-term borrowings                          65,000               (80,700)              100,700
Proceeds from long-term debt                                                  --                10,000                    --
Payments on long-term debt                                                (3,027)               (1,470)                 (443)
Cash dividends paid on common stock                                       (3,237)               (2,631)                   --
Proceeds from stock options exercised                                        221                    --                    --
Purchase of common stock for treasury                                    (13,927)              (20,963)                   --
Net proceeds from stock offering                                              --                    --               113,676
Purchase of common stock for ESOP                                             --                    --                (9,620)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                      (25,880)                 (999)              190,392
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      50,863               (12,180)               18,020
Cash and cash equivalents at beginning of year                            23,755                35,935                17,915
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                       $          74,618    $           23,755    $           35,935
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental cash flow information disclosure:
   Interest paid                                               $          32,678    $           24,133    $           23,655
   Income taxes paid                                           $           2,668    $            3,350    $            1,181
Transfer of loans to other real estate owned                   $             686    $            3,632    $            1,270
Adjustment of securities available for sale to fair value,
  net of  tax                                                  $           3,415    $              224    $             (807)
Grants of restricted stock, net of forfeitures                 $             160    $            4,943    $               --
Acquisition activity:
   Fair value of non-cash assets acquired                      $         261,789    $               --    $               --
   Fair value of liabilities assumed                           $         243,722    $               --    $               --
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting and reporting policies of Troy Financial Corporation (the "Parent Company") and its subsidiaries (referred to together as the "Company") conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant policies are described below.

       (A)    ORGANIZATION

              The Company is a financial services company. The Parent Company's savings bank subsidiary, The Troy Savings Bank (the "Savings Bank"), provides a wide range of banking, financing, fiduciary and other financial services to corporate, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company's commercial bank subsidiary, The Troy Commercial Bank (the "Commercial Bank"), provides banking and financing services to municipalities. The Commercial Bank began operations during fiscal 2000. The Parent Company is regulated by the Board of Governors of the Federal Reserve. The Savings Bank and the Commercial Bank are regulated by the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department.

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

       (C)    USE OF ESTIMATES

              The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

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

              A substantial portion of the Company's loans are secured by real estate located throughout the eight New York State counties of Albany, Greene, Rensselaer, Saratoga, Schenectady, Schoharie, Warren and Washington. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned is dependent upon general economic and real estate market conditions in these counties.

       (D)    CASH AND CASH EQUIVALENTS

              For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks and federal funds sold.

       (E)    LOANS HELD FOR SALE

              Loans held for sale are recorded at the lower of cost or fair value, determined on an aggregate basis. It is the intention of management to sell these loans. Gains and losses on the disposition of loans held for sale are determined on the specific identification method.

              Loans held for sale, as well as commitments to originate fixed rate mortgage loans at a set interest rate, which will subsequently be sold in the secondary mortgage market, are regularly evaluated and, if necessary, a valuation allowance is recorded by a charge to income for unrealized losses attributable to changes in market interest rates.

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

       (G)    SECURITIES

              Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are carried at amortized cost. Securities that are identified as trading securities for resale over a short period are stated at fair value with unrealized gains and losses reflected in current earnings. All other debt and equity

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

              securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss (a separate component of shareholders' equity). At September 30, 2001 and 2000, the Company did not hold any securities considered to be trading securities. As a member of the Federal Home Loan Bank of New York ("FHLB"), the Bank is required to hold FHLB stock, which is carried at cost since there is no readily available market value.

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

              Loans considered doubtful of collection by management are placed on a non-accrual status for the recording of interest. Generally, loans past due 90 days or more as to principal or interest are placed on non-accrual status except for (1) those loans which, in management's judgment, are adequately secured and in the process of collection, and (2) certain consumer and open-end credit loans which are usually charged-off when they become 120 days past due. When a loan is placed on non-accrual status, all previously accrued income that has not been collected is reversed from current year interest income. Subsequent cash receipts are generally applied to reduce the unpaid principal balance, however, interest on non-accrual loans can also be recognized as cash is received. Amortization of the related unearned discount and net deferred loan fees and costs is suspended when a loan is placed on non-accrual status. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

       (I)    ALLOWANCE FOR LOAN LOSSES

              The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of all or a portion of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

              A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------


              underlying collateral (collateral dependent loans). The Company's impaired loans are generally commercial loans and are collateral dependent.

       (J)    OTHER REAL ESTATE OWNED

              Other real estate owned, representing properties acquired in settlement of loans, is recorded on an individual asset basis at the lower of the recorded investment in the loan or the fair value of the asset acquired less an estimate of the costs to sell the property. At the time of foreclosure, the excess, if any, of the recorded investment in the loan over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of such property and net operating expenses of such properties are charged directly to non-interest expenses. Properties are regularly reappraised and written down to the fair value less the estimated costs to sell the property, if necessary.

              The recognition of gains and losses from the sale of other real estate owned is dependent on a number of factors relating to the nature of the property sold, terms of the sale, and the future involvement of the Company in the property sold. If a real estate transaction does not meet certain down payment and loan amortization requirements, gain recognition is deferred and recognized under an alternative method.

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

       (L)    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

              In securities repurchase agreements, the Company transfers the underlying securities to a third party custodian's account that explicitly recognizes the Company's interest in the securities. These agreements are accounted for as secured financing transactions provided the Company maintains effective control over the transferred securities and meets other criteria for such accounting as specified in Statement of Financial Accounting Standards ("SFAS") No. 140. The Company's agreements are accounted for as a secured financing; accordingly, the transaction proceeds are recorded as borrowed funds and the underlying securities continue to be carried in the Company's securities available for sale portfolio.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

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

              The Company accounts for stock options granted under its Long-Term Equity Compensation Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," requires entities to provide pro forma disclosures of net income and earnings per share as if the fair value of all stock-based awards was recognized as compensation expense over the vesting period of the awards.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

              Restricted stock awards granted under the Long-Term Equity Compensation Plan are also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense over the vesting period of the awards.

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

       (U)    SEGMENT REPORTING

              The Company's operations are solely in the financial services industry and include providing to its customers traditional banking services. The Company operates primarily in the geographical regions of Albany, Greene, Rensselaer, Saratoga, Schenectady, Schoharie, Washington and Warren counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

       (V)    DERIVATIVES AND HEDGING ACTIVITIES

              The Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective October 1, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

              income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred.

              The derivative instruments held by the Company as of and for the year ended September 30, 2001 consisted solely of instruments used to hedge interest rate risk related to the Company's mortgage banking activities. The adoption of SFAS No. 133 as of October 1, 2000, did not have a material effect on the Company's consolidated financial statements. In addition, the amounts recognized in the consolidated statements of income during the year ended September 30, 2001, related to changes in the fair value of the derivatives were not significant.

       (W)    RECENT ACCOUNTING PRONOUNCEMENTS

              In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No.141 supercedes Accounting Principles Board ("APB") No. 16, "Business Combinations," and requires all business combinations to be accounted for under the purchase method of accounting, thus eliminating the pooling of interests method of accounting. The Statement did not change many of the provisions of APB No. 16 related to the application of the purchase method. However, the Statement does specify criteria for recognizing intangible assets separate from goodwill and requires additional disclosures regarding business combinations. The Statement is effective for business combinations initiated after June 30, 2001.

              Statement No.142 requires acquired intangible assets (other than goodwill) to be amortized over their useful economic life, while goodwill and any acquired intangible asset with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on annual basis based upon guidelines specified by the Statement. Statement No.142 also requires additional disclosures pertaining to goodwill and intangible assets. The provisions of Statement No.142 are required to be adopted starting with fiscal years beginning after December 15, 2001, however the Company adopted the Statement on October 1, 2001, the beginning of its next fiscal year. For any goodwill and other intangibles acquired after June 30, 2001, the non-amortization and amortization provisions of this Statement are effective immediately. The Company will perform the first of the required impairment tests of goodwill during the quarter ending December 31, 2001 and has not yet determined what, if any, effect these tests will have on the Company's operations or financial position.

              At September 30, 2001, the Company had goodwill of approximately $30.9 million and had amortization expense related to goodwill of approximately $1.4 million, or $.15 per diluted share for the fiscal year ended September 30, 2001. It is anticipated that the adoption of Statement No. 142 will have a material effect on the Company's results of operations since the implementation of the new standard will reduce expected non-interest expense by approximately $1.6 million and increase earnings per diluted share by approximately $.16 per share for fiscal year 2002.

(2)    BUSINESS COMBINATION

       On November 10, 2000, the Company acquired Catskill Financial Corporation ("Catskill"), a community based financial services company headquartered in Catskill, New York. On the acquisition date, Catskill had assets of $305.0 million, loans of $170.5 million, deposits of $220.1 million and seven full service branches. Catskill shareholders received cash of $23 per share, representing total consideration paid of $89.8 million. The acquisition was accounted for using the purchase method of accounting. The assets acquired and liabilities assumed from Catskill were recorded at their estimated fair values. The acquisition

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       of Catskill resulted in the recognition of approximately $32.3 million of goodwill, representing the excess of the Company's purchase cost over the fair value of the net assets acquired. Prior to the adoption of SFAS No. 142 as of October 1, 2001 (see Note 1 (w)), goodwill was being amortized to expense over a period of 20 years using the straight-line method. The results of operations of Catskill have been included in the Company's consolidated statement of income from the date of acquisition.

       The following increases (decreases) were recorded to the historical basis of Catskill's assets and liabilities in order to record these assets and liabilities at their estimated fair values at the acquisition date (dollars in thousands):

       Securities available for sale                      $       (681)
       Loans                                                    (2,663)
       Premises and equipment                                      192
       Other assets                                                983
       Time deposits                                              (211)
       Borrowings                                                 (111)

       The premiums and discounts above are being amortized over the estimated period to maturity or repricing of the respective interest bearing assets and liabilities, or, in the case of premises and equipment, over the estimated remaining lives of the assets. For the year ended September 30, 2001, the impact of the net accretion of the premiums and discounts was to increase income before income tax expense by approximately $603 thousand.

       A summary of the unaudited proforma combined financial information for the Company and Catskill for the fiscal year ended September 30, 2000, as if the transaction occurred on October 1, 1999, is as follows:

       -------------------------------------------------------------------
                                                              YEAR ENDED
                                                             SEPTEMBER 30,
        (Dollars in thousands, except per share data)           2000
       -------------------------------------------------------------------

       Interest and dividend income                         $    80,971
       Interest expense                                          41,203
       --------------------------------------------------------------------
          Net interest income                                    39,768
       Provision for loan losses                                  2,763
      --------------------------------------------------------------------
       Net interest income after provision for loan losses       37,005
       Non-interest income                                        4,834
       Non-interest expenses                                     29,342
      --------------------------------------------------------------------
       Income before income tax expense                          12,497
      --------------------------------------------------------------------
       Income tax expense                                         3,876
      --------------------------------------------------------------------
       Net income                                           $     8,621
      --------------------------------------------------------------------
       Basic and diluted earnings per share                 $      0.86
      --------------------------------------------------------------------


       Management believes that the proforma combined financial information for the Company and Catskill for the year ended September 30, 2001, would not be significantly different from the actual results reported due to the acquisition date of November 10, 2000.

       The unaudited pro forma combined financial information does not reflect any potential cost savings or revenue enhancements that are expected from the combination of the operations of the Company and Catskill, other than to eliminate the expenses related to Catskill's ESOP and Management Recognition Plan

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       and, accordingly, may not be indicative of the results of operations that would had been achieved had the acquisition in fact occurred on the date indicated, nor do they purport to be indicative of the results of operations that may be achieved in the future by the combined Company.

 (3)   LOANS HELD FOR SALE AND MORTGAGE SERVICING RIGHTS

       At September 30, 2001 and 2000, loans held for sale consisted of conventional residential mortgages originated for subsequent sale. At September 30, 2001 and 2000, there was no valuation reserve necessary for loans held for sale.

       The company retains the servicing rights on certain mortgage loans sold. At September 30, 2001 and 2000, the unamortized balance of mortgage servicing rights on loans sold with servicing retained was approximately $848 thousand and $782 thousand, respectively. The estimated fair value of these mortgage servicing rights was in excess of their carrying value at both September 30, 2001 and 2000, and therefore no impairment reserve was necessary.

(4)    SECURITIES AVAILABLE FOR SALE

       The amortized cost and approximate fair value of securities available for sale at September 30 are as follows:


       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                          2001
       -----------------------------------------------------------------------------------------------------------------------

                                                                              GROSS            GROSS
                                                          AMORTIZED        UNREALIZED        UNREALIZED         APPROXIMATE
                                                             COST             GAINS            LOSSES           FAIR VALUE
       -----------------------------------------------------------------------------------------------------------------------
       U.S. Government securities and agencies
          obligations                                 $        58,982  $          1,481  $           --   $            60,463
       Obligations of states and political
          subdivisions                                         85,961             1,421             (74)               87,308
       Mortgage-backed securities                              48,012             2,302              (2)               50,312
       Corporate debt securities                               13,588                51              --                13,639
       -----------------------------------------------------------------------------------------------------------------------
             Total debt securities available
               for sale                                       206,543             5,255             (76)              211,722
       Mutual funds and marketable equity
          securities                                           28,484               236             (51)               28,669
       Non-marketable equity securities                         8,078                --              --                 8,078
       -----------------------------------------------------------------------------------------------------------------------
             Total securities available for sale      $       243,105  $          5,491  $         (127)  $           248,469
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                          2000
       -----------------------------------------------------------------------------------------------------------------------
                                                                              GROSS            GROSS
                                                          AMORTIZED         UNREALIZED       UNREALIZED         APPROXIMATE
                                                             COST             GAINS            LOSSES           FAIR VALUE
       -----------------------------------------------------------------------------------------------------------------------
       U.S. Government securities and agencies
          obligations                                 $       161,653  $             92  $         (561)  $           161,184
       Obligations of states and political
          subdivisions                                         80,304               166            (111)               80,359
       Mortgage-backed securities                               2,138                14              (3)                2,149
       Corporate debt securities                               12,350                 3              (8)               12,345
       -----------------------------------------------------------------------------------------------------------------------
             Total debt securities available for              256,445               275            (683)              256,037
       sale
       Mutual funds and marketable equity
          securities                                            1,750               141             (26)                1,865

       Non-marketable equity securities                         8,848                --              --                 8,848
       -----------------------------------------------------------------------------------------------------------------------
             Total securities available for sale      $       267,043  $            416  $         (709)  $           266,750
       -----------------------------------------------------------------------------------------------------------------------



       During 2001, proceeds from the sales of securities available for sale totaled $71.1 million, with gross gains of $120 thousand and gross losses of $225 thousand. During 2000, proceeds from sales of securities available for sale totaled $68.0 million, with gross gains of $257 thousand and gross losses of $540 thousand. During 1999, proceeds from sales of securities available for sale totaled $44.1 million, with gross gains of $9 thousand.

       As of September 30, 2001, the contractual maturity of debt securities available for sale (mortgage-backed securities are shown separately) at amortized cost and approximate fair value is as follows:


                --------------------------------------------------------------------------------
                (Dollars in thousands)
                --------------------------------------------------------------------------------
                MATURITY RANGES                              AMORTIZED             APPROXIMATE
                                                               COST                 FAIR VALUE
                --------------------------------------------------------------------------------
                Within one year                       $           102,206  $           103,063
                After one year to five years                       44,564               46,293
                After five years to ten years                      10,350               10,624
                Over ten years                                      1,411                1,430
                Mortgage-backed securities                         48,012               50,312
                --------------------------------------------------------------------------------
                Total                                 $           206,543  $           211,722
                --------------------------------------------------------------------------------

       Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Mortgage-backed securities available for sale consist entirely of direct pass-through Freddie Mac, Fannie Mae and Ginnie Mae securities.

       Other than U.S. government sponsored enterprise securities (securities issued by Freddie Mac or Fannie Mae), and securities issued by the Federal Home Loan Bank of New York, there were no securities of a single issuer that exceeded 10% of shareholders' equity at September 30, 2001 and 2000.

       The carrying value of securities available for sale pledged to secure borrowings, deposits and for other purposes was approximately $50.6 million at September 30, 2001.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

(5)    INVESTMENT SECURITIES HELD TO MATURITY

       The amortized cost and approximate fair value of investment securities held to maturity as of September 30 are as follows:


       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                          2001
       -----------------------------------------------------------------------------------------------------------------------
                                                                             GROSS            GROSS
                                                          AMORTIZED        UNREALIZED        UNREALIZED        APPROXIMATE
                                                             COST             GAINS            LOSSES           FAIR VALUE
       -----------------------------------------------------------------------------------------------------------------------

       Mortgage-backed securities                     $         1,130  $             82  $         --     $             1,212

       Corporate and other debt securities                      1,000                13            --                   1,013
       -----------------------------------------------------------------------------------------------------------------------

             Total investment securities              $         2,130  $             95  $         --     $             2,225
       -----------------------------------------------------------------------------------------------------------------------


       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                          2000
       -----------------------------------------------------------------------------------------------------------------------
                                                                              GROSS            GROSS
                                                          AMORTIZED         UNREALIZED       UNREALIZED         APPROXIMATE
                                                             COST             GAINS            LOSSES           FAIR VALUE
       -----------------------------------------------------------------------------------------------------------------------

       Mortgage-backed securities                     $         1,301  $             36  $          (10)  $             1,327

       Corporate and other debt securities                      1,000                --             (38)                  962
       -----------------------------------------------------------------------------------------------------------------------
             Total investment securities              $         2,301  $             36  $          (48)  $             2,289
       -----------------------------------------------------------------------------------------------------------------------

       The amortized cost and approximate fair value of investment securities held to maturity at September 30, 2001, by contractual maturity (mortgage-backed securities are shown separately), are as follows:


             ---------------------------------------------------------------------------------
               (Dollars in thousands)
             ---------------------------------------------------------------------------------
                                                       AMORTIZED                APPROXIMATE
               MATURITY RANGES                           COST                   FAIR VALUE
             ---------------------------------------------------------------------------------
               Over ten years                        $            1,000  $              1,013
               Mortgage-backed securities                         1,130                 1,212
             ---------------------------------------------------------------------------------
               Total                                 $            2,130  $              2,225
             ---------------------------------------------------------------------------------

       Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Mortgage-backed securities held to maturity consist entirely of direct pass-through Ginnie Mae securities.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

(6)    NET LOANS RECEIVABLE

       A summary of net loans receivable at September 30 follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                  2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Loans secured by real estate:
          Residential                                                                  $        326,074    $        226,961
          Commercial                                                                            269,092             233,334
          Construction                                                                           16,379               7,300
       -----------------------------------------------------------------------------------------------------------------------
             Total real estate loans                                                            611,545             467,595
       -----------------------------------------------------------------------------------------------------------------------
       Commercial business loans                                                                 95,563              87,167
       -----------------------------------------------------------------------------------------------------------------------
       Home equity lines of credit                                                                7,108               5,019
       Other consumer loans                                                                      48,341              39,320
       -----------------------------------------------------------------------------------------------------------------------
             Total consumer loans                                                                55,449              44,339
       -----------------------------------------------------------------------------------------------------------------------
             Total gross loans                                                                  762,557             599,101
       -----------------------------------------------------------------------------------------------------------------------
       Less:  Unearned discount and net deferred fees and costs                                  (1,774)               (364)
                  Allowance for loan losses                                                     (14,333)            (11,891)
       -----------------------------------------------------------------------------------------------------------------------
                      Net loans receivable                                             $        746,450    $        586,846
       -----------------------------------------------------------------------------------------------------------------------

       Non-performing loans at September 30 are as follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                              2001                2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Non-accrual loans                                           $            3,249  $            5,600  $            7,267
       Restructured loans                                                          --                  53                 616
       -----------------------------------------------------------------------------------------------------------------------
          Total                                                    $            3,249  $            5,653  $            7,883
       -----------------------------------------------------------------------------------------------------------------------

       All restructured loans were performing according to their modified terms at September 30, 2000 and 1999.

       Had the above non-accrual loans been on accrual status, or had the interest rate not been reduced with respect to the loans restructured in troubled debt restructurings, the additional interest that would have been earned was approximately $210 thousand, $186 thousand and $326 thousand for 2001, 2000 and 1999, respectively. There are no commitments to extend further credit on non-performing loans.

       Changes in the allowance for loan losses for the years ended September 30 were as follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                              2001                2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Balance at beginning of year                                $          11,891   $          10,764   $           8,260
       Provision charged to operations                                         1,498               2,563               3,250
       Allowance acquired                                                      2,184                  --                  --
       Loans charged-off                                                      (1,592)             (1,942)               (995)
       Recoveries on loans charged-off                                           352                 506                 249
       -----------------------------------------------------------------------------------------------------------------------
          Balance at end of year                                   $          14,333   $          11,891   $          10,764
       -----------------------------------------------------------------------------------------------------------------------

       At September 30, 2001 and 2000, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $1.0 million and $3.0 million, respectively, for which the related allowance for loan

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       losses was $191 thousand and $764 thousand, respectively. As of September 30, 2001 and 2000, there were no impaired loans which did not have an allowance for loan loss. The average recorded investment in impaired loans for the years ended September 30, 2001, 2000 and 1999 was $1.6 million, $3.3 million and $6.0 million, respectively. The total interest income recognized on impaired loans during the period of impairment was approximately $95 thousand, $66 thousand and $200 thousand for 2001, 2000 and 1999, respectively. The interest income recognized on impaired loans during the period of impairment using the cash basis of income recognition was approximately $3 thousand and $137 thousand for 2000 and 1999, respectively (none for 2001).

       Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total shareholders' equity at both September 30, 2001 and 2000.

(7)    ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable consists of the following at September 30:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Loans                                                                           $             4,256  $           3,458
       Securities available for sale                                                                 2,092              2,590
       Investment securities held to maturity                                                           24                 16
       -----------------------------------------------------------------------------------------------------------------------
                                                                                       $             6,372  $           6,064
       -----------------------------------------------------------------------------------------------------------------------

(8)    OTHER REAL ESTATE OWNED

       Other real estate owned at September 30 consists of the following:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Commercial properties                                                           $               125  $           1,033
       Residential properties (1-4 family)                                                             140                240
       -----------------------------------------------------------------------------------------------------------------------
                                                                                       $               265  $           1,273
       -----------------------------------------------------------------------------------------------------------------------

(9)    PREMISES AND EQUIPMENT, NET

       A summary of premises and equipment at September 30 is as follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Land                                                                            $            2,995   $          2,084
       Buildings                                                                                   15,476             13,141
       Furniture, fixtures and equipment                                                            8,355              9,874
       Leasehold improvements                                                                       3,408              3,200
       Construction in progress                                                                       260                887
       -----------------------------------------------------------------------------------------------------------------------
                                                                                                   30,494             29,186
       Less accumulated depreciation and amortization                                             (13,183)           (14,149)
       -----------------------------------------------------------------------------------------------------------------------
          Premises and equipment, net                                                  $           17,311   $         15,037
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       Depreciation and amortization expense was approximately $1.5 million, $1.3 million and $1.3 million for the years ended September 30, 2001, 2000 and 1999, respectively.

(10)   DEPOSITS

       A summary of deposits at September 30 is as follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Savings accounts (2.25% to 4.46% for 2001, and 2.75% to
          5.50% for 2000)                                                              $          255,505   $        177,589
       -----------------------------------------------------------------------------------------------------------------------
       Time deposits
          1.79% to 3.99%                                                                           66,569              1,362
          4.00% to 4.99%                                                                          156,177             55,906
          5.00% to 5.99%                                                                           71,108            112,888
          6.00% to 6.99%                                                                           46,241             48,123
       -----------------------------------------------------------------------------------------------------------------------
             Total time deposits                                                                  340,095            218,279
       -----------------------------------------------------------------------------------------------------------------------
       Money market accounts (1.50% to 2.50% for 2001, and 2.00% to                                35,665             26,103
          3.00% for 2000)
       N.O.W. and Super N.O.W. accounts (1.50% to 1.85% for 2001, and
          2.00% to 2.35% for 2000)                                                                115,832             90,005
       Demand deposit accounts (non-interest bearing)                                              61,421             43,996
       -----------------------------------------------------------------------------------------------------------------------
             Total transaction accounts                                                           212,918            160,104
       -----------------------------------------------------------------------------------------------------------------------
                Total deposits                                                         $          808,518   $        555,972
       -----------------------------------------------------------------------------------------------------------------------

       The contractual maturities of time deposits for the years subsequent to September 30, 2001 are as follows:

                       ---------------------------------------------------------------------------------
                         YEARS ENDING SEPTEMBER 30,
                         (Dollars in thousands)
                       ---------------------------------------------------------------------------------
                         2002                                                         $         266,122
                         2003                                                                    47,135
                         2004                                                                    17,475
                         2005                                                                     6,316
                         2006 and thereafter                                                      3,047
                      ---------------------------------------------------------------------------------
                                                                                      $         340,095
                      ---------------------------------------------------------------------------------

       Individual time deposits with a balance of $100 thousand or greater totaled approximately $56.4 million and $30.0 million at September 30, 2001 and 2000, respectively.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       Interest expense on deposits and escrow accounts for the years ended September 30 consisted of the following:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                               2001               2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Time accounts                                               $          16,954   $          10,857   $          12,514
       Savings accounts                                                        6,538               5,241               5,581
       Money market accounts                                                     885                 649                 555
       N.O.W. and Super N.O.W. accounts                                        2,258               1,943               1,758
       Escrow accounts                                                            94                  64                  62
       -----------------------------------------------------------------------------------------------------------------------
                                                                   $          26,729   $          18,754   $          20,470
       -----------------------------------------------------------------------------------------------------------------------

(11)   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SHORT-TERM BORROWINGS

       Short-term borrowings represent borrowings with original maturities of one year or less. A summary of securities sold under agreements to repurchase and short-term borrowings as of September 30 and for the years then ended is presented below:


       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                              2001                2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Securities sold under agreements to repurchase:
          Balance at September 30                                  $       12,971      $      105,781      $        3,736
          Maximum month-end balance                                        14,628             105,781               4,745
          Average balance during the year                                  12,865              16,481               3,286
          Average rate during the year                                       5.41%               5.52%               3.10%
          Weighted-average rate at September 30                              4.81%               6.42%               3.00%

      Short-term borrowings:
          Balance at September 30                                  $      100,000      $       20,000      $      100,700
          Maximum month-end balance                                       110,000             100,000             100,700
          Average balance during the year                                  37,925              28,540              12,581
          Average rate during the year                                       6.17%               6.15%               5.04%
          Weighted-average rate at September 30                              4.14%               6.60%               5.34%

       Average aggregate borrowing rate during the year                      5.98%               5.92%               4.64%
       -----------------------------------------------------------------------------------------------------------------------

       All securities repurchase agreements at September 30, 2001 mature within ninety days, except for $10.0 million with the FHLB which matures in 2008. As of September 30, 2001, there was approximately $128 thousand of accrued interest payable on the repurchase agreements. The fair value of the securities subject to the repurchase agreements was approximately $16.9 million at September 30, 2001, plus accrued interest receivable of approximately $183 thousand.

       The Company has established overnight and term lines of credit with the FHLB. If advanced, such lines of credit will be collateralized by qualifying loans, securities and FHLB stock. Total credit under these lines was approximately $100.0 million, of which $50.0 million was available at September 30, 2001. Participation in the FHLB borrowing programs requires an investment in FHLB stock. The recorded investment in FHLB stock, included in securities available for sale on the consolidated statements of condition, amounted to $8.0 million and $8.8 million at September 30, 2001 and 2000, respectively.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

(12)   LONG-TERM DEBT

       At September 30, 2001, long-term debt included borrowings of $50.0 million with a weighted-average interest rate of 5.37%. All long-term debt is with the FHLB. Of the $50.0 million of long-term debt, $40.0 million has fixed interest rates, with the interest rate on the remaining $10.0 million tied to LIBOR, adjusted monthly. The weighted-average contractual maturity of the long-term debt is 4.8 years at September 30, 2001. Borrowings of $10.0 million with a fixed rate of 5.50% have a contractual maturity in July 2008, but the FHLB has an option to call the borrowing in July 2003.

       The following table sets forth the contractual maturities of the long-term debt as of September 30, 2001:

       -------------------------------------------------------------------------------
       YEARS ENDING SEPTEMBER 30,
       (Dollars in thousands)
       -------------------------------------------------------------------------------
       2002                                                         $          --
       2003                                                                10,000
       2004                                                                    --
       2005                                                                15,000
       2006                                                                    --
       2007 and thereafter                                                 25,000
       -------------------------------------------------------------------------------
                                                                    $      50,000
       -------------------------------------------------------------------------------

       Collateral for the long-term debt at September 30, 2001 includes a blanket lien on general assets of the Company and approximately $9.7 million of specifically pledged securities.

(13)   INCOME TAXES

       The components of income tax expense (benefit) for the years ended September 30 are as follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                               2001               2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Current tax expense (benefit):
          Federal                                                  $          2,557    $          2,984    $          1,254
          State                                                                 511                 708                 403
       Deferred tax expense (benefit)                                         1,208                (238)             (1,742)
       -----------------------------------------------------------------------------------------------------------------------
          Income tax expense (benefit)                             $          4,276    $          3,454    $            (85)
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       The following is a reconciliation of the expected income tax expense and the actual income tax expense (benefit) for the years ended September 30. The expected income tax expense has been computed by applying the statutory federal tax rate to income before income tax expense:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                              2001                2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Income tax expense at applicable Federal
          statutory rate                                           $        4,540      $        4,102      $          677
       Increase (decrease) in income tax expense resulting from:
            Tax-exempt income                                              (1,309)             (1,057)               (712)
            Non-deductible goodwill amortization                              489                  --                  --
            State income tax expense, net of Federal benefit                  485                 415                  60
            Other, net                                                         71                  (6)               (110)
       -----------------------------------------------------------------------------------------------------------------------
                   Income tax expense (benefit)                    $        4,276      $        3,454      $          (85)
       -----------------------------------------------------------------------------------------------------------------------
                   Effective tax rate                                        32.0%               28.6%               (4.3)%
       -----------------------------------------------------------------------------------------------------------------------

       The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 are presented below:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Deferred tax assets:
          Allowance for loan losses                                                    $            5,254   $          4,319
          Other real estate owned                                                                      48                127
          Charitable contribution carryforward                                                      2,665              2,726
          Accrued expenses                                                                          2,632              2,223
          Net purchase accounting adjustments                                                         380                 --
          Depreciation                                                                                131                740
          Deferred compensation                                                                     1,226                683
          Other items                                                                                 436                 --
       -----------------------------------------------------------------------------------------------------------------------
             Total gross deferred tax assets                                                       12,772             10,818
       -----------------------------------------------------------------------------------------------------------------------
       Deferred tax liabilities:
          Pension costs                                                                              (79)               (45)
          Prepaid expenses                                                                          (332)              (280)
          Net deferred loan origination fees and costs                                               (93)              (130)
          Mortgage servicing rights                                                                 (330)              (305)
          Income of subsidiary not consolidated for tax                                           (1,931)            (2,030)
          Other items                                                                                 (7)               (28)
       -----------------------------------------------------------------------------------------------------------------------
             Total gross deferred tax liabilities                                                 (2,772)            (2,818)
       -----------------------------------------------------------------------------------------------------------------------
             Net deferred tax asset at end of year                                                 10,000              8,000
             Net deferred tax asset at beginning of year                                            8,000              7,762
       -----------------------------------------------------------------------------------------------------------------------
       Change in net deferred tax asset                                                             2,000                238
             Less: Net deferred tax assets acquired and net deferred
                   tax assets on purchase accounting adjustments                                    3,208                 --
       -----------------------------------------------------------------------------------------------------------------------
             Deferred tax (expense) benefit for the year                               $          (1,208)   $            238
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       In addition to the deferred tax assets and liabilities described above, the Company had a deferred tax liability of $2.1 million and a deferred tax asset of $117 thousand at September 30, 2001 and 2000, respectively, related to the net unrealized gain (loss) on securities available for sale.

       The Company's annual tax deduction for charitable contributions is subject to a limitation based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the cash contributions to The Troy Savings Bank Charitable Foundation, as well as the contribution of common stock to the Troy Savings Bank Community Foundation, at September 30, 2001, the Company had an unused charitable contribution carryforward of approximately $6.8 million, which is available for deduction through 2004.

       Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the sufficiency of temporary taxable items, historical taxable income, as well as estimates of future taxable income and available tax planning strategies, the Company believes it is more likely than not that the gross deferred tax assets at September 30, 2001 will be realized.

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

       Deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $11.6 million and "supplemental" reserve (as defined) of $1.0 million at September 30, 2001, and the state base-year reserve of $28.1 million at September 30, 2001, since the Company does not expect that the base-year reserves will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemption of the Savings Bank's stock or certain excess distributions by the Savings Bank to the Parent Company, and (ii) failure of the Savings Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liability at September 30, 2001 with respect to the Federal base-year reserve and supplemental reserve was $3.9 million and $340 thousand, respectively. The unrecognized deferred tax liability at September 30, 2001 with respect to the state base-year reserve was approximately $1.5 million (net of Federal benefit).

(14)   EARNINGS PER SHARE

       The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the years ended September 30, 2001 and 2000, and for the year ended September 30, 1999, based on net income for the six-month period from April 1, 1999 to September 30, 1999. Earnings per share information for the period prior to the Company's initial public offering on March 31, 1999 is not applicable.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands, except share and per share data)                2001               2000               1999
       -----------------------------------------------------------------------------------------------------------------------
       Net income                                                     $           9,074  $           8,610  $           3,723
       -----------------------------------------------------------------------------------------------------------------------
       Weighted average common shares outstanding                             9,075,623         10,030,520         11,526,139
       Dilutive effect of potential common shares                               339,160             36,057                 --
       -----------------------------------------------------------------------------------------------------------------------
       Weighted average common shares assuming dilution                       9,414,783         10,066,577         11,526,139
       -----------------------------------------------------------------------------------------------------------------------
       Basic earnings per share                                       $            1.00  $            0.86  $            0.32
       -----------------------------------------------------------------------------------------------------------------------
       Diluted earnings per share                                     $            0.96  $            0.86  $            0.32
       -----------------------------------------------------------------------------------------------------------------------

       Dilutive shares include the Company's stock options and restricted stock awards and represent the number of incremental shares computed using the treasury stock method.

(15)   EMPLOYEE BENEFIT PLANS

       The Company maintains a non-contributory pension plan with Retirement System Group, Inc. covering substantially all its full-time employees. The benefits are generally computed as 2.00% of the highest three year average annual earnings (as defined by the plan) multiplied by years of credited service, subject to various caps and adjustments as provided for in the plan. Effective May 1, 2001, the Plan was amended to decrease the rate to 1.67% from 2.00% for service after April 30, 2001. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes, or
       (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. Assets of the plan are primarily invested in pooled equity and fixed income funds.

       The following table sets forth the pension plan's funded status and amounts recognized in the Company's consolidated financial statements at September 30:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Reconciliation of projected benefit obligation:
          Obligation at beginning of year                                              $           12,988   $         12,582
          Service cost                                                                                637                636
          Interest cost                                                                             1,173                903
          Benefit payments                                                                           (675)              (514)
          Actuarial loss (gain)                                                                       552               (619)
          Acquisition                                                                               3,991                 --
       -----------------------------------------------------------------------------------------------------------------------
             Obligation at end of year                                                 $           18,666   $         12,988
       -----------------------------------------------------------------------------------------------------------------------
       Reconciliation of fair value of plan assets:
          Fair value of plan assets at beginning of year                               $           17,048   $         14,990
          Actual (loss) return on plan assets                                                      (2,952)             2,572
          Benefit payments                                                                           (675)              (514)
          Acquisition                                                                               5,108                 --
       -----------------------------------------------------------------------------------------------------------------------
             Fair value of plan assets at end of year                                  $           18,529   $         17,048
       -----------------------------------------------------------------------------------------------------------------------

                                       39

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------


       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Reconciliation of funded status:
          Funded status at end of year                                                 $             (137)  $          4,060
          Unrecognized net actuarial loss (gain)                                                    1,552             (4,190)
          Unrecognized prior service cost                                                             197                244
       -----------------------------------------------------------------------------------------------------------------------
             Prepaid pension cost at end of year                                       $            1,612   $            114
       -----------------------------------------------------------------------------------------------------------------------

       Net periodic pension cost recognized in the Company's consolidated statements of income for the years ended September 30 included the following components:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                               2001               2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Service cost                                                $            637    $            636    $            660
       Interest cost                                                          1,173                 903                 829
       Expected return on plan assets                                        (1,715)             (1,254)             (1,085)
       Net amortization and deferral                                            (66)                (22)                 48
       -----------------------------------------------------------------------------------------------------------------------
          Net periodic pension cost                                $             29    $            263    $            452
       -----------------------------------------------------------------------------------------------------------------------

       The actuarial assumptions used in determining the actuarial present value of the projected benefit obligations as of September 30 were as follows:

       -----------------------------------------------------------------------------------------------------------------------
                                                                            2001               2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Discount rate                                                            7.25%               8.00%               7.25%
       Long-term rate of return                                                 9.00%               9.00%               8.50%
       Salary increase rate                                                     4.50%               5.50%               4.50%
       -----------------------------------------------------------------------------------------------------------------------

       The Company maintains a 401(k) savings plan covering all salaried and commissioned employees who become eligible to participate upon attaining the age of twenty-one and completing one year of service. Participants may contribute from 2% to 15% of their compensation. The Company made matching contributions equal to 50% of the participants' contributions (up to a limit of 3% of the participants' compensation) through March 31, 1999 of fiscal 1999. The plan was amended effective April 1, 1999 to discontinue employer matching contributions. Employer matching contributions were approximately $77 thousand for the year ended September 30, 1999. Employer matching contributions vest 20% per year beginning after one year of participation in the plan.

       The Company has established a self-funded employee welfare benefit plan to provide health care coverage (hospital, medical, major medical and prescription drug) for eligible employees and their dependents who enroll in the plan. This self insurance program is administered by an unrelated company. Under the terms of the self insurance program, the Company could incur up to a maximum of approximately $1.5 million for the cost of covered claims for the plan year ending December 31, 2001. The Company has purchased a $1.0 million insurance policy to cover claims in excess of the maximum costs under the plan. In addition, there are lower maximum cost limitations for individual claims.

       The Company provides certain medical, dental and life insurance benefits for retired employees (post-retirement benefits). Substantially all of the Company's employees will become eligible for those benefits if they reach normal retirement age while working for the Company and have the required years of service.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       The following table sets forth the post-retirement benefit plan's funded status and amounts recognized in the Company's consolidated financial statements at September 30:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Reconciliation of accumulated post-retirement benefit obligation:
          Obligation at beginning of year                                              $            3,195   $          3,475
          Service cost                                                                                 97                150
          Interest cost                                                                               283                228
          Benefit payments                                                                           (260)              (174)
          Actuarial gain                                                                              (16)              (484)
          Acquisition                                                                                 637                 --
       -----------------------------------------------------------------------------------------------------------------------
             Obligation at end of year                                                              3,936              3,195
       -----------------------------------------------------------------------------------------------------------------------
       Reconciliation of funded status:
          Unfunded post-retirement benefit obligation                                              (3,936)            (3,195)
          Unrecognized transition obligation                                                        1,896              2,032
          Unrecognized net actuarial gain                                                            (676)              (665)
       -----------------------------------------------------------------------------------------------------------------------
             Accrued post-retirement benefit liability                                 $           (2,716)  $         (1,828)
       -----------------------------------------------------------------------------------------------------------------------

       Net periodic post-retirement benefit cost recognized in the Company's consolidated statements of income for the years ended September 30 included the following components:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                               2001               2000                1999
       -----------------------------------------------------------------------------------------------------------------------
       Service cost                                                $              97                 150                 189
       Interest cost                                                             283                 228                 223
       Amortization of transition obligation                                     136                 136                 136
       Amortization of unrecognized gain                                          (5)                (11)                 --
       -----------------------------------------------------------------------------------------------------------------------
          Net periodic post-retirement benefit cost                $             511                 503                 548
       -----------------------------------------------------------------------------------------------------------------------

       The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.25%, 8.00% and 7.25% as of September 30, 2001, 2000 and 1999, respectively.

       For measurement purposes in fiscal 2001, a 9.0% annual rate of increase in the per capita cost of covered medical costs was used; dental costs were assumed to increase 3.0% annually. In future years, medical costs were assumed to trend down gradually to an annual rate of 4.5% in fiscal 2007 and thereafter. The medical and dental cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed medical and dental cost trend rates one percentage point in each year would increase the accumulated post-retirement benefit obligation as of September 30, 2001 by approximately $395 thousand (10.0%), and increase the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for fiscal 2001 by approximately $43 thousand (11.4%). Decreasing the assumed medical and dental cost trend rates one percentage point in each year would decrease the accumulated post-retirement benefit obligation as of September 30, 2001 by approximately $339 thousand (8.6%), and decrease the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for fiscal 2001 by approximately $35 thousand (9.2%).

       On March 31, 1999, the Company adopted a supplemental retirement and benefit restoration plan for certain executive officers to restore certain benefits that may be reduced due to Internal Revenue Service

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       regulations and to provide supplemental benefits to selected participants in the ESOP who retire or otherwise terminate employment before the ESOP has repaid the loan it incurred to purchase the Company's common stock. The benefits under this plan are unfunded and as of September 30, 2001 and 2000, the accumulated benefit obligation was approximately $1.5 million and $962 thousand, respectively. At September 30, 2001 and 2000, the Company had an accrued benefit liability of $708 thousand and $407 thousand, respectively, related to this plan. The Company recorded an expense of approximately $301 thousand, $249 thousand and $158 thousand related to this plan during the years ended September 30, 2001, 2000 and 1999, respectively.

(16)   STOCK-BASED COMPENSATION PLANS

       Employee Stock Ownership Plan
       -----------------------------

       The Company established an ESOP in conjunction with the Company's initial public offering to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $9.7 million from the Company and used the funds to purchase, in the open market, approximately 8.0% of the shares issued in the offering, or 971,122 shares. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of fifteen years. At September 30, 2001, the loan had an outstanding balance of $8.5 million and an interest rate of 7.00%. Both the loan obligation and the unearned compensation will be reduced by the amount of loan repayments made to the ESOP each plan year ending on December 31. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares released from the suspense account are allocated among participants at the end of the plan year on the basis of relative compensation in the year of allocation. Unallocated ESOP shares are pledged as collateral on the loan and are reported as a reduction of shareholders' equity. The Company reports compensation expense equal to the average market price of the shares to be released from collateral at the end of the plan year. The Company recorded approximately $1.3 million, $852 thousand and $423 thousand of compensation expense related to the ESOP for the years ended September 30, 2001, 2000 and 1999, respectively.


       -----------------------------------------------------------------------------------------------------------------------
       The ESOP shares as of September 30, 2001 were as follows:
       -----------------------------------------------------------------------------------------------------------------------
       Allocated shares                                                                                               131,841
       Shares released for allocation                                                                                      --
       Unallocated shares                                                                                             827,975
       -----------------------------------------------------------------------------------------------------------------------
             Total ESOP shares                                                                                        959,816
       -----------------------------------------------------------------------------------------------------------------------
       Market value of unallocated shares at September 30, 2001 (dollars in thousands)                               $ 17,503
       -----------------------------------------------------------------------------------------------------------------------

       Long-Term Equity Compensation Plan
       ----------------------------------

       On October 1, 1999, the Company's shareholders approved the Troy Financial Corporation Long-Term Equity Compensation Plan (the "LTECP"). The LTECP consists of a stock option plan and a Management Recognition Plan (the "MRP"). The primary objective of the LTECP is to enhance the Company's ability to attract and retain highly qualified officers, employees and directors, by providing such persons with stronger incentives to continue to serve the Company and its subsidiaries and to expend maximum effort to improve the business results and earnings of the Company.

       Under the LTECP, 1,213,902 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund option exercises with treasury stock.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       Options under the LTECP may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. Options expire no later than ten years following the grant date and vest at a rate of 20% per year. The following is a summary of the Company's stock option plan as of and for the years ended September 30:

       -----------------------------------------------------------------------------------------------------------------------
                                                                        2001                              2000
       -----------------------------------------------------------------------------------------------------------------------
                                                                               WEIGHTED                          WEIGHTED
                                                                               AVERAGE                            AVERAGE
                                                             SHARES         EXERCISE PRICE     SHARES         EXERCISE PRICE
       -----------------------------------------------------------------------------------------------------------------------
       Outstanding at beginning of year                      1,005,867   $         10.8125            --   $               --
         Granted                                                46,500             15.1001     1,015,617              10.8125
         Exercised                                             (20,462)            10.8125            --                   --
         Forfeited                                             (23,440)            10.8125        (9,750)             10.8125
       -----------------------------------------------------------------------------------------------------------------------

       Outstanding at end of year                            1,008,465   $         11.0102     1,005,867   $          10.8125
       -----------------------------------------------------------------------------------------------------------------------

       Shares exercisable at end of year                       176,023   $         10.8125            --   $               --
       -----------------------------------------------------------------------------------------------------------------------

       The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock options. SFAS No. 123 requires companies not using a fair value based method of accounting for stock options or similar plans, to provide pro forma disclosures of net income and earnings per share as if that method of accounting had been applied.

       The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made in fiscal 2001 and 2000, respectively: dividend yield of 2.27% and 1.85%; expected volatility of 20.0% and 15.0%; risk-free interest rate of 5.00% and 6.22%; and expected life of 5 and 7 years. The estimated weighted-average fair value of the options granted in fiscal 2001 and 2000 was $3.19 and $2.88 per option, respectively.

       Pro forma disclosures for the years ended September 30, 2001 and 2000, utilizing the estimated fair value of the options granted, are as follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands, except per share data)                                            2001               2000
       -----------------------------------------------------------------------------------------------------------------------
       Net income:
          As reported                                                                    $          9,074  $            8,610
          Pro forma                                                                                 8,452               8,171
       Basic earnings per share:
          As reported                                                                    $           1.00  $             0.86
          Pro forma                                                                                  0.93                0.81
       Diluted earning per share:
          As reported                                                                                0.96                0.86
          Pro forma                                                                                  0.90                0.81
       -----------------------------------------------------------------------------------------------------------------------

       Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       assumptions can materially affect the fair value estimates, the existing model, in management's opinion, does not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended September 30, 2001 and 2000, may not be representative of the pro forma effects on reported net income and earnings per share for future years.

       Under the MRP, 485,561 shares of authorized but unissued shares are reserved for issuance. The Company also has the alternative to fund the MRP with treasury stock. The fair market value of the shares awarded under the MRP are being amortized to expense on a straight-line basis over the five year vesting period of the underlying shares. Compensation expense related to the MRP was $976 thousand and $961 thousand for the years ended September 30, 2001 and 2000, respectively. The remaining unearned compensation cost of $3.1 million was reported as a reduction of shareholders' equity at September 30, 2001. Shares awarded under the MRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost basis of the shares recorded as an increase in additional paid-in capital for fiscal 2001 and a reduction of retained earnings for fiscal 2000. The following is a summary of the MRP as of and for the years ended September 30:

       -----------------------------------------------------------------------------------------------------------------------
                                                                    2001                                 2000
       -----------------------------------------------------------------------------------------------------------------------
                                                                            WEIGHTED                           WEIGHTED
                                                                         AVERAGE GRANT                       AVERAGE GRANT
                                                           SHARES             PRICE            SHARES             PRICE
       -----------------------------------------------------------------------------------------------------------------------
       Beginning of year                                  444,665    $           10.8125            --   $                 --
       Granted                                             26,150                15.4574       446,165                10.8125
       Forfeited                                          (13,000)               10.8125        (1,500)               10.8125
       Vested                                             (88,933)               10.8125            --                     --
       -----------------------------------------------------------------------------------------------------------------------
       End of year                                        368,882    $           11.1418       444,665   $            10.8125
       -----------------------------------------------------------------------------------------------------------------------

(17)   COMMITMENTS AND CONTINGENT LIABILITIES

       (A)    LEASE OBLIGATIONS

              The Company leases several banking office facilities under various noncancellable operating leases. These leases expire (excluding renewal options) in 2009. Minimum rental commitments under lease contracts are as follows:

                    ----------------------------------------------------------------------------
                        (Dollars in thousands)
                      Years Ending September 30,
                    ----------------------------------------------------------------------------
                      2002                                                  $              669
                      2003                                                                 621
                      2004                                                                 587
                      2005                                                                 327
                      2006                                                                 141
                      2007 and thereafter                                                  160
                    ----------------------------------------------------------------------------
                                                                            $            2,505
                    ----------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

        (B)   DATA PROCESSING AGREEMENT

              During the year ended September 30, 1997, the Company renewed its data processing agreement through January 2002. At September 30, 2001, remaining commitments under this agreement were approximately $372 thousand.

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

              Contract amounts of financial instruments that represent potential future extensions of credit as of September 30 at fixed and variable interest rates are as follows:

              ----------------------------------------------------------------------------------------------------------------
                                                                                                   2001
              ----------------------------------------------------------------------------------------------------------------
              (Dollars in thousands)                                               FIXED          VARIABLE          TOTAL
              ----------------------------------------------------------------------------------------------------------------
              Financial instruments whose contract amounts
                 represent credit risk:
                 Commitments outstanding:
                    Residential mortgages                                   $          5,975  $           --  $         5,975
                    Commercial real estate and commercial business                     1,118           9,649           10,767
                    Construction loans                                                    --          10,010           10,010
              ----------------------------------------------------------------------------------------------------------------
                                                                                       7,093          19,659           26,752
              ----------------------------------------------------------------------------------------------------------------
                 Unused lines of credit:
                    Home equity                                                           --           4,211            4,211
                    Commercial                                                            --          89,473           89,473
                    Overdraft                                                             --           6,621            6,621
              ----------------------------------------------------------------------------------------------------------------
                                                                                          --         100,305          100,305
              ----------------------------------------------------------------------------------------------------------------
                 Standby letters of credit                                                --          14,405           14,405
              ----------------------------------------------------------------------------------------------------------------
                                                                            $          7,093  $      134,369  $       141,462
              ----------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

              ----------------------------------------------------------------------------------------------------------------
                                                                                                  2000
              ----------------------------------------------------------------------------------------------------------------
              (Dollars in thousands)                                               FIXED          VARIABLE          TOTAL
              ----------------------------------------------------------------------------------------------------------------
              Financial instruments whose contract amounts
                 represent credit risk:
                 Commitments outstanding:
                    Residential mortgages                                   $          2,055  $        4,150  $         6,205
                    Commercial real estate and commercial business                     3,777          10,904           14,681
                    Construction loans                                                    --          19,608           19,608
              ----------------------------------------------------------------------------------------------------------------
                                                                                       5,832          34,622           40,494
              ----------------------------------------------------------------------------------------------------------------
                 Unused lines of credit:
                    Home equity                                                           --           4,100            4,100
                    Commercial                                                           228          70,407           70,635
                    Overdraft                                                             --           3,326            3,326
              ----------------------------------------------------------------------------------------------------------------
                                                                                         228          77,833           78,061
              ----------------------------------------------------------------------------------------------------------------
                 Standby letters of credit                                                --           6,855            6,855
              ----------------------------------------------------------------------------------------------------------------
                                                                            $          6,060  $      119,350  $       125,410
              ----------------------------------------------------------------------------------------------------------------

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

              At September 30, 2001 and 2000, approximately $69.0 million and $57.9 million, respectively, of adjustable rate residential mortgage loans had interest rate caps.

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

              At September 30, 2001 and 2000, the Company had rate lock agreements (certain of which relate to loan applications for which no formal commitment has been made) and conventional mortgage loans held for sale amounting to approximately $7.7 million and $4.4 million, respectively.

              In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into mandatory forward sales commitments and option agreements to sell loans in the secondary market to unrelated investors. At September 30, 2001 and 2000, the Company had mandatory commitments and cancelable options to sell conventional fixed rate mortgage loans at set prices amounting to approximately $2.0 million and $5.0 million, respectively. The Company believes that it will be able to meet the mandatory commitments without incurring any material losses.

       (D)    SERVICED LOANS

              Total loans serviced by the Company for unrelated third parties were approximately $230.9 million and $236.3 million at September 30, 2001 and 2000, respectively.

       (E)    CONTINGENT LIABILITIES

              In the ordinary course of business there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company's consolidated financial statements.

       (F)    CHARITABLE FOUNDATION CONTRIBUTION

              In fiscal 1998, the Savings Bank made a cash contribution of $1.0 million to The Troy Savings Bank Charitable Foundation (the "Foundation") and entered into a binding, unconditional commitment to contribute an additional $4.0 million in cash to the Foundation over the next three years. The present value of this commitment was recognized as a liability at that time. In fiscal 2001, 2000 and 1999, the Savings Bank contributed $1.5 million, $1.5 million and $1.0 million, respectively, in cash to the Foundation to fully satisfy its commitment.

              At September 30, 2000, the present value of the remaining commitment was $1.4 million and was recorded as a liability in the consolidated statement of condition (none as of September 30, 2001).

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------


              The difference between the present value of the initial commitment and the gross amounts due to the Foundation was amortized into contribution expense over the three-year payment period. Such amortization was $115 thousand, $221 thousand and $211 thousand in fiscal 2001, 2000 and 1999, respectively.

       (G)    CONCENTRATIONS OF CREDIT

              The Company grants commercial, consumer and residential loans primarily to customers throughout the eight New York State counties of Albany, Greene, Rensselaer, Saratoga, Schenectady, Schoharie, Warren and Washington. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate and construction related sectors of the economy.

       (H)    RESERVE REQUIREMENT

              The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $1.1 million and $1.4 million at September 30, 2001 and 2000, respectively.

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

              The ability of the Savings Bank and the Commercial Bank to pay dividends to the Parent Company is subject to various restrictions. Under New York State Banking Law, dividends may be declared and paid only from the banks' respective net profits, as defined. The approval of the Superintendent of Banks of the State of New York is required if the total of all dividends declared in any year will exceed the net profit for the year plus the retained net profits of the preceding two years. At September 30, 2001, the subsidiary banks had approximately $3.1 million in retained net profits available for dividend payments to the Parent Company.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------


       subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include goodwill, deferred tax assets and liabilities, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value.

       In addition there are significant unrecognized intangible assets that are not considered, such as the value of core deposits and the Company's branch network.

       Short-term Financial Instruments

       The fair values of certain financial instruments are estimated to approximate their carrying values because the remaining term to maturity of the financial instrument is less than 90 days or the financial instrument reprices in 90 days or less. Such financial instruments include cash and cash equivalents, accrued interest receivable, accrued interest payable and official bank checks.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

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

       Commitments to Extend Credit, Unused Lines of Credit and Standby Letters of Credit

       The fair value of commitments to extend credit, unused lines of credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates. Based upon the estimated fair value of commitments to extend credit, unused lines of credit and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

       Table of Financial Instruments

       The carrying values and estimated fair values of financial instruments as of September 30 were as follows:

       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                 2001                             2000
       -----------------------------------------------------------------------------------------------------------------------
                                                               CARRYING        ESTIMATED         CARRYING        ESTIMATED
                                                                VALUE         FAIR VALUE          VALUE          FAIR VALUE
       -----------------------------------------------------------------------------------------------------------------------
       Financial assets:
          Cash and cash equivalents                        $      74,618   $         74,618 $       23,755   $         23,755
          Loans held for sale                                      1,748              1,748          2,016              2,016
          Securities available for sale                          248,469            248,469        266,750            266,750
          Investment securities held to maturity                   2,130              2,225          2,301              2,289
          Loans                                                  760,783            774,727        598,737            576,360
             Less:  Allowance for loan losses                    (14,333)                --        (11,891)                --
       -----------------------------------------------------------------------------------------------------------------------
                Net loans                                        746,450            774,727        586,486            576,360
       -----------------------------------------------------------------------------------------------------------------------
       Accrued interest receivable                                 6,372              6,372          6,064              6,064
       Financial liabilities:
          Deposits:
             Demand, savings, money market, NOW
                and Super NOW accounts                           468,423            468,423        337,693            337,693
             Time accounts                                       340,095            343,644        218,279            217,786
          Mortgagors' escrow accounts                              2,257              2,257          1,717              1,717
          Securities sold under agreements to
             repurchase                                           12,971            12,971         105,781            105,781
          Short-term borrowings                                  100,000            100,000         20,000             20,000
          Long-term debt                                          50,000             50,039         53,027             51,201
          Accrued interest payable                                   743                743            712                712
          Official bank checks                                    10,812             10,812          7,472              7,472
          Contributions payable                                       --                 --          1,385              1,385
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

(19)   REGULATORY CAPITAL REQUIREMENTS

       FDIC regulations require institutions to maintain a minimum level of regulatory capital. Under the regulations in effect at September 30, 2001 and 2000, banks were required to maintain a minimum leverage ratio of Tier I ("leverage" or "core") capital to adjusted quarterly average assets of 4.0%; and minimum ratios of Tier I capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Federal Reserve Board has also adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC.

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

       As of September 30, 2001 and 2000, the Savings Bank, the Commercial Bank and the Company met all capital requirements to which they were subject. Also as of those dates, each of the Savings Bank, the Commercial Bank and the Company met the standards to be a well-capitalized institution under the applicable regulations.

       The following is a summary of the actual capital amounts and actual and required capital ratios as of September 30 for the Savings Bank, the Commercial Bank (for 2001 only) and the consolidated Company:

       -----------------------------------------------------------------------------------------------------------------------
                                                                                     2001
       -----------------------------------------------------------------------------------------------------------------------
                                                                 ACTUAL CAPITAL                    REQUIRED RATIOS
       -----------------------------------------------------------------------------------------------------------------------
                                                                                               MINIMUM       CLASSIFICATION
                                                                                               CAPITAL           AS WELL
(Dollars in thousands)                                        AMOUNT           RATIO           ADEQUACY         CAPITALIZED
       -----------------------------------------------------------------------------------------------------------------------
       Tier 1 Capital:
          Savings Bank                              $           100,639         9.79%             4.00%              5.00%
          Commercial Bank                                        10,464        38.38              4.00               5.00
          Consolidated                                          130,291        12.28              4.00               5.00
       -----------------------------------------------------------------------------------------------------------------------
       Tier 1 Risk-Based Capital:
          Savings Bank                                          100,639        13.64              4.00               6.00
          Commercial Bank                                        10,464       159.58              4.00               6.00
          Consolidated                                          130,291        17.56              4.00               6.00
       -----------------------------------------------------------------------------------------------------------------------
       Total Risk-Based Capital:
          Savings Bank                                          109,932        14.90              8.00              10.00
          Commercial Bank                                        10,464       159.58              8.00              10.00
          Consolidated                                          139,709        18.83              8.00              10.00
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       -----------------------------------------------------------------------------------------------------------------------
                                                                                     2000
       -----------------------------------------------------------------------------------------------------------------------
                                                              ACTUAL CAPITAL                           REQUIRED RATIOS
       -----------------------------------------------------------------------------------------------------------------------
                                                                                                MINIMUM          CLASSIFICATION
                                                                                                CAPITAL             AS WELL
(Dollars in thousands)                                   AMOUNT           RATIO                 ADEQUACY           CAPITALIZED
       -----------------------------------------------------------------------------------------------------------------------
       Tier 1 Capital:
          Savings Bank                              $           121,009        14.16%             4.00%              5.00%
          Consolidated                                          167,049        19.88              4.00               5.00
       -----------------------------------------------------------------------------------------------------------------------
       Tier 1 Risk-Based Capital:
          Savings Bank                                          121,009        19.12              4.00               6.00
          Consolidated                                          167,049        25.01              4.00               6.00
       -----------------------------------------------------------------------------------------------------------------------
       Total Risk-Based Capital:
          Savings Bank                                          129,015        20.38              8.00              10.00
          Consolidated                                          175,493        26.28              8.00              10.00
       -----------------------------------------------------------------------------------------------------------------------

 (20)  CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

       The Parent Company began operations in conjunction with the Savings Bank's mutual-to-stock conversion and the Parent Company's initial public offering of its common stock on March 31, 1999. The following represents the Parent Company's statements of condition as of September 30, 2001 and 2000, and its income statements and statements of cash flows for the years ended September 30, 2001 and 2000 and for the period April 1, 1999 through September 30, 1999. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

       -----------------------------------------------------------------------------------------------------------------------
       STATEMENT OF CONDITION                                                                      AS OF SEPTEMBER 30,
       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001               2000
       -----------------------------------------------------------------------------------------------------------------------
       ASSETS
          Cash and cash equivalents                                                      $          3,067  $            2,736
          Securities available for sale                                                             4,398              49,132
          Loan receivable from ESOP                                                                 8,541               9,186
          Accrued interest receivable                                                                 490               1,329
          Other assets                                                                              5,376               3,425
          Investment in equity of subsidiary banks                                                145,406             131,140
       -----------------------------------------------------------------------------------------------------------------------
             Total assets                                                                $        167,278  $          196,948
       -----------------------------------------------------------------------------------------------------------------------
       LIABILITIES AND SHAREHOLDERS' EQUITY
          Payable to Savings Bank                                                        $             --  $           28,467
          Other liabilities and accrued expenses                                                    2,532               1,203
       -----------------------------------------------------------------------------------------------------------------------
             Total liabilities                                                                      2,532              29,670
       -----------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                                 164,746             167,278
       -----------------------------------------------------------------------------------------------------------------------
             Total liabilities and shareholders' equity                                  $        167,278  $          196,948
       -----------------------------------------------------------------------------------------------------------------------

                                       52

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------

       -----------------------------------------------------------------------------------------------------------------------
       INCOME STATEMENTS                                             FOR THE YEARS ENDED                     PERIOD FROM
                                                                       SEPTEMBER 30,                      APRIL 1 THROUGH
                                                                                                           SEPTEMBER 30,
       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                               2001              2000               1999
       -----------------------------------------------------------------------------------------------------------------------
       Interest and dividend income:
          Dividends from Savings Bank                                $        74,195   $        10,010    $            --
          Loan receivable from ESOP                                              605               655                322
          Securities available for sale                                          531                 9                 --
          Federal funds sold and interest bearing deposits                        29                --                567
       -----------------------------------------------------------------------------------------------------------------------
             Total interest and dividend income                               75,360            10,674                889
       -----------------------------------------------------------------------------------------------------------------------

       Net gains from securities transactions                                     62               185                 --
       Other income                                                              426               327                 --
       -----------------------------------------------------------------------------------------------------------------------
             Total non-interest income                                           488               512                 --
       -----------------------------------------------------------------------------------------------------------------------
       Compensation and employee benefits                                         65             1,004                 --
       Professional, legal and other fees                                        238               201                 --
       Printing, postage and telephone                                            44               135                 --
       Other expenses                                                            300               243                 38
       -----------------------------------------------------------------------------------------------------------------------
             Total non-interest expenses                                         647             1,583                 38
       -----------------------------------------------------------------------------------------------------------------------

       Income before income taxes and effect of subsidiaries'
          earnings and distributions                                          75,201             9,603                851
       Income tax (expense) benefit                                             (232)              220               (341)
       Effect of subsidiaries' earnings and distributions:
          Distributions in excess of earnings                                (65,895)           (1,213)                --
          Equity in undistributed earnings                                        --                --              3,213
       -----------------------------------------------------------------------------------------------------------------------
                NET INCOME                                           $         9,074   $         8,610    $         3,723
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2001, 2000 and 1999
-------------------------------------------------------------------------------


       -----------------------------------------------------------------------------------------------------------------------
       STATEMENTS OF CASH FLOWS                                                       FOR THE YEARS            PERIOD FROM
                                                                                   ENDED SEPTEMBER 30,       APRIL 1 THROUGH
                                                                                                              SEPTEMBER 30,
       -----------------------------------------------------------------------------------------------------------------------
       FOR THE YEARS ENDED SEPTEMBER 30,                                         2001              2000              1999
       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)
       CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                          $       9,074   $         8,610   $       3,723
       Adjustments to reconcile net income to net cash provided by (used
         in) operating activities:
       Amortization of restricted stock awards                                        --               961              --
       Effect of subsidiaries' earnings and distributions                         65,895             1,213          (3,213)
       Dividends from Savings Bank paid by transfer of securities
         available for sale                                                           --           (10,003)             --
       Net amortization of securities                                                 55                --              --
       Net gains from securities transactions                                        (62)             (185)             --
       Net gains from sale of other assets                                          (314)             (327)             --
       Decrease (increase) in accrued interest receivable                            851            (1,056)           (273)
       Net increase in other assets                                               (2,742)           (2,911)           (659)
       Net increase in other liabilities and accrued expenses                      1,060             1,203              --
       -----------------------------------------------------------------------------------------------------------------------
             Net cash  provided by (used in) operating activities                 73,817            (2,495)           (422)
       -----------------------------------------------------------------------------------------------------------------------
       CASH FLOWS FROM INVESTING ACTIVITIES:
       Net cash used in acquisition activity                                     (81,383)               --              --
       Proceeds from subsidiary for issuance of MRP shares,
         net of forfeitures                                                        5,088                --              --
       Investment in equity of subsidiary banks                                       --           (10,002)        (56,837)
       Proceeds from sales, maturities and calls of available
         for sale securities                                                      64,815               659              --
       Purchases of securities available for sale                                (18,473)           (1,539)             --
       Loan made to ESOP                                                              --                --          (9,669)
       Principal payments on loan receivable from ESOP                               645               483              --
       Proceeds from sales of other assets                                         1,233             2,127              --
       Net decrease (increase) in receivable from Savings Bank                        --            10,002         (48,120)
       -----------------------------------------------------------------------------------------------------------------------
             Net cash (used in) provided by investing activities                (28,075)             1,730        (114,626)
       -----------------------------------------------------------------------------------------------------------------------
       CASH FLOWS FROM FINANCING ACTIVITIES:
       Cash dividends paid on common stock                                       (3,237)            (2,631)             --
       Purchases of common stock for treasury                                   (13,928)           (20,963)             --
       Proceeds from stock options exercised                                        221                 --              --
       Net (decrease) increase in payable to Savings Bank                       (28,467)            27,080           1,387
       Net proceeds from stock offering                                              --                 --         113,676
       -----------------------------------------------------------------------------------------------------------------------
             Net cash (used in) provided by financing activities                (45,411)             3,486         115,063
       -----------------------------------------------------------------------------------------------------------------------
       Net increase in cash and cash equivalents                                     331             2,721              15
       Cash and cash equivalents at beginning of period                            2,736                15              --
       -----------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of period                          $       3,067   $         2,736   $          15
       -----------------------------------------------------------------------------------------------------------------------
       Supplemental disclosures of non-cash investing and
         financing activities:
       Recognition of Savings Bank's total equity on date of Parent
          Company's investment in equity of Savings Bank                   $           --  $            --   $      62,020
       -----------------------------------------------------------------------------------------------------------------------
       Adjustment of subsidiary banks' securities
          available for sale to fair value, net of tax                     $        3,370  $           257   $        (614)
       -----------------------------------------------------------------------------------------------------------------------
       Transfer of securities available for sale from Savings Bank  in
          satisfaction of receivable                                       $           --  $        38,118   $          --
       -----------------------------------------------------------------------------------------------------------------------
       ACQUISITION ACTIVITY:
       Fair value of non-cash assets acquired                              $        1,476  $            --   $          --
       -----------------------------------------------------------------------------------------------------------------------
       Fair value of liabilities assumed                                   $          269  $            --   $          --
       -----------------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Independent Auditors' Report
-------------------------------------------------------------------------------



The Shareholders and the Board of Directors
Troy Financial Corporation:


We have audited the accompanying consolidated statements of financial condition of Troy Financial Corporation and subsidiaries (the "Company") as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Troy Financial Corporation and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP

Albany, New York
October 25, 2001