Form 10-K, Exhibit 13
period 2002-09-30
TROY FINANCIAL CORP
filed 2002-12-27
CIK 1075046

EXHIBIT 13

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------

                                   EXHIBIT 13

GENERAL

Troy Financial Corporation (the "Company") is a community based, full-service financial services company, offering a wide variety of business, retail, and municipal banking products, as well as a full range of trust, insurance, and investment services. The Company is the bank holding company of The Troy Savings Bank (the "Savings Bank") and The Troy Commercial Bank (the "Commercial Bank"). The Company's primary sources of funds are deposits and borrowings, which it uses to originate real estate mortgages, both residential and commercial, commercial business loans, and consumer loans throughout its primary market area which consists of the eight New York counties of Albany, Greene, Rensselaer, Saratoga, Schenectady, Schoharie, Warren and Washington. The Company's Common Stock is traded on the Nasdaq Stock Market National Market Tier under the symbol "TRYF."

The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between the interest it receives on earning assets, such as loans and securities, and the interest it pays on interest-bearing liabilities, principally deposits and borrowings.

Results of operations are also affected by the provision for loan losses, non-interest expenses such as salaries and employee benefits, occupancy and other operating expenses, including income taxes, and to a lesser extent, non-interest income such as trust service fees, loan servicing fees and service charges on deposit accounts. Economic conditions, competition and the monetary and fiscal policies of the Federal government in general, significantly affect financial institutions, including the Company. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions and prevailing market rates on competing investments, customer preferences and levels of personal income and savings in the Company's primary market area.

On November 10, 2000, the Company completed the acquisition of Catskill Financial Corporation ("Catskill") in a cash transaction for $23.00 per share, for a total transaction value of approximately $89.8 million. The seven former offices of Catskill Savings Bank are now open as full-service offices of the Savings Bank. In accordance with the purchase method of accounting for business combinations, the Company recorded the assets acquired and liabilities assumed at their estimated fair value. Operating results have been included in the Company's consolidated financial statements from the date of acquisition.

CRITICAL ACCOUNTING POLICIES

Management of the Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan portfolio and the material effect that such judgments can have on the results of operations. The Company's policy on the allowance for loan losses is disclosed in note 1 to the consolidated financial statements. A more detailed description of the Company's methodology for determining the allowance for loan losses is included in the "Lending Activities" section of the Company's Form 10-K for the year ended September 30, 2002. All accounting policies are important, and as such, the Company encourages the reader to review each of the policies included in note 1 to obtain a better understanding on how the Company's financial performance is reported.

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

FINANCIAL CONDITION

Total assets were $1.3 billion at September 30, 2002, an increase of $127.3 million, or 11.0% from the $1.2 billion at September 30, 2001. The increase was principally in securities available for sale due to the purchase of $125.0 million in U.S Treasury bills in September 2002 that were sold shortly after year-end. The Company invested in the securities to meet certain qualifying asset tests for Federal and state tax purposes. Funding for the purchase was provided by securities sold under agreement to repurchase.

Cash and cash equivalents were $34.0 million at September 30, 2002, a decrease of $40.6 million, or 54.4% from the $74.6 million at September 30, 2001. The decrease was principally due to a reduction in higher than normal interest-bearing deposit balances held at the Federal Home Loan Bank of New York ("FHLB") last year due to the events of September 11.

Securities available for sale ("AFS") were $394.1 million, up $145.6 million, or 58.6% from $248.5 million as of September 30, 2001. A portion of the increase related to the purchase of U.S. Treasury bills described above in addition to the purchase of short-term municipal securities to provide collateral to support the growth in the Company's municipal deposits.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


Loans receivable were $765.1 million as of September 30, 2002, up $4.3 million, or .6% from the $760.8 million at September 30, 2001. The following table shows the loan portfolio composition as of the respective statement of financial condition dates:



AT SEPTEMBER 30,                      2002                2001               2000                 1999                 1998
------------------------------------------------------------------------------------------------------------------------------------
                                          PERCENT              PERCENT             PERCENT              PERCENT             PERCENT
(DOLLARS IN THOUSANDS)          AMOUNT    OF TOTAL   AMOUNT    OF TOTAL  AMOUNT    OF TOTAL  AMOUNT     OF TOTAL   AMOUNT   OF TOTAL
------------------------------------------------------------------------------------------------------------------------------------

Real estate loans:
  Residential                  $300,776     39.2%   $326,074     42.8%  $226,961     37.9%   $221,721     39.1%   $202,511    43.4%
  Commercial                    298,995     39.0     269,520     35.3    233,334     38.9     216,700     38.2     166,186    35.7
  Construction                   17,075      2.3      16,379      2.2      7,300      1.2      13,761      2.4      10,052     2.2
------------------------------------------------------------------------------------------------------------------------------------
    Total real estate loans     616,846     80.5     611,973     80.3    467,595     78.0     452,182     79.7     378,749    81.3
------------------------------------------------------------------------------------------------------------------------------------
Commercial business loans       118,349     15.4     109,284     14.3     95,586     16.0      72,268     12.7      45,156     9.7
------------------------------------------------------------------------------------------------------------------------------------
Consumer loans:
  Home equity lines              14,796      1.9       7,108      0.9      5,019      0.8       6,776      1.2       8,575     1.8
  Other consumer                 16,678      2.2      34,192      4.5     30,901      5.2      36,087      6.4      33,445     7.2
------------------------------------------------------------------------------------------------------------------------------------
  Total consumer loans           31,474      4.1      41,300      5.4     35,920      6.0      42,863      7.6      42,020     9.0
------------------------------------------------------------------------------------------------------------------------------------
  Gross loans                  $766,669    100.0%   $762,557    100.0%  $599,101    100.0%   $567,313    100.0%   $465,925   100.0%
------------------------------------------------------------------------------------------------------------------------------------
Net deferred loan fees/costs
  and unearned discounts         (1,602)              (1,774)               (364)                (407)                (344)
------------------------------------------------------------------------------------------------------------------------------------
    Total loans                $765,067             $760,783            $598,737             $566,906             $465,581
Allowance for loan losses       (14,538)             (14,333)            (11,891)             (10,764)              (8,260)
------------------------------------------------------------------------------------------------------------------------------------
   Total loans receivable, net $750,529             $746,450            $586,846             $556,142             $457,321
====================================================================================================================================


Loan growth was moderate during the period, as growth in the commercial real estate and commercial business loan portfolios partially offset the run-off in the Company's residential mortgage and consumer loan portfolios. The Company continues to expand its commercial loan portfolio, which includes commercial real estate, construction and commercial business loans, and now represents 56.7% of total loans up from 51.8% as of September 30, 2001. The Company experienced accelerated prepayments in the residential portfolio as existing customers continued to refinance into 30 year fixed rate loans due to lower rates. Since the Company does not hold its 30-year loan production, but instead sells the loans in the secondary market, portfolio run-off has exceeded retained production. The Company also continues to promote a home equity line of credit product, which is indexed to prime and has a lower initial offering rate. Subject to market conditions, the Company intends to continue to emphasize increasing its commercial real estate and commercial business loan portfolios as part of its strategy to diversify its loan portfolio and increase commercial banking activities.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


Non-performing assets at September 30, 2002 were $2.4 million, or .19% of total assets, down $1.1 million or 30.3% from the $3.5 million or .30% of total assets at September 30, 2001. The table below sets forth the amounts and categories of the Company's non-performing assets at the respective statement of financial condition dates:



AT SEPTEMBER 30,                                             2002            2001           2000               1999           1998
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Non-accrual loans:
Real estate loans:
  Residential                                               $ 1,147         $ 1,825         $ 2,424         $ 2,707         $ 2,900
  Commercial                                                    555             898           2,829           4,210           6,327
  Construction                                                   --              --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------
     Total real estate loans                                  1,702           2,723           5,253           6,917           9,227
Commercial business loans                                       264             283             103              10              31
Home equity lines                                                30              83              84              58             259
Other consumer loans                                            101             160             160             282              50
------------------------------------------------------------------------------------------------------------------------------------
     Total non-accrual loans                                  2,097           3,249           5,600           7,267           9,567
Troubled debt restructurings                                     --              --              53             616           2,081
------------------------------------------------------------------------------------------------------------------------------------
     Total non-performing loans                             $ 2,097         $ 3,249         $ 5,653         $ 7,883         $11,648
------------------------------------------------------------------------------------------------------------------------------------
Other real estate owned :
  Residential real estate                                       227             140             240              76             345
  Commercial real estate                                        125             125           1,033           1,769           1,527
------------------------------------------------------------------------------------------------------------------------------------
     Total other real estate owned                              352             265           1,273           1,845           1,872
------------------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                            $ 2,449         $ 3,514         $ 6,926         $ 9,728         $13,520
====================================================================================================================================
Allowance for loan losses                                   $14,538         $14,333         $11,891         $10,764         $ 8,260
====================================================================================================================================
Allowance for loan losses as a
   percentage of total loans                                   1.90%           1.88%           1.99%           1.90%           1.77%
====================================================================================================================================
Allowance for loan losses as a
  percentage of non-performing loans                         693.28%         441.15%         210.35%         136.55%          70.91%
====================================================================================================================================
Non-performing loans as
  a percentage of total loans                                  0.27%           0.43%           0.94%           1.39%           2.50%
====================================================================================================================================
Non-performing assets as
  a percentage of total assets                                 0.19%           0.30%           0.75%           1.06%           1.89%
====================================================================================================================================


The decrease in non-performing loans at September 30, 2002 as compared to September 30, 2001 was principally due to a reduction in non-performing residential and commercial mortgage loans, although all categories improved from the prior year.

Additionally, at September 30, 2002, the Company identified approximately $5.4 million of loans that have more than normal credit risk, including the ability of such borrowers to comply with their present loan repayment terms. Substantially all of these loans are secured by real estate. The Company believes that if economic or business conditions deteriorate in its lending area, some of these loans could become non-performing, however the Company has already considered these loans in determining the adequacy of its allowance for loan losses.

The allowance for loan losses was $14.5 million or 1.90% of period end loans at September 30, 2002, providing coverage of non-performing loans of 693.28%, as compared to coverage of non-performing loans of 441.15% and an allowance to period end loans of 1.88% at September 30, 2001. The following summarizes the activity for the past five years in the allowance for loan losses:

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


FOR THE YEARS ENDED SEPTEMBER 30,                               2002          2001           2000           1999            1998
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Total loans outstanding at end of period                     $ 765,067      $ 760,783      $ 598,737      $ 566,906      $ 465,581
===================================================================================================================================
Average total loans outstanding                              $ 761,682      $ 741,709      $ 594,570      $ 505,489      $ 467,406
===================================================================================================================================
Allowance for loan losses at beginning of year               $  14,333      $  11,891      $  10,764      $   8,260      $   6,429
Loan charge-offs:
     Residential real estate                                      (120)          (258)          (412)          (362)          (521)
     Commercial real estate                                       (128)           (20)          (550)          (252)        (1,612)
     Construction                                                   --            (89)          (375)            --           (130)
     Commercial business                                          (374)          (184)           (40)           (75)           (51)
     Home equity lines                                              --             --             --             --             --
     Other consumer loans                                         (595)        (1,041)          (565)          (306)          (132)
-----------------------------------------------------------------------------------------------------------------------------------
        Total charge-offs                                       (1,217)        (1,592)        (1,942)          (995)        (2,446)
===================================================================================================================================
Loan recoveries:
     Residential real estate                                        19             26             84             40            147
     Commercial real estate                                          4             71            155            176             57
     Construction                                                   31             32            219             13             --
     Commercial business                                            69             22              6              8              4
     Home equity lines                                              --             --             --             --             --
     Other consumer loans                                          133            201             42             12             19
-----------------------------------------------------------------------------------------------------------------------------------
        Total recoveries                                           256            352            506            249            227
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                   (961)        (1,240)        (1,436)          (746)        (2,219)
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                        1,166          1,498          2,563          3,250          4,050
Allowance acquired                                                  --          2,184             --             --             --
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                     $  14,538      $  14,333      $  11,891      $  10,764      $   8,260
===================================================================================================================================
Net charge-offs to average loans                                   .13%           .17%           .24%           .15%           .48%
Allowance as a percentage of non-performing loans               693.28%        441.15%        210.35%        136.55%         70.91%
Allowance as a percentage of period-end loans                     1.90%          1.88%          1.99%          1.90%          1.77%
===================================================================================================================================

In May 2002, the Company invested $5.8 million in a real estate joint venture, organized as a limited liability company. Since the Company controls the venture through its majority interest, the Company has reported the joint venture as a consolidated subsidiary in its financial statements. Included in the Company's consolidated statement of financial condition at September 30, 2002, is the joint venture's $17.4 million real estate investment in a multi-tenant retail property located in the Company's market area, along with certain prepaid expenses and mortgage escrows, as well as the joint venture's non-recourse mortgage debt of $12.5 million and the managing partner's minority interest. The mortgage debt had an original term of 30 years at a fixed rate of 7.48% and has approximately 26 years remaining.

Total deposits were $883.0 million at September 30, 2002, up $74.5 million or 9.2% from the $808.5 million at September 30, 2001. The following table shows the deposit composition:



                                               SEPTEMBER 30, 2002                    SEPTEMBER 30, 2001
--------------------------------------------------------------------------------------------------------------
                                    (IN THOUSANDS)       % OF DEPOSITS      (IN THOUSANDS)       % OF DEPOSITS
--------------------------------------------------------------------------------------------------------------

Savings                                $271,632                30.8%           $255,505                31.6%
Money market                            108,635                12.3              35,665                 4.4
NOW                                     124,319                14.1             115,832                14.3
Non-interest-bearing demand              81,413                 9.2              61,421                 7.6
Time deposits                           296,969                33.6             340,095                42.1
--------------------------------------------------------------------------------------------------------------
   Total                               $882,968               100.0%           $808,518               100.0%
==============================================================================================================


TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------

Deposits increased principally from growth in municipal money market deposits which more than offset the run-off in higher costing certificates of deposits ("CD's"). The Company has aggressively lowered rates on its CD's in an effort to replace these higher cost deposits with lower costing core deposits (all deposit accounts other than time deposits). As a result of these efforts, CD's are down $43.1 million, or 12.7% from September 30, 2001. Core deposits are up $117.6 million, or 25.1% and now represent 66.4% of total deposits up from 57.9% at September 30, 2001. The Company expects CD's to continue to decrease, as scheduled maturities in the next several months are at higher rates than the Company's current offering rates.

The Company increased its total borrowings to $222.4 million at September 30, 2002, an increase of $59.4 million, or 36.4% from the $163.0 million at September 30, 2001. Short-term borrowings (including repurchase agreements) increased $21.9 million, or 19.4%, whereas long-term borrowings increased $37.5 million or 75.0%, as the Company took advantage of the lower interest rates to lock-in some long-term financing. Furthermore, the increase in long-term debt includes $12.5 million of non-recourse mortgage debt incurred in connection with its May 2002 investment in a real estate joint venture. The Company paid down $122.4 million of its short-term borrowings shortly after year-end from the sale of short-term U.S. Treasury bills. However the Company expects to continue to leverage the balance sheet with long-term borrowings, especially in light of historically low interest rates, to fund higher yielding loans and to pre-fund much higher rate borrowings scheduled to mature in fiscal 2003. At September 30, 2002, the Company still had additional available credit of $50.0 million under its overnight line and $50.0 million under its one-month advance program with the FHLB.

Shareholders' equity at September 30, 2002 was $157.9 million, a decrease of $6.9 million or 4.2% from the $164.7 million at September 30, 2001. The decrease was principally due to the $19.4 million cost to repurchase 747,964 shares of the Company's common stock. Offsetting these decreases were the $8.6 million of net income retained after cash dividends, the $1.5 million increase due to the release of ESOP shares, the $1.4 million increase due to the amortization of restricted stock awards, including the tax benefits on shares vesting, and the $948 thousand increase from stock option exercises.

Shareholders' equity as a percentage of total assets was 12.3% at September 30, 2002, down from 14.2% at September 30, 2001. Book value per common share was $16.30 at September 30, 2002, compared to $15.93 at September 30, 2001.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2002
-----------------------------------------------------------------------------
 AND 2001
---------

GENERAL. For the fiscal year ended September 30, 2002, the Company recorded net income of $13.2 million, up $4.1 million, or 45.5%, compared to the fiscal year ended September 30, 2001. Basic and diluted earnings per share were $1.47 and $1.38 respectively, an increase of 54.7% and 50.0% compared to basic and diluted earnings per share of $.95 and $.92 for the fiscal year ended September 30, 2001. All share and per share amounts have been adjusted for the 5% stock dividend issued on March 29, 2002. For the fiscal year ended September 30, 2002, weighted average common shares - basic were 9,008,124, down 521,280, or 5.5%, from the prior year due to the Company's share repurchase programs. Weighted average shares - diluted were down only 316,208 or 3.2% due to the higher average market price of the Company's stock during the fiscal year ended September 30, 2002, which increased the number of shares to be included for dilution.

The Company's net income and basic and diluted earnings per share for the year ended September 30, 2001, include the impact of $2.0 million, or $1.2 million after-tax and $.12 per diluted share, of merger related integration costs incurred as part of the acquisition and integration of Catskill. In addition, under accounting standards that became effective at the beginning of fiscal year 2002, the Company no longer amortizes goodwill. Amortization of goodwill amounted to $1.4 million, or $.15 per diluted share in the year ended September 30, 2001. Excluding the merger related integration costs and goodwill amortization reported net income would have been $11.7 million for the fiscal year ended September 30, 2001 and diluted earnings per share would have been $1.18.

Return on average assets for the year ended September 30, 2002 was 1.18% and for 2001, excluding merger related integration costs was .97% (.86% including merger costs). Return on average equity was 8.09% for the year ended September 30, 2002 and 6.14% for 2001, excluding merger related integration costs (5.43% including merger costs).

NET INTEREST INCOME. Net interest income on a tax equivalent basis for the year ended September 30, 2002, was $43.7 million, an increase of $3.3 million, or 8.2%, when compared to the year ended September 30, 2001. The increase was

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------

principally volume related with average earning assets up $52.4 million, or 5.4%. However, the Company's net interest margin improved 11 basis points to 4.30%, and the net interest spread increased 32 basis points to 3.89%, primarily because the Company was able to reduce its average cost of funds.

Interest income for the year ended September 30, 2002 was $68.2 million on a tax equivalent basis, down $4.9 million, or 6.8% from the prior year. The effect of the 88 basis point drop in the yield on average earning assets reduced interest income but was partially offset by the interest income earned on the additional $52.4 million of average earning assets.

Average earning assets increased principally in the loan and securities available for sale portfolios, which on average grew 2.7% and 24.3%, respectively. Average loans increased $20.0 million principally due to the loan portfolio acquired from Catskill, which was included for the full fiscal year, compared to only part of the prior fiscal year. The balance of the increase was in the Company's commercial real estate and commercial business loan portfolios, as the Company continues to emphasize its commercial banking strategy. The yield on the Company's average loan portfolio decreased 57 basis points, as the Company's commercial business loan portfolio, which is principally variable rate and represents approximately 14.5% of total average loans, re-priced lower due to the reduction in short-term market interest rates since the prior year.

Average securities available for sale increased $49.3 million or 24.3%, principally from an increase in the tax-exempt municipal portfolio and the securities portfolio acquired from Catskill, which was included for the full year. The yield on the average securities portfolio decreased 184 basis points as the Company's relatively short average life tax-exempt securities portfolio re-priced faster (yield on average municipal securities portfolio decreased 234 basis points) in response to the decrease in overall market interest rates. In addition, recent purchases in the tax-exempt municipal securities portfolio (most of which have a maturity of one-year or less) have been purchased at rates much lower than the current average portfolio yield due to the lower interest rate environment.

Interest expense for the year ended September 30, 2002, was $24.4 million, a decrease of $8.3 million or 25.3% from the prior year. Average interest bearing liabilities increased $54.9 million or 6.7%, principally due to money market municipal deposits generated by the Commercial Bank as well as deposits from the Catskill acquisition being included for the full year. The Company has aggressively re-priced its deposits, especially its CD's, resulting in a 120 basis point reduction in the average cost of funds to 2.81%. The average cost of CD's was 3.80% for the year ended September 30, 2002, down 145 basis points from the prior year.

The Company's net interest margin was 4.30% for the year ended September 30, 2002, up 11 basis points from the prior year. The increase was principally from the 32 basis point improvement in the net interest spread due principally to aggressive re-pricing of the Company's interest-bearing liabilities. The Company expects its net interest margin to decrease modestly over the next quarter due to the continued re-pricing of assets, especially with the recent Federal Open Market Committee action to lower the federal funds rate. The Company expects to continue to reduce its cost of funds, as approximately $92.1 million of time deposits will be re-pricing over the next three months at lower rates, and the Company has recently lowered its savings deposit rate. The Company had $147.1 million of average earning assets with no funding costs for the year ended September 30, 2002, essentially unchanged from the $149.7 million for the year September 30, 2001. The $11.9 million or 22.1% increase in average non-interest-bearing deposits in fiscal 2002, more than offset the increase in non-earning assets, primarily due to the Company's real estate joint venture investment and goodwill from the Catskill acquisition being included for the full year.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


The following table sets forth certain information relating to the Company's average earning assets and average interest-bearing liabilities for the periods indicated. The yields and rates were derived by dividing tax equivalent interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Statutory tax rates were used to calculate tax-exempt income on a tax equivalent basis. Average balances were computed based on average daily balances. The yields on loans include net deferred fees and costs and discounts, which are considered yield adjustments. Non-accruing loans have been included in loan balances. The yield on securities available for sale is computed based on amortized cost.


------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,              2002                              2001                             2000
------------------------------------------------------------------------------------------------------------------------------------
                                 Average                  Average     Average               Average    Average             Average
                                 Balance     Interest    Yield/Rate   Balance   Interest   Yield/Rate  Balance  Interest  Yield/Rate
------------------------------------------------------------------------------------------------------------------------------------
Earning assets:
Total loans                     $761,682   $    55,503     7.29%   $   741,709   $ 58,290     7.86%   $ 594,570  $  46,297    7.79%
Loans held for sale                1,340            98     7.31%         4,066        310     7.62%       2,265        183    8.08%
Securities held to maturity        1,162            95     8.18%         2,224        183     8.23%       2,426        193    7.96%
Securities available for sale:
  Taxable                        129,655         7,251     5.59%       128,629      8,856     6.88%     111,330      7,316    6.57%
  Tax-exempt                     122,313         5,200     4.25%        74,026      4,879     6.59%      71,442      4,509    6.31%
------------------------------------------------------------------------------------------------------------------------------------
   Total securities available
    for sale                     251,968        12,451     4.94%       202,655     13,735     6.78%     182,772     11,825    6.47%
------------------------------------------------------------------------------------------------------------------------------------
  Federal funds sold and other     1,080            20     1.85%        14,190        586     4.13%      11,903        704    5.91%
------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets       1,017,232        68,167     6.70%       964,844     73,104     7.58%     793,936     59,202    7.46%
Allowance for loan losses        (14,538)                              (14,035)                         (11,379)
Other non-earning assets         116,413                               105,477                           59,776
------------------------------------------------------------------------------------------------------------------------------------
Total assets                 $ 1,119,107                           $ 1,056,286                        $ 842,333
====================================================================================================================================
Interest-bearing liabilities:
Deposits:
  NOW accounts               $   118,664      $  1,176     0.99%   $   112,004  $   2,258     2.02%   $  88,010  $  1,943     2.21%
  Money market deposit
    accounts                      69,478         1,496     2.15%        30,627        885     2.89%      20,880       649     3.11%
  Savings accounts               262,202         5,101     1.95%       242,902      6,538     2.69%     184,463     5,241     2.84%
  Time deposits accounts         307,806        11,691     3.80%       322,765     16,954     5.25%     217,912    10,857     4.98%
  Escrow accounts                  4,398            81     1.84%         4,847         94     1.94%       3,322        64     1.93%
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      deposits                   762,548        19,545     2.56%       713,145     26,729     3.75%     514,587    18,754     3.64%
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
  Securities sold U/A to
     repurchase                   13,468           689    5.12%         12,865        696     5.41%      16,481       909     5.52%
  Short-term borrowings           22,334           677    3.03%         37,925      2,340     6.17%      28,540     1,755     6.15%
  Long-term debt                  71,733         3,533    4.93%         51,244      2,944     5.75%      49,652     2,940     5.92%
                             -------------------------------------------------------------------------------------------------------
    Total borrowings             107,535         4,899    4.56%        102,034      5,980     5.86%      94,673     5,604     5.92%
                             -------------------------------------------------------------------------------------------------------
      Total interest-bearing
         liabilities             870,083        24,444    2.81%        815,179     32,709     4.01%     609,260    24,358     4.00%
                             -------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits     65,813                                53,914                           44,421
Other non-interest-bearing
   liabilities                    20,051                                20,071                           17,071
Shareholders' equity             163,160                               167,122                          171,581
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity     $ 1,119,107                           $ 1,056,286                        $ 842,333
====================================================================================================================================
Net interest spread                                       3.89%                               3.57%                           3.46%
Net interest income and
  net interest margin                           43,723    4.30%                    40,395     4.19%      34,844               4.39%
Ratio of  earning assets to
  interest-bearing liabilities                          116.91%                             118.36%                         130.31%
Tax equivalent adjustment                        2,176                              1,891                 1,696
------------------------------------------------------------------------------------------------------------------------------------
Net interest income per
  consolidated financial
statements                                    $ 41,547                           $ 38,504             $  33,148
------------------------------------------------------------------------------------------------------------------------------------



TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (1) changes attributable to volume (change in volume multiplied by prior year rate); and (2) changes attributable to rate (change in rate multiplied by prior year volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


FOR THE YEARS ENDED SEPTEMBER 30,                       2002 VS. 2001                         2001 VS. 2000
-------------------------------------------------------------------------------------------------------------------------
                                                      INCREASE (DECREASE)                  INCREASE (DECREASE)
-------------------------------------------------------------------------------------------------------------------------
                                               VOLUME         RATE         NET       VOLUME         RATE           NET
-------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Earning assets:
  Total loans                                 $  1,539     $ (4,326)    $ (2,787)    $ 11,560     $    433     $ 11,993
  Loans held for sale                             (198)         (14)        (212)         137          (10)         127
  Securities held to maturity                      (87)          (1)         (88)         (17)           7          (10)
  Securities available for sale:
    Taxable                                         70       (1,675)      (1,605)       1,178          362        1,540
    Tax-exempt                                   2,451       (2,130)         321          166          204          370
-------------------------------------------------------------------------------------------------------------------------
      Total securities available for sale        2,521       (3,805)      (1,284)       1,344          566        1,910
-------------------------------------------------------------------------------------------------------------------------
Federal funds sold and other                      (354)        (212)        (566)         207         (325)        (118)
-------------------------------------------------------------------------------------------------------------------------
          Total earning assets                $  3,421     $ (8,358)    $ (4,937)    $ 13,231     $    671     $ 13,902
-------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
   N.O.W. and Super N.O.W. accounts           $    127     $ (1,209)    $ (1,082)    $    462     $   (147)    $    315
   Money market deposit accounts                   885         (274)         611          278          (42)         236
   Savings accounts                                487       (1,924)      (1,437)       1,556         (259)       1,297
   Time deposit accounts                          (755)      (4,508)      (5,263)       5,479          618        6,097
   Escrow accounts                                  (8)          (5)         (13)          30           --           30
-------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits            736       (7,920)      (7,184)       7,805          170     $  7,975
-------------------------------------------------------------------------------------------------------------------------
Borrowings:
   Securities sold U/A to repurchase                32          (39)          (7)        (196)         (17)        (213)
   Short-term borrowings                          (743)        (920)      (1,663)         579            6          585
   Long-term debt                                1,053         (464)         589           55          (51)           4
-------------------------------------------------------------------------------------------------------------------------
        Total borrowings                           342       (1,423)      (1,081)         438          (62)         376
-------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities       1,078       (9,343)      (8,265)       8,243          108        8,351
-------------------------------------------------------------------------------------------------------------------------
Net interest income                           $  2,343     $    985     $  3,328     $  4,988     $    563     $  5,551
-------------------------------------------------------------------------------------------------------------------------


PROVISION FOR LOAN LOSSES. The Company establishes an allowance for loan losses based on an analysis of the risk in its loan portfolio including concentrations of credit, past loan loss experience, current economic conditions, amount and composition of the loan portfolio, estimated fair value of underlying collateral, delinquencies and other factors. Accordingly, the analysis of the adequacy of the allowance for loan losses is not based solely on the level of non-performing loans, or any other single factor.

The provision for loan losses was $1.2 million, or .15% of average loans for the year ended September 30, 2002, down $332 thousand, or 22.2% from the year ended September 30, 2001, which represented .20% of average loans, due to lower net charge-offs and improved asset quality. Net charge-offs were $961 thousand, or ..13% of average loans for the year ended September 30, 2002, down $279 thousand or 22.5%, compared to net charge-offs of $1.2 million, or .17% of average loans in the comparable year. Non-performing loans were $2.1 million or .27% of total loans at September 30, 2002, down from the $3.2 million or .43% of total loans at September 30, 2001.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------

NON-INTEREST INCOME. Non-interest income was $7.0 million for the year ended September 30, 2002, up $1.7 million, or 33.2% from the year ended September 30, 2001. The increase from the 2001 period to the 2002 period was principally from the $694 thousand increase in fees earned on annuity sales as the Company expanded its product offering; fees in the prior period were nominal. In addition, the Company had net rental income of $631 thousand from its real estate joint venture investment in the current year (none in the prior fiscal year). Service charges on deposits were $1.9 million, up $309 thousand or 19.2% from the comparable year. This increase was principally due to the Catskill acquisition and the increase in transaction accounts, including commercial business accounts. The Company also benefited by $284 thousand from the change in net gains (losses) on security and mortgage loan sales between the two periods.

NON-INTEREST EXPENSES. Non-interest expenses were $27.7 million for the year ended September 30, 2002, down $1.2 million, or 4.1%. The decrease was primarily due to the $2.0 million of merger related integration costs that were included in the prior fiscal year, as well as the fact that the Company is no longer amortizing goodwill. In accordance with newly effective Financial Accounting Standards Board rules, goodwill is no longer being amortized, but will be subject to impairment testing at least annually. The Company adopted the new standard on October 1, 2001 and has determined that there was no impairment of its existing goodwill totaling $30.9 million. Amortization of goodwill amounted to $1.4 million (which was not tax deductible) for the year ended September 30, 2001. Excluding the merger related integration costs and goodwill amortization, non-interest expenses were up $2.2 million, or 8.8%, primarily in compensation and benefits. Some of the increase is due to the on-going costs associated with Catskill's seven full-service branch offices being included for the twelve-month period this fiscal year, as compared to only a partial period in the prior fiscal year. The Company also experienced a $767 thousand, or 57.8% increase in ESOP- related compensation costs, due to the higher average market price of its stock during the period. Furthermore, compensation costs increased due to normal merit increases, as well as additional incentive-based compensation from higher annuity sales. Management expects that compensation and benefits costs will be higher in fiscal 2003 due to the Company's higher stock price, which increases its ESOP expense, however those costs will fluctuate with the Company's stock price. In addition, due to the adverse investment performance of the Company's pension plan's assets in fiscal 2002, the Company expects its net periodic pension cost to be substantially higher in fiscal 2003, than in fiscal 2002.

INCOME TAX EXPENSE. Income tax expense for the year ended September 30, 2002, was $6.4 million, an increase of $2.2 million, or 50.6% from the prior fiscal year. The Company's effective tax rates for the years ended September 30, 2002 and 2001, were 32.8% and 32.0%, respectively. The increase in income tax expense is principally due to the impact of the higher income before income tax this year; the higher effective tax rate reflects tax-exempt income that represented a smaller portion of the Company's income before income tax in this period, compared to the prior fiscal year.

COMPARISON OF OPERATING RESULTS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2001 AND 2000
------------------------------------------------------

GENERAL. For the fiscal year ended September 30, 2001, the Company recorded net income of $9.1 million, an increase of $464 thousand or 5.4%, compared to the fiscal year ended September 30, 2000. Basic and diluted earnings per share were $.95 and $.92, respectively, an increase of 15.9% and 13.6%, respectively, compared to basic and diluted earnings per share of $.82 and $.81, respectively, for the year ended September 30, 2000. For the fiscal year ended September 30, 2001, weighted average common shares - basic were 9,529,404, down 1,002,642, or 9.5%, due to the Company's share repurchase programs. Weighted average shares-diluted were down only 684,384, or 6.5% due to the higher average market price of the Company's common stock during the year ended September 30, 2001, which increased the number of shares to be included for dilution.

The Company's net income and basic and diluted earnings per share for the fiscal year ended September 30, 2001, include the effect of $2.0 million ($1.2 million after-tax) of merger related integration costs incurred as part of the acquisition and integration of Catskill. Excluding the merger related integration costs, net income would have been $10.3 million and basic and diluted earnings per share would have been $1.08 and $1.04 per share, respectively.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------

Excluding merger related integration costs, return on average assets for the fiscal years ended September 30, 2001 and 2000, was .97% and 1.02%, respectively, and the return on average equity was 6.14% and 5.02%, respectively. Including merger related integration costs, return on average assets and average equity was .86% and 5.43%, respectively.

NET INTEREST INCOME. Net interest income on a tax equivalent basis for the year ended September 30, 2001, was $40.4 million, an increase of $5.6 million or 15.9%, as compared to $34.8 million for the year ended September 30, 2000. The increase was principally volume related with average earning assets up $170.9 million, or 21.5%, resulting primarily from the Catskill acquisition.

Interest income for the year ended September 30, 2001 was $73.1 million on a tax equivalent basis, an increase of $13.9 million, or 23.5%, over the prior fiscal year. The $170.9 million increase in average earning assets had a direct positive effect on interest income as the Company sought to leverage its excess capital through the acquisition of Catskill. The Company also benefited from a 12 basis point increase in the yield on average earning assets caused primarily by increases in the yield earned on the loan and securities portfolios. Higher market interest rates in 2000 contributed to the increase in fiscal year 2001.

Average earning assets increased principally in the loan and securities available for sale portfolios, which on average grew 24.7% and 10.9%, respectively. Average loans increased $147.1 million principally from the loan portfolio acquired from Catskill. The Company's average commercial real estate and commercial loan portfolios grew $45.3 million, or 14.7%, as the Company continued to emphasize its commercial banking strategy. The average yield on the loan portfolio increased 7 basis points to 7.86% due to the general rising of market interest rates in 2000.

Average securities available for sale increased $19.9 million or 10.9%. The Company estimates that the securities portfolio acquired from Catskill increased average securities for the fiscal year by approximately $62.8 million. Principally offsetting that impact, however, were maturities in the Company's existing portfolio, which were not reinvested but instead used to fund a portion of the Catskill acquisition and pay-down borrowings. The yield on the average securities available for sale portfolio increased 31 basis points as the Company's relatively short average life portfolio benefited from its reinvestment in a rising rate environment in 2000, as well as from the higher yielding investment portfolio acquired from Catskill.

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

PROVISION FOR LOAN LOSSES

The provision for loan losses was $1.5 million, or .20% of average loans for the fiscal year ended September 30, 2001, down $1.1 million, or 41.6% from the prior fiscal year when the provision was $2.6 million or .43% of average loans. The provision was decreased principally based on lower net charge-offs and overall improved asset quality. The Company had net charge-offs of $1.2 million, or .17% of average loans for the fiscal year ended September 30, 2001, compared to net charge-offs of $1.4 million, or .24% of average loans in the prior fiscal year.

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

Some of the Company's loans are adjustable or variable rate, which result in reduced levels of interest income during periods of falling rates, such as in 2002. In addition, in periods of falling interest rates, prepayments of loans typically increase, which would lead to lower net interest income if such proceeds could not be reinvested at a comparable spread. Also in a falling rate environment, certain categories of deposits may reach a point where market forces prevent further reduction in the interest rate paid on those instruments. Generally, during extended periods when short-term and long-term interest rates are relatively close, net interest margins could become smaller, thereby reducing net interest income. The net effect of these circumstances is reduced interest income, offset only by a nominal decrease in interest expense, thereby narrowing the net interest margin.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


The responsibility for interest rate risk management rests with the Company's Asset/Liability Management Committee ("ALCO"). The Company's ALCO reviews the Company's asset/liability policies and interest rate risk position. The Company's ALCO is chaired by the Company's chief financial officer, and other members include the Company's senior management team. The ALCO meets at least monthly to review the consolidated statement of financial condition composition, formulate strategy in light of expected economic conditions and review performance against guidelines established to control exposure to the various types of interest rate risk. ALCO also reports the Company's interest rate risk position to the Company's Board of Directors on a quarterly basis. The Company's ALCO considers variability of net interest income under various rate scenarios. The ALCO also evaluates the overall risk profile and determines actions to maintain and achieve a posture consistent with policy guidelines. The Company, of course, cannot predict the future movement of interest rates, and such movement could have an adverse impact on the Company's consolidated financial condition and results of operations.

In recent years, the Company has primarily used the following strategies to manage interest rate risk:

o emphasizing the origination of adjustable rate loans, such as adjustable residential loans (although, in the current rate environment adjustable rate loan originations have slowed), and to a lesser extent commercial real estate, commercial business and consumer loans, including home equity lines;
o selling substantially all of its 30 year fixed rate residential mortgage loan production in the secondary market, and from time to time, as conditions warrant, selling its 15 year fixed rate residential mortgage loans in the secondary market;
o utilizing FHLB advances to better structure the maturities of its interest rate sensitive liabilities, or match fund various earning assets; and
o investing in short-term securities which generally bear lower yields, compared to longer-term investments, but which better position the Company for reinvestment in higher yielding securities, if interest rates should rise.

In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications held for sale with rate lock agreements, the Company enters into mandatory forward sales commitments and option agreements to sell loans in the secondary market. At September 30, 2002, the Company had mandatory commitments and cancelable options to sell fixed rate loans at set prices amounting to approximately $4.0 million. The Company believes that it will be able to meet the mandatory commitments without incurring material losses.

The primary tool utilized by management to measure interest rate risk is a balance sheet/income statement simulation model. The model is used to execute simulations of the Company's net interest income performance based upon potential changes in interest rates over a select period of time. The model's input data includes interest-earning assets and interest-bearing liabilities, their associated cash flow characteristics, repricing opportunities, maturities and current rates. In addition, management makes certain assumptions on prepayment speeds for all assets and liabilities which have optionality, including loans and mortgage-backed securities, as well as securities and borrowings with calls. These assumptions are generally based on industry standards for prepayments, where available.

The model is first run under an assumption of a flat rate scenario (i.e. no change in current interest rates) over a twelve-month period. A second and third model are run in which a gradual increase and decrease, respectively, of 200 basis points (except in the current historically low interest rate environment the decrease was limited to 125 basis points) over a twelve-month period. Under these scenarios, assets subject to repricing or prepayment are adjusted to account for faster or slower prepayment assumptions. The changes in net interest income are then measured against the flat rate scenario.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


The following table summarizes the percentage change in interest income and interest expense by major interest-earning asset and interest-bearing liability categories as of September 30, 2002 in the rising and declining rate scenarios from the forecasted interest income and interest expense amounts in a flat rate scenario. Under the declining rate scenario, net interest income is expected to decrease from the flat rate scenario by 1.2 % over a twelve-month period. Under the rising rate scenario, net interest income is expected to increase from the flat rate scenario by 1.3% over a twelve-month period. This level of variability is well within the Company's interest rate risk guidelines.



INTEREST RATE RISK                                                PERCENTAGE CHANGE IN NET INTEREST INCOME
                                                                            FROM FLAT RATE SCENARIO
-----------------------------------------------------------------------------------------------------------------
                                                           DECLINING RATE SCENARIO         RISING RATE SCENARIO
                                                         --------------------------------------------------------

Federal funds sold and other short-term investments                 --                              --
Securities (held to maturity and available for sale)               (3.0%)                          2.8%
Loans                                                              (2.7%)                          2.5%
-----------------------------------------------------------------------------------------------------------------
Total interest income                                              (2.7%)                          2.6%
-----------------------------------------------------------------------------------------------------------------

Core deposits                                                      (4.8%)                          3.9%
Time deposits                                                      (6.5%)                          5.4%
-----------------------------------------------------------------------------------------------------------------
Total deposits                                                     (5.4%)                          4.7%
-----------------------------------------------------------------------------------------------------------------
Borrowings                                                         (7.2%)                          6.3%
-----------------------------------------------------------------------------------------------------------------
Total interest expense                                             (5.9%)                          5.1%
-----------------------------------------------------------------------------------------------------------------
Net interest income                                                (1.2%)                          1.3%
-----------------------------------------------------------------------------------------------------------------



The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cashflows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will differ from: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositors' early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

IMPACT ON INFLATION AND CHANGING PRICES

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike those of most industrial companies, the Company's assets and liabilities are nearly all monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent, as the price of goods and services.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to generate cash flows to meet present and expected future funding needs. Management monitors the Company's liquidity position on a daily basis to evaluate its ability to meet expected and unexpected depositor withdrawals, fund loan commitments, and make new loans or investments.

The Company's primary sources of funds for operations are deposits, borrowings, principal and interest payments on loans, and maturities of securities available for sale.

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

Net cash provided by operating activities was $17.1 million for the year ended September 30, 2002, down $3.2 million from the prior fiscal year. The decrease was principally due to changes in other assets and other liabilities between the comparable periods. Other assets increased this year, as the Company made cash contributions of $3.6 million to its pension plan; there were no cash contributions in fiscal 2001. Other liabilities also used more cash in the current year, primarily due to a reduction of the balance of official bank checks outstanding.

Investing activities used net cash of $155.0 million during the fiscal year ended September 30, 2002. Net securities activities used $144.7 million as the Company purchased $125.0 million of short-term U.S. Treasury bills at year-end, as well as an increase in the tax-exempt municipal securities portfolio during the year to provide eligible collateral for growth in its municipal deposits. The Company's investment in a real estate joint venture of $5.8 million and net loan growth of $5.4 million also used cash during the current period.

Financing activities provided net cash of $97.3 million, as the Company increased short-term borrowings (including securities sold under agreement to repurchase) by $21.9 million, had additional long-term borrowings of $25.0 million and deposit growth of $74.4 million. Offsetting these increases in part, was $19.4 million to repurchase 747,964 shares of common stock and $4.6 million to pay cash dividends.

An important source of the Company's funds is the Company's core deposits. Management believes that a substantial portion of the Company's $883.0 million of deposits are a dependable source of funds due to long-term customer relationships. The Company does not currently use brokered deposits as a source of funds, and as of September 30, 2002, time deposit accounts having balances in excess of $100 thousand, totaled $59.7 million, or approximately 6.8% of total deposits.

On April 16, 2002, the Company announced a plan to repurchase up to 1,009,276 shares of its common stock or approximately 10.0% of its outstanding shares. The shares will be repurchased from time-to-time in open market purchases or privately negotiated transactions, subject to market and business conditions. Since the announcement, the Company has repurchased 446,565 shares of its stock at a cost of $12.0 million.

On an unconsolidated basis, the Company's primary source of funds is dividends from the Banks. At September 30, 2002, the Company had $15.0 million of cash and securities available for sale at the holding company level on an unconsolidated basis to use for direct activities of the Company. New York State Banking law provides that all dividends declared in any calendar year shall not exceed the total of the Bank's net profits for the year combined with its retained net profits of the preceding two years, less any required transfer to surplus, without the prior approval from the Superintendent of Banks. The Savings Bank has already received such approval consequently it has already paid dividends to the Company in calendar year 2002 in excess of that amount. Although the Company does not anticipate any additional cash dividends from the Savings Bank in calendar year 2002, the Savings Bank would need prior approval from the New York State Banking Department to pay any. The Commercial Bank has earned $1.1 million in net profits since inception in July 2000, and has already paid cash dividends of $586 thousand; the balance is available for distribution.

IMPACT OF NEW ACCOUNTING STANDARDS

On October 1, 2001, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 supercedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and requires all business combinations to be accounted for under the purchase method of accounting, thus eliminating the pooling of interests method of accounting. The Statement did not change many of the provisions of APB Opinion No.16 related to the application of the purchase method. However, the Statement does specify criteria for recognizing intangible assets separate from goodwill and requires additional disclosures regarding business combinations.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------


Statement No. 142 requires acquired intangible assets (other than goodwill) to be amortized over their useful economic lives, while goodwill and any acquired intangible assets with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on an annual basis based upon guidelines specified by the Statement. Statement No.142 also requires additional disclosures pertaining to goodwill and intangible assets.

On October 1, 2001, the Company had goodwill of approximately $30.9 million. The Company has determined that as of October 1, 2001, and during the year ended September 30, 2002, there was no impairment of its goodwill, and thus the carrying value is also $30.9 million as of September 30, 2002. The adoption of Statement No. 142 had a significant effect on the Company's results of operations for the fiscal year ended September 30, 2002, since the non-amortization of goodwill reduced non-interest expenses.

The following table presents reported net income and earnings per share, as well as net income and earnings per share, as adjusted to exclude goodwill amortization as if the Company had adopted Statement No. 142 on October 1, 2000:




                                                                      FOR THE YEARS ENDED
                                                                         SEPTEMBER 30,
                                                                    ------------------------
       DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                    2002            2001
                                                                    ------------------------

       Reported net income                                          $ 13,199        $  9,074
       Add: Goodwill amortization (not tax-deductible)                    --           1,437
                                                                    ------------------------
       Net income, as adjusted                                      $ 13,199        $ 10,511
                                                                    ========================
       Reported basic earnings per share                            $   1.47        $    .95
       Add: Goodwill amortization                                         --             .15
                                                                    ------------------------
       Basic earnings per share, as adjusted                        $   1.47        $   1.10
                                                                    ========================
       Reported diluted earnings per share                          $   1.38        $    .92
       Add: Goodwill amortization                                         --             .14
                                                                    ------------------------
       Diluted earnings per share, as adjusted                      $   1.38        $   1.06
                                                                    ========================



In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. When the liability is initially recorded, the entity capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The Company adopted Statement No.143 as of October 1, 2002. There was no material impact on the Company's consolidated financial statements from adopting the Statement.

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The new standard maintains the previous accounting for the impairment or disposal of long-lived assets under Statement No. 121, but also establishes more restrictive criteria that have to be met to classify such an asset as "held for sale." Statement No.144 also increases the range of dispositions that qualify for reporting as discontinued operations, and changes the manner in which expected future operating losses from such operations are to be reported. The Company adopted Statement No.144 as of October 1, 2002. There was no material impact on the Company's consolidated financial statements from adopting the Statement.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" as amended by Statement No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt can only be classified as extraordinary items if they

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------

meet the definition of unusual and infrequent as prescribed in APB Opinion No.
30. Additionally, Statement No. 145 amends Statement No. 13 "Accounting for Leases" to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of this statement are effective at various dates in 2002 and 2003 and are not expected to have a material impact on the Company's consolidated financial statements.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred and represents an obligation to transfer assets or provide services as a result of past transactions. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002.

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statement No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset (Statement No. 72 goodwill) no longer applies to acquisitions considered to be business combinations under Statement No. 141. The Company does not currently have any Statement No. 72 goodwill and as a result the adoption is not expected to have a material impact on the Company's consolidated financial statements.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



----------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED                    SEPT 30,   JUNE 30,  MARCH 31,   DEC 31,   SEPT 30,   JUNE 30,   MARCH 31,   DEC 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)   2002       2002      2002       2001       2001       2001       2001        2000
----------------------------------------------------------------------------------------------------------------------------

Interest and dividend income          $16,106    $16,259    $16,535    $17,091    $17,642    $18,118    $18,384    $17,069
Interest expense                        5,714      5,882      5,983      6,865      7,744      8,314      8,637      8,014
----------------------------------------------------------------------------------------------------------------------------
Net interest income                    10,392     10,377     10,552     10,226      9,898      9,804      9,747      9,055
----------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                 190        290        320        366        366        366        400        366
Total non-interest income               1,921      2,036      1,518      1,494      1,391      1,435      1,275      1,132
Total non-interest expenses (1)         6,985      7,074      6,901      6,753      6,867      6,979      6,823      8,220
----------------------------------------------------------------------------------------------------------------------------
Income before income tax expense        5,138      5,049      4,849      4,601      4,056      3,894      3,799      1,601
Income tax expense                      1,687      1,646      1,603      1,502      1,388      1,272      1,249        367
----------------------------------------------------------------------------------------------------------------------------
Net income                            $ 3,451    $ 3,403    $ 3,246    $ 3,099    $ 2,668    $ 2,622    $ 2,550    $ 1,234
============================================================================================================================
Basic earnings per share (2)          $  0.39    $  0.38    $  0.36    $  0.34    $  0.29    $  0.28    $  0.26    $  0.13
Diluted earnings per share (2)           0.37       0.36       0.34       0.32       0.27       0.27       0.26       0.12
----------------------------------------------------------------------------------------------------------------------------



(1) Non-interest expenses for the three-months ended December 31, 2000, include $2.0 million of merger related integration costs associated with the acquisition of Catskill Financial Corporation, or $1.2 million after-tax and $.12 per diluted share.
(2) All per share data has been adjusted for the 5% stock dividend issued on March 29, 2002.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
AS OF SEPTEMBER 30,                                                            2002                  2001
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share and per share data)

ASSETS
Cash and due from banks                                                    $    34,020            $    74,618
Loans held for sale                                                                891                  1,748
Securities available for sale, at fair value                                   394,067                248,469
Securities held to maturity (fair value of  $954 and $2,225
     at September 30, 2002 and 2001, respectively)                                 883                  2,130
Net loans receivable                                                           750,529                746,450
Accrued interest receivable                                                      6,129                  6,372
Other real estate owned                                                            352                    265
Premises and equipment, net                                                     16,268                 17,311
Investment in real estate partnerships                                          19,566                  2,106
Goodwill, net                                                                   30,909                 30,909
Core deposit intangibles, net                                                      311                    358
Bank-owned life insurance                                                       11,487                 10,875
Other assets                                                                    23,465                 19,967
-------------------------------------------------------------------------------------------------------------
              Total assets                                                 $ 1,288,877            $ 1,161,578
=============================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
      Savings accounts                                                     $   271,632            $   255,505
      Money market accounts                                                    108,635                 35,665
      N.O.W. and demand accounts                                               205,732                177,253
      Time accounts                                                            296,969                340,095
-------------------------------------------------------------------------------------------------------------
         Total deposits                                                        882,968                808,518
   Mortgagors' escrow accounts                                                   1,575                  2,257
   Securities sold under agreements to repurchase                              134,872                 12,971
   Short-term borrowings                                                            --                100,000
   Long-term debt                                                               87,483                 50,000
   Other liabilities and accrued expenses                                       24,125                 23,086
-------------------------------------------------------------------------------------------------------------
         Total liabilities                                                   1,131,023                996,832
-------------------------------------------------------------------------------------------------------------
Shareholders' equity:
   Preferred stock, $.0001 par value per share; 15,000,000 shares
       authorized, none issued                                                      --                     --
   Common stock, $.0001 par value per share; 60,000,000 shares
       authorized, 12,139,021 issued                                                 1                      1
   Additional paid-in capital                                                  125,583                118,018
   Unallocated common stock held by ESOP                                        (7,406)                (8,202)
   Unvested restricted stock awards                                             (2,548)                (3,136)
   Treasury stock, at cost (2,453,186 and 2,290,712
       shares at September 30, 2002 and 2001, respectively)                    (41,116)               (29,554)
   Retained earnings, substantially restricted                                  80,078                 84,380
   Accumulated other comprehensive income                                        3,262                  3,239
         Total shareholders' equity                                            157,854                164,746
-------------------------------------------------------------------------------------------------------------
                Total liabilities and shareholders' equity                 $ 1,288,877            $ 1,161,578
=============================================================================================================



See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income

--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,                                2002              2001                2000
-------------------------------------------------------------------------------------------------------------
  (Dollars in thousands, except per share data)

Interest and dividend income:
     Interest and fees on loans                               $ 55,241           $ 58,386            $ 46,270
     Securities available for sale:
         Taxable                                                 7,190              8,815               7,316
         Tax-exempt                                              3,445              3,243               3,023
-------------------------------------------------------------------------------------------------------------
            Total securities available for sale                 10,635             12,058              10,339
-------------------------------------------------------------------------------------------------------------
     Securities held to maturity                                    95                183                 193
     Federal funds sold                                             20                586                 704
-------------------------------------------------------------------------------------------------------------
               Total interest and dividend income               65,991             71,213              57,506
-------------------------------------------------------------------------------------------------------------
Interest expense:
     Deposits and escrow accounts                               19,545             26,729              18,754
     Short-term borrowings                                       1,366              3,036               2,664
     Long-term debt                                              3,533              2,944               2,940
-------------------------------------------------------------------------------------------------------------
               Total interest expense                           24,444             32,709              24,358
-------------------------------------------------------------------------------------------------------------
       Net interest income                                      41,547             38,504              33,148
     Provision for loan losses                                   1,166              1,498               2,563
-------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             40,381             37,006              30,585
-------------------------------------------------------------------------------------------------------------
Non-interest income:
     Service charges on deposits                                 1,920              1,611               1,076
     Net rental income from real estate partnerships               631                 --                  --
     Loan servicing fees                                           221                400                 504
     Commissions from annuity sales                                761                 67                  --
     Trust service fees                                            753                839                 704
     Net gains (losses) from securities transactions               151               (105)               (283)
     Net gains (losses) from mortgage loan sales                    96                 68                 (45)
     Other income                                                2,436              2,353               1,723
-------------------------------------------------------------------------------------------------------------
               Total non-interest income                         6,969              5,233               3,679
-------------------------------------------------------------------------------------------------------------
Non-interest expenses:
     Compensation and employee benefits                         16,771             14,777              12,587
     Net occupancy                                               2,415              2,362               1,972
     Furniture, fixtures and equipment                             931                949                 802
     Computer charges                                            1,972              1,869               1,647
     Professional, legal and other fees                          1,028              1,242               1,222
     Printing, postage and telephone                             1,046                858                 904
     Other real estate expenses (income), net                       22                121                (241)
     Goodwill amortization                                          --              1,437                  --
     Core deposit intangible amortization                           48                 48                  48
     Merger related integration costs                               --              1,972                  --
     Other expenses                                              3,480              3,254               3,259
-------------------------------------------------------------------------------------------------------------
               Total non-interest expenses                      27,713             28,889              22,200
-------------------------------------------------------------------------------------------------------------
Income before income tax expense                                19,637             13,350              12,064
Income tax expense                                               6,438              4,276               3,454
-------------------------------------------------------------------------------------------------------------
               NET INCOME                                       13,199           $  9,074            $  8,610
=============================================================================================================
Earnings per share:
   Basic                                                      $   1.47           $   0.95            $   0.82
=============================================================================================================
   Diluted                                                    $   1.38           $   0.92            $   0.81
=============================================================================================================



All per share data has been adjusted for the 5% stock dividend issued on March 29, 2002. See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders' Equity



------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,                               2002                      2001                      2000
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share and per
share data)

COMMON STOCK
  Balance at beginning and end of year                        $       1                  $       1               $       1
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year                                  118,018                    117,804                 117,759
  Stock dividend issued                                           6,347                         --                      --
  Adjustment for ESOP shares released for allocation                713                         88                      45
  Stock options exercised                                          (213)                       (12)                     --
  Tax benefit from restricted stock vesting                         338                         --                      --
  Tax benefit from non-qualified options exercised                  155                         33                      --
  Adjustment for grant of restricted stock awards                   225                        105                      --
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                        125,583                    118,018                 117,804
------------------------------------------------------------------------------------------------------------------------------------
UNALLOCATED COMMON STOCK HELD BY ESOP
  Balance at beginning of year                                   (8,202)                    (9,027)                 (9,620)
  ESOP shares released for allocation (84,411, 87,477
     and 62,828 shares, respectively)                               796                        825                     593
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                         (7,406)                    (8,202)                 (9,027)
------------------------------------------------------------------------------------------------------------------------------------
UNVESTED RESTRICTED STOCK AWARDS
  Balance at beginning of year                                   (3,136)                    (3,847)                     --
  Grant of restricted stock awards (19,614, 27,458 and
     468,473 shares, respectively)                                 (486)                      (405)                 (4,824)
  Amortization of restricted stock awards                         1,066                        976                     961
  Forfeited restricted stock awards (788, 13,650 and
     1,575 shares, respectively)                                      8                        140                      16
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                         (2,548)                    (3,136)                 (3,847)
------------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK
  Balance at beginning of year                                  (29,554)                   (16,020)                     --
  Purchase of treasury stock (747,964, 842,602 and
     2,064,837 shares, respectively)                            (19,371)                   (13,927)                (20,963)
  Stock dividend issued (5% or 480,868 shares)                    6,550                         --                      --
  Grant of restricted stock awards (19,614, 27,458 and
     468,473 shares, respectively)                                  261                        300                   4,959
  Forfeited restricted stock awards (788, 13,650 and
     1,575 shares, respectively)                                     (8)                      (140)                    (16)
  Stock options exercised (74,250 and 21,486 shares,
     respectively)                                                1,006                        233                      --
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                        (41,116)                   (29,554)                (16,020)
------------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance at beginning of year                                   84,380                     78,543                  72,699
  Net income                                                     13,199     $ 13,199         9,074    $  9,074       8,610   $ 8,610
  Cash dividends ($.49, $.34 and $.22 per share,
     respectively)                                               (4,604)                    (3,237)                 (2,631)
  Stock dividend issued                                         (12,897)                        --                      --
  Adjustment for grant of restricted stock awards                    --                         --                    (135)
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                         80,078                     84,380                  78,543
------------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
  Balance at beginning of year                                    3,239                       (176)                   (400)
  Unrealized net holding gains on available for
     sale securities arising during the period (pre-tax
     $189, $5,552, and $90)                                                      115                     3,352                    54
  Reclassification adjustment for net (gains) losses on
     available for sale securities realized in net income
     (pre-tax ($151), $105 and  $283)                                            (92)                       63                   170
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income                                          23           23         3,415       3,415         224       224
------------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income                                                       $ 13,222                  $ 12,489               $ 8,834
====================================================================================================================================
 Balance at end of year                                           3,262                      3,239                    (176)
------------------------------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                   $ 157,854                  $ 164,746               $ 167,278
====================================================================================================================================


All share and per share data has been adjusted for the 5% stock dividend issued on March 29, 2002. See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30,                                                           2002             2001             2000
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                               $  13,199       $   9,074       $   8,610
 Adjustments to reconcile net income to net cash provided
 by operating activities:
   Depreciation                                                                               1,640           1,467           1,277
   Goodwill and other intangibles amortization                                                   48           1,485              48
   Income from equity method real estate partnership, net                                       (74)           (128)             --
   Net amortization (accretion) on securities                                                   537             198          (1,257)
   Provision for loan losses                                                                  1,166           1,498           2,563
   Amortization of restricted stock awards                                                    1,066             976             961
   ESOP compensation expense                                                                  2,093           1,326             852
   Net accretion of purchase accounting adjustments                                            (510)           (603)             --
   Net gain on sales of premises and equipment                                                   --              --             (36)
   Net gain on sales of other real estate owned                                                 (77)           (172)           (323)
   Write-down of other real estate owned                                                         33              --              82
   Net gain on sales of other assets                                                           (206)           (314)           (327)
   Net (gains) losses from securities transactions                                             (151)            105             283
   Net (gains) losses from mortgage loan sales                                                  (96)            (68)             45
   Proceeds from sales of loans held for sale                                                10,700          27,163          12,937
   Net loans made to customers and held for sale                                             (9,747)        (26,827)        (10,934)
   Net increase in accrued interest receivable, bank-owned life
      insurance and other assets                                                             (3,511)            (55)         (7,390)
   Net increase (decrease) in other liabilities and accrued expenses                            963           5,137          (2,716)
------------------------------------------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                                                   17,073          20,262           4,675
------------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash used in acquisition activity, including majority-owned real
     estate partnership                                                                      (5,800)        (50,414)             --
 Proceeds from pay-downs of securities held to maturity                                       1,259             171             233
 Purchase of available for sale securities                                                 (338,968)       (237,940)       (495,870)
 Proceeds from sale of available for sale securities                                         21,068          71,054          68,045
 Proceeds from maturities/calls/pay-downs of available for                                  171,912         267,151         443,292
   sale securities
 Net loans (made to) repaid by customers                                                     (5,374)          3,824         (36,899)
 Proceeds from sales of other assets                                                            750           1,233           2,127
 Capital expenditures, net                                                                     (445)           (513)         (1,229)
 Proceeds from sales of other real estate owned                                                 589           1,915           4,445
------------------------------------------------------------------------------------------------------------------------------------
 Net cash  (used in) provided by investing activities                                      (155,009)         56,481         (15,856)
------------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in deposits                                                         74,380          32,999          (7,401)
 Net (decrease) increase in mortgagors' escrow accounts                                        (682)         (1,169)            121
 Net increase (decrease) in securities sold u/a to repurchase                               121,855        (102,740)        102,045
 Net (decrease) increase in short-term borrowings                                          (100,000)         65,000         (80,700)
 Proceeds from long-term debt                                                                25,000              --          10,000
 Payments on long-term debt                                                                     (33)         (3,027)         (1,470)
 Cash dividends paid on common stock                                                         (4,604)         (3,237)         (2,631)
 Proceeds from stock options exercised                                                          793             221              --
 Purchase of common stock for treasury                                                      (19,371)        (13,927)        (20,963)
------------------------------------------------------------------------------------------------------------------------------------
 Net cash provided by (used in) financing activities                                         97,338         (25,880)           (999)
------------------------------------------------------------------------------------------------------------------------------------
 Net (decrease) increase in cash and cash equivalents                                       (40,598)         50,863         (12,180)
 Cash and cash equivalents at beginning of year                                              74,618          23,755          35,935
------------------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of year                                                 $  34,020       $  74,618       $  23,755
====================================================================================================================================
Supplemental cash flow information:
 Interest paid                                                                            $  24,460       $  32,678       $  24,133
 Income taxes paid                                                                        $   6,500       $   2,668       $   3,350
Transfer of loans to other real estate owned                                              $     632       $     686       $   3,632
Adjustment of securities available for sale to fair value, net of tax                     $      23       $   3,415       $     224
Grants of restricted stock, net of forfeitures                                            $     253       $     160       $   4,943
Acquisition activity, including majority-owned real estate partnership:
 Fair value of non-cash assets acquired                                                   $  18,316       $ 261,789       $      --
 Fair value of liabilities assumed                                                        $  12,516       $ 243,722       $      --

------------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


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

       ORGANIZATION

              The Company is a financial services company. The Parent Company's savings bank subsidiary, The Troy Savings Bank (the "Savings Bank"), provides a wide range of banking, financing, fiduciary and other financial services to corporate, individual and institutional customers through its branch offices and subsidiary companies. The Parent Company's commercial bank subsidiary, The Troy Commercial Bank (the "Commercial Bank"), provides banking and financing services to municipalities. The Commercial Bank began operations during fiscal 2000. The Parent Company is regulated by the Board of Governors of the Federal Reserve of New York. The Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department regulate the Savings Bank and the Commercial Bank.

       BASIS OF PRESENTATION

              The consolidated financial statements include the accounts of the Parent Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The equity method of accounting is used for investments in which the Company has significant influence, generally ownership of common stocks or partnership interests of at least 20% and not more than 50%. The Company utilizes the accrual method of accounting for financial reporting purposes. Amounts in the prior years' consolidated financial statements have been reclassified whenever necessary to conform to the current year's presentation.

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

              Management believes that the allowance for loan losses is adequate and that other real estate owned is recorded at its fair value less an estimate of the costs to sell the properties. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or writedowns of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowance for loan losses or writedowns of other real estate owned based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


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

       MORTGAGE SERVICING RIGHTS

              The Company recognizes as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights were acquired. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Additionally, capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance by a charge to loan servicing fees.

       SECURITIES

              Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and are carried at amortized cost. Securities that are identified as trading securities for resale over a short period are stated at fair value with unrealized gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss (a separate component of shareholders' equity). At September 30, 2002 and 2001, the Company did not hold any trading securities. As a member of the Federal Home Loan Bank of New York ("FHLB"), the Bank is required to hold FHLB stock, which is carried at cost in securities available for sale since there is no readily available market value.

              Unrealized losses on securities, which reflect a decline in value, which is other than temporary, if any, are charged to income. Gains or losses on the disposition of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The amortized cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

       NET LOANS RECEIVABLE

              Loans receivable are reported at the principal amount outstanding, net of unearned discount, net deferred loan fees and costs, and the allowance for loan losses. Unearned discounts and net deferred loan fees and costs are accreted to income using an effective interest method.

              Loans considered doubtful of collection by management are placed on a non-accrual status for the recording of interest. Generally, loans past due 90 days or more as to principal or interest are placed on non-accrual status

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


              except for (1) those loans which, in management's judgment, are adequately secured and in the process of collection, and (2) certain consumer and open-end credit loans which are usually charged-off when they become four payments past due. When a loan is placed on non-accrual status, all previously accrued income that has not been collected is reversed from current year interest income. Subsequent cash receipts are generally applied to reduce the unpaid principal balance, however, interest on non-accrual loans can also be recognized as cash is received. Amortization of the related unearned discount and net deferred loan fees and costs is suspended when a loan is placed on non-accrual status. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

       ALLOWANCE FOR LOAN LOSSES

              The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of all or a portion of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the composition and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

              Commercial real estate and commercial business loans are considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company's impaired loans are generally collateral dependent.

       OTHER REAL ESTATE OWNED

              Other real estate owned, representing properties acquired in settlement of loans, is recorded on an individual asset basis at the lower of the recorded investment in the loan or the fair value of the asset acquired less an estimate of the costs to sell the property. At the time of foreclosure, the excess, if any, of the recorded investment in the loan over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of such property and net operating expenses of such properties are charged directly to non-interest expenses. Properties are regularly re-appraised and written down to the fair value less the estimated costs to sell the property, if necessary.

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

       INVESTMENT IN REAL ESTATE PARTNERSHIPS

              Investments in real estate partnerships that are majority-owned are consolidated, and the underlying assets are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


              straight-line method over the estimated useful lives of the assets. The equity method of accounting is used for other partnership interests when the Company owns at least 20% and not more than 50% of the entity, and in which the Company has significant influence.

       GOODWILL AND OTHER INTANGIBLE ASSETS

              Prior to the adoption of Statement No. 142, "Goodwill and Other Intangible Assets" (see "Recently Adopted Accounting Standards"), goodwill, which represents the excess of the purchase price over the fair value of net assets acquired for transactions accounting for using purchase accounting, was amortized on a straight-line basis over 20 years. In addition, goodwill was assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through future operating cash flows of the acquired operation. Core deposit intangibles are being amortized on a straight-line basis over a period of 12 years.

       BANK-OWNED LIFE INSURANCE

              Bank-owned life insurance is carried at the cash surrender value of the underlying policies. Income on the investments in the policies, net of insurance costs, is recorded as non-interest income.

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

       TRUST ASSETS AND SERVICE FEES

              Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated statements of financial condition since these assets are not assets of the Company. Trust service fees are reported on the accrual basis.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


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

              The Company accounts for stock options granted under its Long-Term Equity Compensation Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, for fixed stock option awards, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," requires entities to provide pro forma disclosures of net income and earnings per share as if the fair value of all stock-based awards was recognized as compensation expense over the vesting period of the awards.

              Restricted stock awards granted under the Long-Term Equity Compensation Plan are also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense over the vesting period of the awards.

       EARNINGS PER SHARE

              Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested restricted stock) were issued during the reporting period using the treasury stock method. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for either the basic or diluted earnings per share calculations.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


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

       DERIVATIVES AND HEDGING ACTIVITIES

              The Company recognizes all derivative instruments as either assets or liabilities in the statement of financial condition and measures those instruments at fair value. Changes in the fair value of derivative instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting.

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

              The derivative instruments held by the Company consist solely of instruments used to hedge interest rate risk related to the Company's mortgage banking activities and are not significant. The amounts recognized in the consolidated statements of income during the years ended September 30, 2002 and 2001, related to changes in the fair value of the derivatives were not significant.

       RECENTLY ADOPTED ACCOUNTING STANDARDS

              In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" (SFAS No. 141) and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 141 was effective for business combinations initiated after June 30, 2001, and requires that the purchase method of accounting be used for all business combinations, thus eliminating the pooling of interests method of accounting. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

              The Company adopted the provisions of SFAS No. 142 as of October 1, 2001. As of October 1, 2001, the Company had goodwill of approximately $30.9 million. The amortization of goodwill, which was not tax-deductible, ceased upon adoption of SFAS No. 142. Amortization expense related to goodwill was approximately $1.4 million, or $0.15 per diluted share, for the year ended September 30, 2001.

              In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. Based on the Company's assessment, it was determined that the goodwill was not impaired as of the date of adoption.

(2)    BUSINESS COMBINATION

       On November 10, 2000, the Company acquired Catskill Financial Corporation ("Catskill"), a community-based financial services company headquartered in Catskill, New York. On the acquisition date, Catskill had assets of $305.0 million, loans of $170.5 million, deposits of $220.1 million and seven full service branches. Catskill shareholders received cash of $23 per share, representing total consideration paid of $89.8 million. The acquisition

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


       was accounted for using the purchase method of accounting. The assets acquired and liabilities assumed from Catskill were recorded at their estimated fair values. The acquisition of Catskill resulted in the recognition of approximately $32.3 million of goodwill, representing the excess of the Company's purchase cost over the fair value of the net assets acquired. Prior to the adoption of SFAS No. 142 as of October 1, 2001 (see Note 1), goodwill was being amortized to expense over a period of 20 years using the straight-line method. The results of operations of Catskill have been included in the Company's consolidated statement of income from the date of acquisition.

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

       The premiums and discounts above are being amortized over the estimated period to maturity or repricing of the respective interest-bearing assets and liabilities, or, in the case of premises and equipment, over the estimated remaining lives of the assets. For the years ended September 30, 2002 and 2001, the impact of the net accretion of the premiums and discounts was to increase income before income tax expense by approximately $510 thousand and $603 thousand, respectively.

 (3)   LOANS HELD FOR SALE AND MORTGAGE SERVICING RIGHTS

       At September 30, 2002 and 2001, loans held for sale consisted of conventional residential mortgages originated for subsequent sale. At September 30, 2002 and 2001, there was no valuation reserve necessary for loans held for sale.

       The company retains the servicing rights on certain mortgage loans sold. At September 30, 2002 and 2001, the unamortized balance of mortgage servicing rights on loans sold with servicing retained was approximately $712 thousand and $848 thousand, respectively. The estimated fair value of these mortgage servicing rights was in excess of their carrying value at both September 30, 2002 and 2001, and therefore no impairment reserve was necessary.

 (4)   SECURITIES AVAILABLE FOR SALE

       The amortized cost and approximate fair value of securities available for sale at September 30 are as follows:


       ---------------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2002
       ---------------------------------------------------------------------------------------------------------------------------
                                                                                        GROSS            GROSS
                                                                      AMORTIZED      UNREALIZED        UNREALIZED   APPROXIMATE
                                                                         COST           GAINS            LOSSES     FAIR VALUE

       U.S. Government securities and agencies
          obligations                                                  $145,071       $  1,242       $     --        $146,313
       Obligations of states and political
          subdivisions                                                  142,633          1,365             (9)        143,989
       Mortgage-backed securities                                        45,188          2,283             --          47,471
       Corporate debt securities                                         25,132            180            (38)         25,274
       ---------------------------------------------------------------------------------------------------------------------------
             Total debt securities available for sale                   358,024          5,070            (47)        363,047

       Mutual funds and marketable equity
          securities                                                     25,368            371            (22)         25,717

       Non-marketable equity securities                                   5,303             --             --           5,303
       ---------------------------------------------------------------------------------------------------------------------------
             Total securities available for sale                       $388,695       $  5,441       $    (69)       $394,067
       ===========================================================================================================================


TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


       ------------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2001
       ------------------------------------------------------------------------------------------------------------------------
                                                                                       GROSS           GROSS
                                                                      AMORTIZED      UNREALIZED      UNREALIZED     APPROXIMATE
                                                                        COST           GAINS           LOSSES       FAIR VALUE
       ------------------------------------------------------------------------------------------------------------------------
       U.S. Government securities and agencies
          obligations                                                  $ 58,982       $  1,481       $     --        $ 60,463
       Obligations of states and political
          subdivisions                                                   85,961          1,421            (74)         87,308
       Mortgage-backed securities                                        48,012          2,302             (2)         50,312
       Corporate debt securities                                         13,588             51             --          13,639
       ------------------------------------------------------------------------------------------------------------------------
             Total debt securities available for sale                   206,543          5,255            (76)        211,722

       Mutual funds and marketable equity
          securities                                                     28,484            236            (51)         28,669

       Non-marketable equity securities                                   8,078             --             --           8,078
       ------------------------------------------------------------------------------------------------------------------------
             Total securities available for sale                       $243,105       $  5,491       $   (127)       $248,469
       ========================================================================================================================



       During 2002, proceeds from sales of securities available for sale totaled $21.1 million, with gross gains of $156 thousand and gross losses of $5 thousand. During 2001, proceeds from sales of securities available for sale totaled $71.1 million, with gross gains of $120 thousand and gross losses of $225 thousand. During 2000, proceeds from sales of securities available for sale totaled $68.0 million, with gross gains of $257 thousand and gross losses of $540 thousand.

       As of September 30, 2002, the contractual maturity of debt securities available for sale (mortgage-backed securities are shown separately) at amortized cost and approximate fair value is as follows:

            ----------------------------------------------------------
            (Dollars in thousands)
                                                AMORTIZED  APPROXIMATE
            MATURITY RANGES                        COST    FAIR VALUE
            ----------------------------------------------------------

            Within one year                      $225,396   $225,645
            After one year to five years           77,265     79,425
            After five years to ten years           9,909     10,217
            Over ten years                            266        289
            Mortgage-backed securities             45,188     47,471
            ----------------------------------------------------------
               Total                             $358,024   $363,047
            ==========================================================

       Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Mortgage-backed securities available for sale consist entirely of direct pass-through Freddie Mac, Fannie Mae and Ginnie Mae securities.

       Other than U.S. government sponsored enterprise securities (securities issued by Freddie Mac or Fannie Mae), and securities issued by the Federal Home Loan Bank of New York, there were no securities of a single issuer that exceeded 10% of shareholders' equity at September 30, 2002 and 2001.

       The carrying value of securities available for sale pledged to secure borrowings, municipal deposits and for other purposes was approximately $237.7 million at September 30, 2002.

(5)    SECURITIES HELD TO MATURITY

       The amortized cost and approximate fair value of securities held to maturity as of September 30 are as follows:


       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                          2002
       -----------------------------------------------------------------------------------------------------------------------
                                                                                GROSS            GROSS
                                                                   AMORTIZED  UNREALIZED       UNREALIZED         APPROXIMATE
                                                                      COST      GAINS            LOSSES           FAIR VALUE
       -----------------------------------------------------------------------------------------------------------------------
       Mortgage-backed securities                                   $   883    $    71        $      --            $     954
       =======================================================================================================================


       (Dollars in thousands)                                                          2001
       -----------------------------------------------------------------------------------------------------------------------

                                                                                GROSS            GROSS
                                                                   AMORTIZED  UNREALIZED       UNREALIZED         APPROXIMATE
                                                                      COST      GAINS            LOSSES           FAIR VALUE
       -----------------------------------------------------------------------------------------------------------------------
       Mortgage-backed securities                                   $ 1,130    $    82        $      --            $   1,212
       Corporate and other debt securities                            1,000         13               --                1,013
       -----------------------------------------------------------------------------------------------------------------------
             Total securities held to maturity                      $ 2,130    $    95        $      --            $   2,225
       =======================================================================================================================



       Mortgage-backed securities held to maturity consist entirely of direct pass-through Ginnie Mae securities.

(6)    NET LOANS RECEIVABLE

       A summary of net loans receivable at September 30 follows:



       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                    2002                 2001
       -----------------------------------------------------------------------------------------------------------------------
       Loans secured by real estate:
          Residential                                                                         $ 300,776            $ 326,074
          Commercial                                                                            298,995              269,520
          Construction                                                                           17,075               16,379
       -----------------------------------------------------------------------------------------------------------------------
             Total real estate loans                                                            616,846              611,973
       -----------------------------------------------------------------------------------------------------------------------
       Commercial business loans                                                                118,349              109,284
       -----------------------------------------------------------------------------------------------------------------------
       Home equity lines of credit                                                               14,796                7,108
       Other consumer loans                                                                      16,678               34,192
       -----------------------------------------------------------------------------------------------------------------------
             Total consumer loans                                                                31,474               41,300
       -----------------------------------------------------------------------------------------------------------------------
             Total gross loans                                                                  766,669              762,557
       -----------------------------------------------------------------------------------------------------------------------
       Less:  Unearned discount and net deferred fees and costs                                  (1,602)              (1,774)
                  Allowance for loan losses                                                     (14,538)             (14,333)
       -----------------------------------------------------------------------------------------------------------------------
                      Net loans receivable                                                    $ 750,529            $ 746,450
       =======================================================================================================================




       Non-performing loans at September 30 are as follows:



       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                    2002            2001                2000
       -----------------------------------------------------------------------------------------------------------------------
       Non-accrual loans                                                       $ 2,097        $   3,249            $   5,600
       Restructured loans                                                           --               --                   53
       -----------------------------------------------------------------------------------------------------------------------
          Total                                                                $ 2,097        $   3,249            $   5,653
       =======================================================================================================================

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

       Had the above non-accrual loans been on accrual status, or had the interest rate not been reduced with respect to the loans restructured in troubled debt restructurings, the additional interest that would have been earned was approximately $123 thousand, $210 thousand and $186 thousand for 2002, 2001 and 2000, respectively. There are no commitments to extend further credit on non-performing loans.

       Changes in the allowance for loan losses for the years ended September 30 were as follows:



       ---------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                               2002                 2001                 2000
       ---------------------------------------------------------------------------------------------------------------------
       Balance at beginning of year                                       $ 14,333             $ 11,891             $ 10,764
       Provision charged to operations                                       1,166                1,498                2,563
       Allowance acquired                                                       --                2,184                   --
       Loans charged-off                                                    (1,217)              (1,592)              (1,942)
       Recoveries on loans charged-off                                         256                  352                  506
       ---------------------------------------------------------------------------------------------------------------------
          Balance at end of year                                          $ 14,538             $ 14,333             $ 11,891
       =====================================================================================================================




       At September 30, 2002 and 2001, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $819 thousand and $1.0 million, respectively, for which the related allowance for loan losses was $60 thousand and $224 thousand, respectively. As of September 30, 2002 and 2001, there were no impaired loans which did not have an allowance for loan loss. The average recorded investment in impaired loans for the years ended September 30, 2002, 2001 and 2000 was $978 thousand, $1.6 million and $3.3 million, respectively. The total interest income that would have been recognized on impaired loans during the period of impairment was approximately $86 thousand, $95 thousand and $66 thousand for 2002, 2001 and 2000, respectively. Interest income on impaired loans recognized on the cash basis during the period of impairment was not significant in any year.

       Certain executive officers, directors and associates of such persons were customers of and had other transactions with the Company in the ordinary course of business. At September 30, 2002 and 2001, total loans outstanding to such persons aggregated $32.2 million and $33.7 million, respectively. During fiscal 2002, no new loans were made and repayment on the existing loans totaled $1.5 million. Loans to these parties were made in the ordinary course of business, at the Company's normal credit terms, including interest rate and collateral, as those prevailing at the time for comparable transaction with others.

(7)    ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable consists of the following at September 30:

       ---------------------------------------------------------------------
       (Dollars in thousands)                  2002                    2001
       ---------------------------------------------------------------------
       Loans                                  $3,830                  $4,256
       Securities available for sale           2,293                   2,092
       Securities held to maturity                 6                      24
       ---------------------------------------------------------------------
                                              $6,129                  $6,372
       =====================================================================

(8)    OTHER REAL ESTATE OWNED

       Other real estate owned at September 30 consists of the following:

       ---------------------------------------------------------------------
       (Dollars in thousands)                  2002                    2001
       ---------------------------------------------------------------------
       Commercial properties                  $  125                  $  125
       Residential properties (1-4 family)       227                     140
       ---------------------------------------------------------------------
                                              $  352                  $  265
       =====================================================================

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


(9)    PREMISES AND EQUIPMENT, NET

       A summary of premises and equipment at September 30 is as follows:



       (Dollars in thousands)                                     2002                  2001
       ---------------------------------------------------------------------------------------

       Land                                                     $  2,996              $  2,996
       Buildings                                                  16,191                16,142
       Furniture, fixtures and equipment                           9,065                 8,721
       Leasehold improvements                                      3,459                 3,450
       Construction in progress                                      285                   260
       ---------------------------------------------------------------------------------------
                                                                  31,996                31,569
       Less accumulated depreciation and amortization            (15,728)              (14,258)
       ---------------------------------------------------------------------------------------
          Premises and equipment, net                           $ 16,268              $ 17,311
       =======================================================================================



       Depreciation and amortization expense on premises and equipment was approximately $1.5 million, $1.5 million and $1.3 million for the years ended September 30, 2002, 2001 and 2000, respectively.

(10)   INVESTMENT IN REAL ESTATE PARTNERSHIPS

       In May 2002, the Company invested $5.8 million in a real estate joint venture, organized as a limited liability company. Since the Company controls the venture through its majority interest, the Company has reported the joint venture as a consolidated subsidiary in its financial statements. Included in the Company's consolidated statement of financial condition at September 30, 2002, is the joint venture's $17.4 million investment in a multi-tenant retail shopping plaza located in the Company's market area, as well as certain prepaid expenses and mortgage escrows. Furthermore, the financial statements include the joint venture's non-recourse mortgage debt of $12.5 million and the other partners' minority interest. The mortgage debt had an original term of 30 years at a fixed rate of 7.48% and has approximately 26 years remaining.

       In addition, the Company has an interest in another partnership, which owns several commercial office buildings in the Company's market area and which is accounted for using the equity method. At September 30, 2002 and 2001, the investment in the partnership had a carrying value of $2.2 million and $2.1 million, respectively.

(11)   GOODWILL AND OTHER INTANGIBLE ASSETS

       The following table reconciles previously reported net income as if the provisions of SFAS No. 142 were in effect during the year ended September 30, 2001:

       (Dollars in thousands, except per share amounts)
                                                                  2001
                                                               ----------

       Reported net income                                     $    9,074
       Add: Goodwill amortization (not tax-deductible)              1,437
                                                               ----------
       Net income, as adjusted                                 $   10,511
                                                               ==========

       Reported basic earnings per share                       $      .95
       Add: Goodwill amortization                                     .15
                                                               ----------

       Basic earnings per share, as adjusted                   $     1.10
                                                               ==========

       Reported diluted earnings per share                     $      .92
       Add: Goodwill amortization                                     .14
                                                               ----------
       Diluted earnings per share, as adjusted                 $     1.06
                                                               ==========

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------



       The net carrying amount of the core deposit intangibles was $311 thousand (gross amount of $700 thousand, net of accumulated amortization of $389 thousand) as of September 30, 2002. Amortization expense related to the core deposit intangibles was $48 thousand for each of the years ended September 30, 2002, 2001 and 2000. Estimated amortization expense for each of the next five years is $48 thousand per year, and $71 thousand thereafter.

(12)   DEPOSITS

       A summary of deposits at September 30 is as follows:



       ---------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                     2002          2001
       ---------------------------------------------------------------------------------------------------------------
       Savings accounts (1.73% to 1.98% for 2002, and 2.25% to 4.46% for 2001)                  $271,632      $255,505
       ---------------------------------------------------------------------------------------------------------------
       Time deposits:
          .86% to .99%                                                                             1,175            --
          1.00% to 1.99%                                                                          41,790           399
          2.00% to 2.99%                                                                         152,167         7,686
          3.00% to 3.99%                                                                          31,084        58,484
          4.00% to 4.99%                                                                          39,409       156,177
          5.00% to 5.99%                                                                          23,982        71,108
          6.00% to 6.99%                                                                           7,362        46,241
       ---------------------------------------------------------------------------------------------------------------
             Total time deposits                                                                 296,969       340,095
       ---------------------------------------------------------------------------------------------------------------
       Money market accounts (1.24% to 1.83% for 2002, and 1.50% to                              108,635        35,665
          2.50% for 2001)
       N.O.W. and Super N.O.W. accounts (.65% to 1.01% for 2002, and
          1.50% to 1.85% for 2001)                                                               124,319       115,832
       Demand deposit accounts (non-interest-bearing)                                             81,413        61,421
       ---------------------------------------------------------------------------------------------------------------
             Total transaction accounts                                                          314,367       212,918
       ---------------------------------------------------------------------------------------------------------------
                Total deposits                                                                  $882,968      $808,518
       ===============================================================================================================



       The contractual maturities of time deposits for the years subsequent to September 30, 2002 are as follows:

            ----------------------------------
            YEARS ENDING SEPTEMBER 30,
            (Dollars in thousands)
            ----------------------------------

            2003                      $238,649
            2004                        37,725
            2005                        13,114
            2006                         4,207
            2007 and thereafter          3,274
            ----------------------------------
                                      $296,969
            ==================================


       Individual time deposits with a balance of $100 thousand or greater totaled approximately $59.7 million and $56.4 million at September 30, 2002 and 2001, respectively.

       Interest expense on deposits and escrow accounts for the years ended September 30 consisted of the following:



       ----------------------------------------------------------------------------------------------
       (Dollars in thousands)                           2002                2001               2000
       ----------------------------------------------------------------------------------------------

       Time accounts                                  $11,691             $16,954             $10,857
       Savings accounts                                 5,101               6,538               5,241
       Money market accounts                            1,496                 885                 649
       N.O.W. and Super N.O.W. accounts                 1,176               2,258               1,943
       Escrow accounts                                     81                  94                  64
       ----------------------------------------------------------------------------------------------
                                                      $19,545             $26,729             $18,754
       ==============================================================================================


TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

(13)   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SHORT-TERM BORROWINGS

       Short-term borrowings represent borrowings with original maturities of one year or less. A summary of securities sold under agreements to repurchase and short-term borrowings as of September 30 and for the years then ended is presented below:



       ----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                     2002              2001              2000
       ----------------------------------------------------------------------------------------------------------------------

       Securities sold under agreements to repurchase:
          Balance at September 30                                               $134,872          $ 12,971          $105,781
          Maximum month-end balance                                              134,872            14,628           105,781
          Average balance during the year                                         13,468            12,865            16,481
          Average rate during the year                                              5.12%             5.41%             5.52%
          Weighted-average rate at September 30                                     2.16%             4.81%             6.42%

       Short-term borrowings:
          Balance at September 30                                               $     --          $100,000          $ 20,000
          Maximum month-end balance                                               33,800           110,000           100,000
          Average balance during the year                                         22,334            37,925            28,540
          Average rate during the year                                              3.03%             6.17%             6.15%
          Weighted-average rate at September 30                                       --              4.14%             6.60%

       Average aggregate borrowing rate during the year                             3.82%             5.98%             5.92%
       ======================================================================================================================


       All securities repurchase agreements at September 30, 2002 mature within thirty days, except for $10.0 million with the FHLB, which matures in 2008. As of September 30, 2002, there was approximately $135 thousand of accrued interest payable on the repurchase agreements. The fair value of the securities subject to the repurchase agreements was approximately $141.7 million at September 30, 2002, plus accrued interest receivable of approximately $128 thousand.

       The Company has established overnight and term lines of credit with the FHLB. If advanced, such lines of credit will be collateralized by qualifying loans, securities and FHLB stock. Total credit under these lines was approximately $100.0 million, all of which was available at September 30, 2002. Participation in the FHLB borrowing programs requires an investment in FHLB stock. The recorded investment in FHLB stock, included in securities available for sale on the consolidated statements of financial condition, amounted to $5.2 million and $8.0 million at September 30, 2002 and 2001, respectively.

(14)   LONG-TERM DEBT

       At September 30, 2002, long-term debt included borrowings of $75.0 million from the FHLB and $12.5 million of non-recourse mortgage debt related to the Company's joint venture investment. Of the $75.0 million of FHLB borrowings, $65.0 million have fixed interest rates, with the interest rate on the remaining $10.0 million tied to LIBOR, adjusted monthly. The weighted-average contractual maturity of the FHLB borrowings is 3.2 years with a weighted-average interest rate of 4.51%. FHLB borrowings of $10.0 million with a fixed rate of 5.50% have a contractual maturity in July 2008, but the FHLB has an option to call the borrowing in July 2003. The mortgage debt had an original term of 30 years at a fixed rate of 7.48% and has approximately 26 years remaining.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

       The following table sets forth the contractual maturities of the long-term debt as of September 30, 2002:

            ---------------------------------
            YEARS ENDING SEPTEMBER 30,
            (Dollars in thousands)
            ---------------------------------
            2003                      $10,145
            2004                       20,156
            2005                       20,171
            2006                          184
            2007                          199
            2008 and thereafter        36,628
            ---------------------------------
                                      $87,483
            =================================

       Collateral for the FHLB long-term borrowings at September 30, 2002 includes a blanket lien on general assets of the Company and approximately $8.4 million of specifically pledged securities. Collateral for the mortgage debt is a lien on the underlying commercial property.

 (15)  INCOME TAXES

       The components of income tax expense for the years ended September 30 are as follows:

       -------------------------------------------------------------------------
       (Dollars in thousands)                 2002          2001         2000
       -------------------------------------------------------------------------
       Current tax expense:
          Federal                           $ 3,894       $ 2,575      $ 2,984
          State                                 670           515          708
       Deferred tax expense (benefit)         1,874         1,186         (238)
       -------------------------------------------------------------------------
          Income tax expense                $ 6,438       $ 4,276      $ 3,454
       =========================================================================

       The following is a reconciliation of the expected income tax expense and the actual income tax expense for the years ended September 30. The expected income tax expense has been computed by applying the statutory federal tax rate to income before income tax expense:



       ---------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                      2002              2001             2000
       ---------------------------------------------------------------------------------------------------------------------
       Income tax expense at applicable Federal                                   $ 6,873          $ 4,540          $ 4,102
          statutory rate
       Increase (decrease) in tax expense resulting from:
            Tax-exempt income                                                      (1,497)          (1,309)          (1,057)
            Non-deductible portion of ESOP expense                                    427              159               88
            Non-deductible goodwill amortization                                       --              489               --
            State income tax expense, net of Federal benefit                          737              485              415
            Other, net                                                               (102)             (88)             (94)
       ---------------------------------------------------------------------------------------------------------------------
                   Income tax expense                                             $ 6,438          $ 4,276          $ 3,454
       =====================================================================================================================
                   Effective tax rate                                                32.8%            32.0%            28.6%
       ---------------------------------------------------------------------------------------------------------------------



TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


       The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 are presented below:



       ----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                      2002                2001
       ----------------------------------------------------------------------------------------------------------------------

       Deferred tax assets:
          Allowance for loan losses                                                              $  5,631           $  5,252
          Charitable contribution carryforward                                                      2,766              3,165
          Accrued expenses                                                                          2,579              2,483
          Purchase accounting adjustments, net                                                         79                380
          Depreciation                                                                                 99                 97
          Deferred compensation                                                                     1,108              1,225
          Other                                                                                       283                332
       ----------------------------------------------------------------------------------------------------------------------
             Total deferred tax assets                                                             12,545             12,934
       ----------------------------------------------------------------------------------------------------------------------
       Deferred tax liabilities:
          Prepaid pension                                                                          (1,489)               (79)
          Prepaid expenses                                                                           (404)              (330)
          Net deferred loan origination fees                                                         (242)              (235)
          Mortgage servicing rights                                                                  (284)              (330)
          Income of subsidiary not consolidated for tax                                            (1,935)            (1,931)
          Other                                                                                       (43)                (7)
       ----------------------------------------------------------------------------------------------------------------------
             Total deferred tax liabilities                                                        (4,397)            (2,912)
       ----------------------------------------------------------------------------------------------------------------------
       Net deferred tax asset at end of year                                                        8,148             10,022
       Net deferred tax asset at beginning of year                                                 10,022              8,000
       ----------------------------------------------------------------------------------------------------------------------
       Change in net deferred tax asset                                                            (1,874)             2,022
             Less: Net deferred tax assets acquired and net deferred
                   tax assets on purchase accounting adjustments                                       --              3,208
       ----------------------------------------------------------------------------------------------------------------------
             Deferred tax expense for the year                                                   $ (1,874)          $ (1,186)
       ======================================================================================================================



       In addition to the deferred tax assets and liabilities described above, the Company had a deferred tax liability of $2.1 million at both September 30, 2002 and 2001, related to the net unrealized gain on securities available for sale.

       The Company's tax deduction for charitable contributions is subject to limitations based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the cash contributions to The Troy Savings Bank Charitable Foundation, as well as the contribution of common stock to the Troy Savings Bank Community Foundation, at September 30, 2002, the Company had unused charitable contribution carryforwards of approximately $6.9 million. The carryforwards are available for deduction through 2006.

       Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the temporary taxable items, historical taxable income, estimates of future taxable income, as well as available tax planning strategies, the Company believes it is more likely than not that the deferred tax assets at September 30, 2002 will be realized.

       As a thrift institution, the Savings Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. Tax bad debt reserves consist of a defined "base-year" amount, plus additional amounts ("excess reserves") accumulated after the base year. deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future. Federal tax laws include a requirement to recapture into taxable income (over a six-year period) the Federal bad debt reserves in excess of the base-year amounts. The Savings Bank has established a deferred tax liability with respect to such excess Federal reserves. New York State tax laws designate all state bad debt reserves as the base-year amount.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

       Deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $11.6 million and "supplemental" reserve (as defined) of $1.0 million at September 30, 2002, and the state base-year reserve of $28.1 million at September 30, 2002, since the Company does not expect that the base-year reserves will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemption of the Savings Bank's stock or certain excess distributions by the Savings Bank to the Parent Company, and (ii) failure of the Savings Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liability at September 30, 2002 with respect to the Federal base-year reserve and supplemental reserve was $4.1 million and $350 thousand, respectively. The unrecognized deferred tax liability at September 30, 2002 with respect to the state base-year reserve was approximately $1.4 million (net of Federal benefit).

(16)   EARNINGS PER SHARE

       The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the years ended September 30 (all share and per share amounts have been restated to reflect the 5% stock dividend issued on March 29, 2002):



       -----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands, except share and per share data)                      2002             2001             2000
       -----------------------------------------------------------------------------------------------------------------------
       Net income                                                               $    13,199      $     9,074      $     8,610
       =======================================================================================================================
       Weighted average common shares outstanding                                 9,008,124        9,529,404       10,532,046
       Dilutive effect of potential additional common shares                        561,190          356,118           37,860
       -----------------------------------------------------------------------------------------------------------------------
       Weighted average common shares assuming dilution                           9,569,314        9,885,522       10,569,906
       =======================================================================================================================

       Basic earnings per share                                                 $      1.47      $      0.95      $      0.82
       =======================================================================================================================

       Diluted earnings per share                                               $      1.38      $      0.92      $      0.81
       =======================================================================================================================



       Dilutive shares include the Company's stock options and restricted stock awards and represent the number of incremental shares outstanding computed using the treasury stock method.

(17)   EMPLOYEE BENEFIT PLANS

       The Company maintains a non-contributory pension plan with Retirement System Group, Inc. covering substantially all its full-time employees. The benefits are generally computed as 2.00% of the highest three year average annual earnings (as defined by the plan) multiplied by years of credited service, subject to various caps and adjustments as provided for in the plan. Effective May 1, 2001, the Plan was amended to decrease the rate to 1.67% from 2.00% for service after April 30, 2001. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes, or
       (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future. Assets of the plan are primarily invested in pooled equity and fixed income funds.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


       The following table sets forth the pension plan's funded status and amounts recognized in the Company's consolidated financial statements at September 30:



       ----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2002                  2001
       ----------------------------------------------------------------------------------------------------------------------
       Reconciliation of projected benefit obligation:
          Obligation at beginning of year                                                     $ 18,666              $ 12,988
          Service cost                                                                             621                   637
          Interest cost                                                                          1,335                 1,173
          Benefit payments                                                                        (904)                 (675)
          Actuarial loss                                                                         1,489                   552
          Plan amendments                                                                          112                    --
          Acquisition                                                                               --                 3,991
       ----------------------------------------------------------------------------------------------------------------------
             Obligation at end of year                                                        $ 21,319              $ 18,666
       ======================================================================================================================

       Reconciliation of fair value of plan assets:
          Fair value of plan assets at beginning of year                                      $ 18,529              $ 17,048
          Actual loss on plan assets                                                            (2,327)               (2,952)
          Benefit payments                                                                        (904)                 (675)
          Employer contributions                                                                 3,635                    --
          Acquisition                                                                               --                 5,108
       ----------------------------------------------------------------------------------------------------------------------
             Fair value of plan assets at end of year                                         $ 18,933              $ 18,529
       ======================================================================================================================




       ----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                   2002                  2001
       ----------------------------------------------------------------------------------------------------------------------
       Reconciliation of funded status:
          Funded status at end of year                                                        $ (2,386)             $   (137)
          Unrecognized net actuarial loss                                                        7,027                 1,552
          Unrecognized prior service cost                                                          261                   197
       ----------------------------------------------------------------------------------------------------------------------
             Prepaid pension cost at end of year                                              $  4,902              $  1,612
       ======================================================================================================================



       Net periodic pension cost that was recognized in the Company's consolidated statements of income for the years ended September 30 included the following components:



       ---------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                               2002                 2001                 2000
       ---------------------------------------------------------------------------------------------------------------------
       Service cost                                                       $   621              $   637              $   636
       Interest cost                                                        1,335                1,173                  903
       Expected return on plan assets                                      (1,658)              (1,715)              (1,254)
       Net amortization and deferral                                           47                  (66)                 (22)
       ---------------------------------------------------------------------------------------------------------------------
          Net periodic pension cost                                       $   345              $    29              $   263
       =====================================================================================================================



       The actuarial assumptions used in determining the actuarial present value of the projected benefit obligations as of September 30 were as follows:


       ---------------------------------------------------------------------------------------------------------------------
                                                                             2002                 2001                 2000
       ---------------------------------------------------------------------------------------------------------------------
       Discount rate                                                         6.63%                7.25%                8.00%
       Long-term rate of return                                              9.00%                9.00%                9.00%
       Salary increase rate                                                  4.00%                4.50%                5.50%
       =====================================================================================================================

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


       The Company maintains a 401(k) savings plan covering all salaried and commissioned employees who become eligible to participate upon attaining the age of twenty-one and completing one year of service. Participants may contribute from 2% to 15% of their compensation. The Company does not match participants' contributions.

       The Company has established a self-funded employee welfare benefit plan to provide health care coverage (hospital, medical, major medical and prescription drug) for eligible employees and their dependents that enroll in the plan. An unrelated company administers this self-insurance program. Under the terms of the self-insurance program, the Company could incur up to a maximum of approximately $1.2 million for the cost of covered claims for the plan year ending December 31, 2002. The Company has purchased an insurance policy to cover the next $1.0 million of claims in excess of the maximum. In addition, the policy has a maximum cost for individual claims of $100 thousand. Any claims in excess of $2.2 million are self-insured by the Company.

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

       The following table sets forth the post-retirement benefit plan's funded status and amounts recognized in the Company's consolidated financial statements at September 30:



       ----------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                                        2002              2001
       ----------------------------------------------------------------------------------------------------------------------

       Reconciliation of accumulated post-retirement benefit obligation:
          Obligation at beginning of year                                                           $ 3,936          $ 3,195
          Service cost                                                                                  105               97
          Interest cost                                                                                 275              283
          Benefit payments                                                                             (308)            (260)
          Actuarial loss (gain)                                                                         481              (16)
          Acquisition                                                                                    --              637
       ----------------------------------------------------------------------------------------------------------------------
             Obligation at end of year                                                              $ 4,489          $ 3,936
       ======================================================================================================================

       Reconciliation of funded status:
          Unfunded post-retirement benefit obligation                                               $(4,489)         $(3,936)
          Unrecognized transition obligation                                                          1,760            1,896
          Unrecognized net actuarial gain                                                              (174)            (676)
       ----------------------------------------------------------------------------------------------------------------------
             Accrued post-retirement benefit liability                                              $(2,903)         $(2,716)
       ======================================================================================================================



       Net periodic post-retirement benefit cost recognized in the Company's consolidated statements of income for the years ended September 30 included the following components:



       (Dollars in thousands)                                                          2002           2001             2000
       ----------------------------------------------------------------------------------------------------------------------
       Service cost                                                                   $  105        $    97          $   150
       Interest cost                                                                     275            283              228
       Amortization of transition obligation                                             136            136              136
       Amortization of unrecognized gain                                                 (21)            (5)             (11)
       ----------------------------------------------------------------------------------------------------------------------
          Net periodic post-retirement benefit cost                                   $  495        $   511          $   503
       ======================================================================================================================



       The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 6.63%, 7.25% and 8.00% as of September 30, 2002, 2001 and 2000, respectively.

       For measurement purposes in fiscal 2002, a 9.0% annual rate of increase in the per capita cost of covered medical costs was used; dental costs were assumed to increase 3.0% annually. In future years, medical costs were assumed to trend down gradually to an annual rate of 4.5% in fiscal 2008 and thereafter. The medical and dental cost trend rate

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


       assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed medical and dental cost trend rates one percentage point in each year would increase the accumulated post-retirement benefit obligation as of September 30, 2002 by approximately $518 thousand (11.5%), and increase the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for fiscal 2002 by approximately $52 thousand (13.7%). Decreasing the assumed medical and dental cost trend rates one percentage point in each year would decrease the accumulated post-retirement benefit obligation as of September 30, 2002 by approximately $438 thousand (9.8%), and decrease the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for fiscal 2002 by approximately $43 thousand (11.3%).

       On March 31, 1999, the Company adopted a supplemental retirement and benefit restoration plan for certain executive officers to restore certain benefits that may be reduced due to Internal Revenue Service regulations and to provide supplemental benefits to selected participants in the ESOP who retire or otherwise terminate employment before the ESOP has repaid the loan it incurred to purchase the Company's common stock. The benefits under this plan are unfunded and as of September 30, 2002 and 2001, the accumulated benefit obligation was approximately $1.8 million and $1.5 million, respectively. At September 30, 2002 and 2001, the Company had an accrued benefit liability of $1.1 million and $708 thousand, respectively, related to this plan. The Company recorded an expense of approximately $396 thousand, $301 thousand and $249 thousand related to this plan during the years ended September 30, 2002, 2001 and 2000, respectively.

(18)   STOCK-BASED COMPENSATION PLANS

       Employee Stock Ownership Plan
       -----------------------------

       The Company established an ESOP in fiscal 1999 in conjunction with the Company's initial public offering to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $9.7 million from the Company and used the funds to purchase, in the open market, approximately 8.0% of the shares issued in the offering, or 971,122 shares (1,019,678 shares as adjusted for the 5% stock dividend issued on March 29, 2002). The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of fifteen years. At September 30, 2002, the loan had an outstanding balance of $7.9 million and an interest rate of 7.00%. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made to the ESOP each plan year ending on December 31. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares released from the suspense account are allocated among participants at the end of the plan year on the basis of relative compensation in the year of allocation. Unallocated ESOP shares are pledged as collateral on the loan and are reported as a reduction of shareholders' equity. The Company reports compensation expense equal to the average market price of the shares to be released from collateral at the end of the plan year. The Company recorded approximately $2.1 million, $1.3 million and $852 thousand of compensation expense related to the ESOP for the years ended September 30, 2002, 2001 and 2000, respectively.


       -------------------------------------------------------------------------------------------------
       The ESOP shares as of September 30, 2002 were as follows:
       -------------------------------------------------------------------------------------------------
       Allocated shares                                                                         215,684
       Shares released for allocation                                                                --
       Unallocated shares                                                                       784,962
       -------------------------------------------------------------------------------------------------
             Total ESOP shares                                                                1,000,646
       =================================================================================================

       Market value of unallocated shares at September 30, 2002 (dollars in thousands)       $   20,472
       =================================================================================================

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

       qualified officers, employees and directors, by providing such persons with stronger incentives to continue to serve the Company and its subsidiaries and to expend maximum effort to improve the business results and earnings of the Company.

       Under the LTECP, 1,274,597 shares (as adjusted for the 5% stock dividend issued on March 29, 2002) of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund option exercises with treasury stock. Options under the LTECP may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. Options expire no later than ten years following the grant date and vest at a rate of 20% per year. The following is a summary of the Company's stock option plan as of and for the years ended September 30:



       --------------------------------------------------------------------------------------------------------------------------
                                                               2002                       2001                    2000
       --------------------------------------------------------------------------------------------------------------------------
                                                                      WEIGHTED                WEIGHTED                  WEIGHTED
                                                                      AVERAGE                 AVERAGE                   AVERAGE
                                                                      EXERCISE                EXERCISE                  EXERCISE
                                                        SHARES         PRICE      SHARES        PRICE     SHARES         PRICE
       --------------------------------------------------------------------------------------------------------------------------
       Outstanding at beginning of year                1,058,885     $   10.49  1,056,159     $   10.30         --     $      --
         Granted                                           9,863         24.73     48,825         14.38  1,066,397         10.30
         Exercised                                       (74,250)        10.69    (21,486)        10.30         --            --
         Forfeited                                        (2,079)        10.30    (24,613)        10.30    (10,238)        10.30
       --------------------------------------------------------------------------------------------------------------------------

       Outstanding at end of year                        992,419     $   10.61  1,058,885     $   10.49  1,056,159     $   10.30
       ==========================================================================================================================

       Exercisable at end of year                        330,337     $   10.33    184,824     $   10.30         --     $      --
       ==========================================================================================================================


       The following table summarizes information on the Company's stock options at September 30, 2002:


       --------------------------------------------------------------------------------------------------------------------
                                                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
       --------------------------------------------------------------------------------------------------------------------
                                                                                WEIGHTED
                                                                 WEIGHTED       AVERAGE                           WEIGHTED
                                             OPTIONS             AVERAGE       REMAINING       OPTIONS            AVERAGE
           RANGE OF EXERCISE PRICES        OUTSTANDING        EXERCISE PRICE  LIFE (YEARS)   EXERCISABLE       EXERCISE PRICE
       --------------------------------------------------------------------------------------------------------------------
       Under $12.50                           942,131           $ 10.30           7.0          328,972             $ 10.30
       $12.51 to $15.00                        29,400             13.19           8.2               --                  --
       $15.01 to $20.00                        11,025             18.01           8.7            1,365               18.01
       $20.01 to $25.00                         2,363             20.38           9.1               --                  --
       $25.01 and over                          7,500             26.10           9.7               --                  --
       ====================================================================================================================

       $10.30 to $26.10                       992,419           $ 10.61           7.1          330,337             $ 10.33
       ====================================================================================================================



       The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock options. SFAS No. 123 requires companies not using a fair value based method of accounting for stock options or similar plans, to provide pro forma disclosures of net income and earnings per share as if that method of accounting had been applied.

       The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants made in fiscal 2002, 2001 and 2000, respectively: dividend yield of 2.17%, 2.27% and 1.85%; expected volatility of 27.2%, 20.0% and 15.0%; risk-free interest rate of 4.27%, 5.00% and 6.22%; and expected life of 5, 5 and 7 years. The estimated weighted-average fair value of the options granted in fiscal 2002, 2001 and 2000 was $6.22, $3.04 and $2.74 per option, respectively.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

       Pro forma disclosures for the years ended September 30, 2002, 2001 and 2000, utilizing the estimated fair value of the options granted, are as follows:



       -------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                        2002                2001                2000
       -------------------------------------------------------------------------------------------------------------

       Net income:
          As reported                                             $ 13,199            $   9,074           $    8,610
          Pro forma                                                 12,737                8,629                8,171
       Basic earnings per share:
          As reported                                                 1.47            $    0.95           $     0.82
          Pro forma                                                   1.41                 0.91                 0.78
       Diluted earning per share:
          As reported                                                 1.38                 0.92                 0.81
          Pro forma                                                   1.33                 0.88                 0.77
       -------------------------------------------------------------------------------------------------------------



       The Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed. Since changes in the subjective input assumptions can materially affect the fair value estimates, the existing model, in management's opinion, does not necessarily provide a single reliable measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended September 30, 2002, 2001 and 2000, may not be representative of the pro forma effects on reported net income and earnings per share for future years.

       Under the MRP, 509,839 shares (as adjusted for 5% stock dividend issued on March 29, 2002) of authorized but unissued shares are reserved for issuance. The Company also can fund the MRP with treasury stock. The fair market value of the shares awarded under the MRP are being amortized to expense on a straight-line basis over the five year vesting period of the underlying shares. Compensation expense related to the MRP was $1.1 million, $976 thousand and $961 thousand for the years ended September 30, 2002, 2001 and 2000, respectively. The remaining unearned compensation cost of $2.5 million was reported as a reduction of shareholders' equity at September 30, 2002. Shares awarded under the MRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost basis of the shares recorded as an increase in additional paid-in capital for fiscal 2002 and 2001. For fiscal 2000, the difference between fair market value and cost was recorded as a reduction of retained earnings. The following is a summary of the MRP plan as of and for the years ended September 30:



                                            2002                           2001                         2000
       --------------------------------------------------------------------------------------------------------------------
                                                   WEIGHTED                      WEIGHTED                       WEIGHTED
                                                   AVERAGE                       AVERAGE                        AVERAGE
                                   SHARES        GRANT PRICE     SHARES        GRANT PRICE      SHARES        GRANT PRICE
       --------------------------------------------------------------------------------------------------------------------

       Beginning of year           387,326        $ 10.61       466,898         $ 10.30              --          $    --
       Granted                      19,614          24.79        27,458           14.72         468,473            10.30
       Forfeited                      (788)         10.30       (13,650)          10.30          (1,575)           10.30
       Vested                      (96,090)         10.55       (93,380)          10.30              --               --
       --------------------------------------------------------------------------------------------------------------------
       End of year                 310,062        $ 11.53       387,326         $ 10.61         466,898          $ 10.30
       ====================================================================================================================



(19)   COMMITMENTS AND CONTINGENT LIABILITIES

       LEASE AND DATA PROCESSING OBLIGATIONS

              The Company leases several banking office facilities under various non-cancelable operating leases. The leases expire (excluding renewal options) in various periods through 2013. In addition, in fiscal 2002 the Company

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

            entered into a data processing agreement, which expires in January 2007. The agreement does provide various termination options to the Company, which would reduce the minimum obligation due. Minimum commitments due under the leases and data processing agreement are as follows:

            YEARS ENDING SEPTEMBER 30,
            (Dollars in thousands)                LEASES      DATA PROCESSING
            --------------------------------------------------------------------

            2003                                  $  624           $1,123
            2004                                     590            1,123
            2005                                     336            1,123
            2006                                     144            1,123
            2007                                     106              374
            2008 and thereafter                      174               --
            --------------------------------------------------------------------
            Total minimum commitments             $1,974           $4,866
            ====================================================================

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

              Contract amounts of financial instruments that represent potential future extensions of credit as of September 30 at fixed and variable interest rates are as follows:



            --------------------------------------------------------------------------------------------------------------
                                                                                                  2002
            --------------------------------------------------------------------------------------------------------------
            (Dollars in thousands)                                               FIXED          VARIABLE          TOTAL
            --------------------------------------------------------------------------------------------------------------
            Financial instruments whose contract amounts
               represent credit risk:
               Commitments outstanding:
                  Residential mortgages                                               $  6,416        1,321     $  7,737
                  Commercial real estate and commercial business                         6,004        4,735       10,739
                  Construction loans                                                       152       29,981       30,133
            --------------------------------------------------------------------------------------------------------------
                                                                                        12,572       36,037       48,609
               Unused lines of credit:
                  Home equity                                                               --        9,346        9,346
                  Commercial                                                                --       87,255       87,255
                  Overdraft                                                                 --        5,822        5,822
            --------------------------------------------------------------------------------------------------------------
                                                                                            --      102,423      102,423
            --------------------------------------------------------------------------------------------------------------
               Standby letters of credit                                                    --       14,662       14,662
            --------------------------------------------------------------------------------------------------------------
                                                                                      $ 12,572      153,122     $165,694
            ==============================================================================================================


TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


              ----------------------------------------------------------------------------------------------------------
                                                                                                   2001
              ----------------------------------------------------------------------------------------------------------
              (Dollars in thousands)                                                    FIXED     VARIABLE      TOTAL
              ----------------------------------------------------------------------------------------------------------
              Financial instruments whose contract amounts represent credit risk:
                  Commitments outstanding:
                    Residential mortgages                                             $  5,975    $     --    $  5,975
                    Commercial real estate and commercial business                       1,118       9,649      10,767
                    Construction loans                                                      --      10,010      10,010
              ----------------------------------------------------------------------------------------------------------
                                                                                         7,093      19,659      26,752
              ----------------------------------------------------------------------------------------------------------
                 Unused lines of credit:
                    Home equity                                                             --       4,211       4,211
                    Commercial                                                              --      89,473      89,473
                    Overdraft                                                               --       6,621       6,621
              ----------------------------------------------------------------------------------------------------------
                                                                                            --     100,305     100,305
              ----------------------------------------------------------------------------------------------------------
                 Standby letters of credit                                                  --      14,405      14,405
              ----------------------------------------------------------------------------------------------------------
                                                                                      $  7,093    $134,369    $141,462
              ==========================================================================================================



              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the Company does not expect all of the commitments to be funded, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

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

              Certain residential mortgage loans are written on an adjustable rate basis and include interest rate caps, which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable rate residential mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. At September 30, 2002 and 2001, approximately $54.5 million and $69.0 million, respectively, of adjustable rate residential mortgage loans had interest rate caps.

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

              associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

              At September 30, 2002 and 2001, the Company had rate lock agreements (certain of which relate to loan applications for which no formal commitment has been made) and conventional mortgage loans held for sale amounting to approximately $7.3 million and $7.7 million, respectively.

              In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into mandatory forward sales commitments and option agreements to sell loans in the secondary market to unrelated investors. At September 30, 2002 and 2001, the Company had mandatory commitments and cancelable options to sell conventional fixed rate mortgage loans at set prices amounting to approximately $4.0 million and $2.0 million, respectively. The Company believes that it will be able to meet the mandatory commitments without incurring any material losses.

       SERVICED LOANS

              Total loans serviced by the Company for unrelated third parties were approximately $185.0 million and $230.9 million at September 30, 2002 and 2001, respectively.

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

       RESERVE REQUIREMENT

              The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $1.0 million and $1.1 million at September 30, 2002 and 2001, respectively.

       LIQUIDATION ACCOUNT AND DIVIDEND RESTRICTIONS

              As part of the Savings Bank's conversion from a mutual savings bank to a stock savings bank, the Savings Bank established a liquidation account in an amount equal to the Savings Bank's total equity as of September 30, 1998, or $70.6 million. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Savings Bank after the conversion. The liquidation account is reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. the Savings Bank may not pay any dividends that would reduce shareholders' equity below the required liquidation account balance.

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


              The ability of the Savings Bank and the Commercial Bank to pay dividends to the Parent Company is subject to various restrictions. Under New York State Banking Law, dividends may be declared and paid only from the banks' respective net profits, as defined. The approval of the Superintendent of Banks of the State of New York is required if the total of all dividends declared in any year will exceed the net profit for the year plus the retained net profits of the preceding two years. The Savings Bank has already paid dividends to the Parent Company in calendar 2002, as well as over the past two years, in excess of that amount. The Commercial Bank has earned $1.1 million in net profits since its inception in July 2000, and has paid cash dividends of $586 thousand to the Parent Company; the balance is available for distribution.

(20)   FAIR VALUE OF FINANCIAL INSTRUMENTS

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

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include goodwill, bank-owned life insurance, investment in real estate partnerships, deferred tax assets and liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value.

       In addition there are significant unrecognized intangible assets that are not considered, such as the value of core deposits and the Company's branch network.

       Short-term Financial Instruments
       --------------------------------

       The fair values of certain financial instruments are estimated to approximate their carrying values because the remaining term to maturity of the financial instrument is less than 90 days or the financial instrument reprices in 90 days or less. Such financial instruments include cash and cash equivalents, accrued interest receivable, accrued interest payable and official bank checks.

       Loans Held for Sale
       -------------------

       The estimated fair value of loans held for sale is determined by either using quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price.

       Securities Available for Sale and Securities Held to Maturity
       -------------------------------------------------------------

       Securities available for sale and securities held to maturity are financial instruments which are usually traded in national markets, except for certain obligations of states and political subdivisions. Fair values are based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics.

       Loans
       -----

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

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


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

       Deposit Liabilities
       -------------------

       The estimated fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings accounts, N.O.W. and Super N.O.W. accounts, money market accounts and mortgagors' escrow deposits, is regarded to be the amount payable on demand. The estimated fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

       Securities Sold Under Agreements to Repurchase, Short-term Borrowings and
       -------------------------------------------------------------------------
       Long-term Debt
       --------------

       The estimated fair value of securities sold under agreements to repurchase, short-term borrowings and long-term debt is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings with similar maturities.

       Commitments to Extend Credit, Unused Lines of Credit and Standby Letters
       ------------------------------------------------------------------------
       of Credit
       ---------

       The fair value of commitments to extend credit, unused lines of credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counter-parties. For fixed rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates. Based upon the estimated fair value of commitments to extend credit, unused lines of credit and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

       Table of Financial Instruments
       ------------------------------

       The carrying values and estimated fair values of financial instruments as of September 30 were as follows:



       ------------------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)                                            2002                            2001
       ------------------------------------------------------------------------------------------------------------------------
                                                                  CARRYING        ESTIMATED         CARRYING        ESTIMATED
                                                                    VALUE         FAIR VALUE          VALUE         FAIR VALUE
       ------------------------------------------------------------------------------------------------------------------------
        Financial assets:
          Cash and cash equivalents                               $  34,020        $  34,020        $  74,618       $  74,618
          Loans held for sale                                           891              891            1,748           1,748
          Securities available for sale                             394,067          394,067          248,469         248,469
          Securities held to maturity                                   883              954            2,130           2,225
          Loans                                                     765,067          788,842          760,783         774,727
             Less:  Allowance for loan losses                       (14,538)              --          (14,333)             --
       ------------------------------------------------------------------------------------------------------------------------
                Net loans                                           750,529          788,842          746,450         774,727
       ------------------------------------------------------------------------------------------------------------------------
       Accrued interest receivable                                    6,129            6,129            6,372           6,372
       ------------------------------------------------------------------------------------------------------------------------
       Financial liabilities:
          Deposits:
          Demand, savings, money market and NOW's                   585,999          585,999          468,423         468,423
           Time accounts                                            296,969          299,030          340,095         343,644
          Mortgagors' escrow accounts                                 1,575            1,575            2,257           2,257
          Securities sold u/a to repurchase                         134,872          134,872           12,971          12,971
          Short-term borrowings                                          --               --          100,000         100,000
          Long-term debt                                             87,483           92,221           50,000          50,039
          Accrued interest payable                                      727              727              743             743
          Official bank checks                                        9,686            9,686           10,812          10,812
       ------------------------------------------------------------------------------------------------------------------------


TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------


(21)   REGULATORY CAPITAL REQUIREMENTS

       FDIC regulations require institutions to maintain a minimum level of regulatory capital. At September 30, 2002 and 2001, banks were required to maintain a minimum leverage ratio of Tier I ("leverage" or "core") capital to adjusted quarterly average assets of 4.0%; and minimum ratios of Tier I capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Federal Reserve Board has also adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC.

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

       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weighting and other factors.

       As of September 30, 2002 and 2001, the Savings Bank, the Commercial Bank and the Company met all capital requirements to which they were subject. Also as of those dates, each of the Savings Bank, the Commercial Bank and the Company met the standards to be a well capitalized institution under the applicable regulations.

       The following is a summary of the actual capital amounts and actual and required capital ratios as of September 30 for the Savings Bank, the Commercial Bank and the consolidated Company:

       -------------------------------------------------------------------------------------------------------------
                                                         ACTUAL CAPITAL                         REQUIRED RATIOS
       -------------------------------------------------------------------------------------------------------------
                                                  2002                    2001            MINIMUM     CLASSIFICATION
       ------------------------------------------------------------------------------     CAPITAL         AS WELL
       (Dollars in thousands)                AMOUNT    RATIO         AMOUNT    RATIO      ADEQUACY      CAPITALIZED
       -------------------------------------------------------------------------------------------------------------
       TIER 1 (LEVERAGE) CAPITAL:
          Savings Bank                     $  90,249    8.69%      $ 100,639    9.79%       4.00%          5.00%
          Commercial Bank                     10,488   13.22          10,464   38.38        4.00           5.00
          Consolidated                       123,400   10.98         130,291   12.28        4.00           5.00
       -------------------------------------------------------------------------------------------------------------

       TIER 1 RISK-BASED CAPITAL:
          Savings Bank                        90,249   12.39         100,639   13.64        4.00           6.00
          Commercial Bank                     10,488   53.09          10,464  159.58        4.00           6.00
          Consolidated                       123,400   16.45         130,291   17.56        4.00           6.00
       -------------------------------------------------------------------------------------------------------------

       TOTAL RISK-BASED CAPITAL:
          Savings Bank                        99,467   13.65         109,932   14.90        8.00          10.00
          Commercial Bank                     10,488   53.09          10,464  159.58        8.00          10.00
          Consolidated                       133,001   17.72         139,709   18.83        8.00          10.00
       -------------------------------------------------------------------------------------------------------------

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

(22)   CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

       The following represents the Parent Company's statements of financial condition as of September 30, 2002 and 2001, and its statements of income and cash flows for each of the years ended September 30, 2002, 2001 and 2000. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

       --------------------------------------------------------------------------------------------
       STATEMENTS OF FINANCIAL CONDITION                                      AS OF SEPTEMBER 30,
       --------------------------------------------------------------------------------------------
       (Dollars in thousands)                                                  2002         2001
       --------------------------------------------------------------------------------------------
       ASSETS
          Cash and cash equivalents                                         $   4,064    $   3,067
          Securities available for sale                                        10,946        4,398
          Loan receivable from ESOP                                             7,896        8,541
          Accrued interest receivable                                             479          490
          Other assets                                                          1,461        5,376
          Investment in equity of subsidiary banks                            135,032      145,406
       --------------------------------------------------------------------------------------------
             Total assets                                                   $ 159,878    $ 167,278
       ============================================================================================

       LIABILITIES AND SHAREHOLDERS' EQUITY
       Other liabilities and accrued expenses                               $   2,022    $   2,532
       --------------------------------------------------------------------------------------------
       Total shareholders' equity                                             157,856      164,746
       --------------------------------------------------------------------------------------------
             Total liabilities and shareholders' equity                     $ 159,878    $ 167,278
       ============================================================================================

       --------------------------------------------------------------------------------------------
       STATEMENTS OF INCOME
       --------------------------------------------------------------------------------------------
       FOR THE YEARS ENDED SEPTEMBER 30,                           2002        2001         2000
       --------------------------------------------------------------------------------------------
       (Dollars in thousands)
       Interest and dividend income:
          Dividends from subsidiaries                           $  25,986   $  74,195    $  10,010
          Loan receivable from ESOP                                   564         605          655
          Securities available for sale                               220         531            9
          Federal funds sold and interest-bearing deposits             --          29           --
       --------------------------------------------------------------------------------------------
             Total interest and dividend income                    26,770      75,360       10,674
       --------------------------------------------------------------------------------------------
       Net gains from securities transactions                         117          62          185
       Other income                                                   210         426          327
       --------------------------------------------------------------------------------------------
             Total non-interest income                                327         488          512
       --------------------------------------------------------------------------------------------
       Compensation and employee benefits                              --          65        1,004
       Professional, legal and other fees                             267         238          201
       Printing, postage and telephone                                 68          44          135
       Other expenses                                                 330         300          243
       --------------------------------------------------------------------------------------------
             Total non-interest expenses                              665         647        1,583
       --------------------------------------------------------------------------------------------
       Income before income taxes and effect of subsidiaries'
          earnings and distributions                               26,432      75,201        9,603
       Income tax (expense) benefit                                  (115)       (232)         220
       Subsidiaries' distributions in excess of earnings          (13,118)    (65,895)      (1,213)
       --------------------------------------------------------------------------------------------
                NET INCOME                                      $  13,199   $   9,074    $   8,610
       ============================================================================================

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
--------------------------------------------------------------------------------

       ----------------------------------------------------------------------------------------------------------------
       STATEMENTS OF CASH FLOWS
       ----------------------------------------------------------------------------------------------------------------
       FOR THE YEARS ENDED SEPTEMBER 30,                                            2002          2001          2000
       ----------------------------------------------------------------------------------------------------------------
       (Dollars in thousands)
       CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                $  13,199     $   9,074     $   8,610
       Adjustments to reconcile net income to net cash provided by
            (used in) operating activities:
       Amortization of restricted stock awards                                          --            --           961
       Subsidiaries' distributions in excess of earnings                            13,118        65,895         1,213
       Dividends paid by transfer of securities available for sale                      --            --       (10,003)
       Net (accretion) amortization of securities                                       (8)           55            --
       Net gains from securities transactions                                         (117)          (62)         (185)
       Net gain on sales of other assets                                              (206)         (314)         (327)
       Decrease (increase) in accrued interest receivable                               11           851        (1,056)
       Net decrease (increase) in other assets                                       3,323        (2,742)       (2,911)
       Net (decrease) increase in other liabilities and accrued expenses              (665)        1,060         1,203
       ----------------------------------------------------------------------------------------------------------------
            Net cash  provided by (used in) operating activities                    28,655        73,817        (2,495)
       ----------------------------------------------------------------------------------------------------------------

       CASH FLOWS FROM INVESTING ACTIVITIES:
       Net cash used in acquisition activity                                            --       (81,383)           --
       Proceeds from subsidiary for issuance of MRP shares, net of
             forfeitures                                                               478         5,088            --
       Investment in equity of subsidiary banks                                         --            --       (10,002)
       Proceeds from sales, maturities and calls of available for sale
             securities                                                              2,351        64,815           659
       Purchases of securities available for sale                                   (8,700)      (18,473)       (1,539)
       Principal payments on loan receivable from ESOP                                 645           645           483
       Proceeds from sales of other assets                                             750         1,233         2,127
       Net decrease in receivable from Savings Bank                                     --            --        10,002
       ----------------------------------------------------------------------------------------------------------------
             Net cash (used in) provided by investing activities                    (4,476)      (28,075)        1,730
       ----------------------------------------------------------------------------------------------------------------

       CASH FLOWS FROM FINANCING ACTIVITIES:
       Cash dividends paid on common stock                                          (4,604)       (3,237)       (2,631)
       Purchase of common stock for treasury                                       (19,371)      (13,928)      (20,963)
       Proceeds from stock options exercised                                           793           221            --
       Net (decrease) increase in payable to Savings Bank                               --       (28,467)       27,080
       ----------------------------------------------------------------------------------------------------------------
             Net cash (used in) provided by financing activities                   (23,182)      (45,411)        3,486
       ----------------------------------------------------------------------------------------------------------------

       Net increase in cash and cash equivalents                                       997           331         2,721
       Cash and cash equivalents at beginning of year                                3,067         2,736            15
       ----------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                  $   4,064     $   3,067     $   2,736
       ================================================================================================================
       Supplemental disclosures of non-cash investing and financing activities:
       ----------------------------------------------------------------------------------------------------------------
       Adjustment of subsidiary banks' securities
             available for sale to fair value, net of tax                        $     (23)    $   3,370     $     257
       ----------------------------------------------------------------------------------------------------------------
       Transfer of securities available for sale from Savings Bank  in
             satisfaction of receivable                                          $      --     $      --     $  38,118
       ----------------------------------------------------------------------------------------------------------------
       ACQUISITION ACTIVITY:
       Fair value of non-cash assets acquired                                    $      --     $   1,476    $       --
       ----------------------------------------------------------------------------------------------------------------
       Fair value of liabilities assumed                                         $      --     $     269     $      --
       ================================================================================================================

TROY FINANCIAL CORPORATION AND SUBSIDIARIES
Independent Auditors' Report
--------------------------------------------------------------------------------

The Shareholders and the Board of Directors
Troy Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Troy Financial Corporation and subsidiaries (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Troy Financial Corporation and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of October 1, 2001, and as a result ceased amortizing goodwill.

Albany, New York
November 8, 2002